UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WYETH

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Five Giralda Farms Madison, New Jersey 07940	Executive Offices

March 14, 2008
Dear Fellow Stockholder:

It is our pleasure to invite you to attend Wyeth’s 2008 Annual Meeting of Stockholders. The annual meeting will be held on Thursday, April 24, 2008, at 9:30 a.m., Eastern Daylight Time, at the Hyatt Morristown at Headquarters Plaza, 3 Speedwell Avenue, Morristown, New Jersey.

The Notice of Annual Meeting and Proxy Statement in this mailing describe the business items we plan to address at the meeting. We also will present a brief report on our business and respond to your questions.

Your vote is very important. Please take the time to cast your vote regardless of the number of shares you own. Many of you will have the option to cast your proxy vote by telephone or via the Internet. These are quick, cost-effective and easy ways for you to submit your proxy. If you vote by telephone or via the Internet Web site, you do not need to return the enclosed proxy card by mail. If you prefer to vote by mail, please sign, date and return the enclosed proxy card in the postage-paid envelope provided.

We look forward to seeing you on April 24th. Sincerely,

Robert Essner Chairman of the Board		Bernard Poussot President and Chief Executive Officer

Wyeth Pharmaceuticals

Wyeth Consumer Healthcare

Fort Dodge Animal Health

Five Giralda Farms

Madison, New Jersey 07940

Notice of Annual Meeting of Stockholders

The 2008 Annual Meeting of Stockholders of Wyeth will be held in the Plaza Ballroom of the Hyatt Morristown at Headquarters Plaza, 3 Speedwell Avenue, Morristown, New Jersey, on Thursday, April 24, 2008, at 9:30 a.m., Eastern Daylight Time. At the meeting, we will vote on the following items and any other matters that are properly presented at the meeting:

1.	the election of 13 nominees to our Board of Directors;

2.	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008;

3.	the amendment and restatement of the Wyeth 2005 Amended and Restated Stock Incentive Plan;

4.	the adoption of the Wyeth 2008 Non-Employee Director Stock Incentive Plan;

5.	a stockholder proposal regarding reporting on the Company’s political contributions and trade association payments; and

6.	a stockholder proposal regarding the adoption of a by-law for the recoupment of incentive bonuses.

Our Board of Directors has chosen the close of business on March 3, 2008 as the “record date” that will determine the list of stockholders who must be notified of and who are eligible to vote at the meeting or at any postponement or adjournment of the meeting.

As authorized by the Board of Directors,
EILEEN M. LACH Corporate Secretary

March 14, 2008

Your Vote Is Important!

If you are unable to attend the meeting, please sign, date and promptly return the accompanying proxy card or, if your proxy card includes instructions to do so, use the toll-free telephone number or Internet Web site to submit your proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 24, 2008: This proxy statement, Wyeth’s 2007 Annual Review and Wyeth’s 2007 Financial Report are available at www.wyeth.com/2008proxymaterials.

Five Giralda Farms

Madison, New Jersey 07940

Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING

Why are you receiving these proxy materials?

We are providing these proxy materials to you because Wyeth’s Board of Directors is asking (technically called soliciting) stockholders to provide proxies to be voted at our 2008 Annual Meeting of Stockholders. The meeting is scheduled for April 24, 2008, at 9:30 a.m., Eastern Daylight Time, and your proxy will be used at the meeting or at any adjournment or postponement of the meeting. In this proxy statement, we refer to Wyeth as “Wyeth,” “we,” “our,” “us,” “our Company” or “the Company.”

What is a proxy and how do I vote?

A proxy is a legal designation of another person to vote your shares on your behalf. If you hold shares in your own name or if you participate in our BuyDIRECTSM Stock Purchase and Sale Plan through The Bank of New York Mellon, you may vote your shares by using the toll-free number or the Internet Web site if your proxy card includes instructions for using these quick, cost-effective and easy voting methods. You also may do so in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with these proxy materials. If you vote by telephone or the Internet Web site, please do not return your proxy card by mail. You will need to follow the instructions when you vote using any of these methods to make sure your vote will be counted at the meeting. You also may vote by submitting a ballot in person if you attend the meeting. However, we encourage you to vote by proxy card, by telephone or on the Internet even if you plan to attend the meeting.

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer voting by mail by completion of a voting instruction card, by telephone and via the Internet. If you hold shares through a broker or other nominee and wish to vote your shares at the meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

When is this proxy statement being mailed?

This proxy statement and the proxy card are first being sent to stockholders on or near March 14, 2008.

Can I revoke my proxy?

You may revoke your proxy at any time before the meeting. If you are a stockholder of record or participate in our BuyDIRECT Stock Purchase and Sale Plan through The Bank of New York Mellon in your own name, you can revoke your proxy before it is exercised by written notice to the Corporate Secretary of Wyeth, by timely delivery of a valid, later-dated proxy card or a later-dated vote by telephone or via the Internet, or by voting by ballot in person if you attend the meeting. If you hold shares through a broker or other nominee, you may submit new voting instructions by contacting your broker or other nominee.

Who is entitled to vote at the meeting?

All stockholders who held shares at the close of business on the “record date” (March 3, 2008) are entitled to receive notice of and to vote at the meeting.

Who may attend the meeting?

Stockholders (or their authorized representatives) and our invited guests may attend the meeting. Verification of stock ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the close of business on the “record date” (March 3, 2008), you will be permitted to attend the meeting. Stockholders may call the Wyeth Office of the Corporate Secretary at 973-660-6073 to obtain directions to the Hyatt Morristown at Headquarters Plaza.

Can you keep your vote secret?

Yes. You may request that your vote be kept secret until after the meeting by asking us to do so on your proxy card or by following the instructions when submitting your proxy by telephone or via the Internet Web site.

How will your shares be represented at the meeting?

At the meeting, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as our Board of Directors recommends, which is:

•	FOR the election of each of the nominees for director named in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008;

•	FOR the amendment and restatement of the Wyeth 2005 Amended and Restated Stock Incentive Plan;

•	FOR the adoption of the Wyeth 2008 Non-Employee Director Stock Incentive Plan;

•	AGAINST the stockholder proposal regarding reporting on the Company’s political contributions and trade association payments; and

•	AGAINST the stockholder proposal regarding the adoption of a by-law for the recoupment of incentive bonuses.

Are there any other matters to be addressed at the annual meeting?

We know of no other matters to be brought before the annual meeting, but if other matters are brought up before or at the meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interest of our Company and stockholders.

Must you give voting instructions if you participate in our BuyDIRECT Stock Purchase and Sale Plan?

Yes. If you participate in our BuyDIRECT Stock Purchase and Sale Plan and do not fill out a proxy card or vote by telephone or via the Internet, your shares will not be voted.

Will cameras and recording devices be permitted at the meeting?

No. Stockholders are not permitted to bring cameras or recording equipment into the meeting room.

How many shares will be voted at the meeting?

All stockholders who hold shares at the close of business on the “record date” (March 3, 2008) are entitled to vote at the meeting. To give you an estimate of how many shares were outstanding on a recent date, on February 25, 2008, there were approximately 1,334,410,014 shares of our common stock outstanding, and each share of common stock is entitled to one vote. The par value (or face value) of our common stock is $0.33 1/3 per share. Also, on February 25, 2008, there were approximately 9,452 shares of our convertible preferred stock outstanding, and each share of preferred stock is entitled to 36 votes. The par value of our preferred stock is $2.50 per share.

What constitutes a quorum for the annual meeting?

A majority of the outstanding shares having voting power being present or represented by proxy constitutes a quorum for the annual meeting.

How many votes are required for the approval of each item?

There are different vote requirements for the various proposals.

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Election of Directors: Nominees receiving a majority of the votes cast will be elected as a director. This means that for a nominee for director to be elected to the Board, the number of votes cast for that director nominee must exceed the number of votes cast against that director nominee.

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Management Proposals to Amend and Restate the Wyeth 2005 Amended and Restated Stock Incentive Plan and to Adopt the Wyeth 2008 Non-Employee Director Stock Incentive Plan: The proposals to amend and restate the Wyeth 2005 Amended and Restated Stock Incentive Plan and to adopt the Wyeth 2008 Non-Employee Director Stock Incentive Plan require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. New York Stock Exchange rules require that shares representing at least a majority of all shares entitled to vote on the proposals be voted on these proposals.

•

All Other Matters: All other matters on the agenda will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon in accordance with our By-laws.

Common stock and preferred stock are tallied together to determine the total number of votes cast, the shares present in person or represented by proxy and the voting power of all shares entitled to vote. Each share of common stock represents one vote, and each share of preferred stock represents 36 votes.

How will abstentions be counted?

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. If you abstain from voting in the election of directors, you will effectively not vote on that matter at the meeting. These votes are not considered to be votes cast under our By-laws or under the laws of Delaware (our state of incorporation) and will have no effect on the outcome of the vote. For the proposal to ratify the independent registered public accounting firm, the proposals to amend and restate the Wyeth 2005 Amended and Restated Stock Incentive Plan and adopt the Wyeth 2008 Non-Employee Director Stock Incentive Plan, and the proposals submitted by the stockholders, abstentions are treated as present or represented and voting and therefore have the same effect as a negative vote on the matter.

What are broker non-votes and how are they counted?

Broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker holds shares on your behalf but the broker does not receive instructions from you as to how you wish to vote your shares in cases where specific authorization is required. In these cases, the broker can register your shares as being present at the meeting for attendance purposes (obtaining the required number of shares to be present at the meeting, which is technically called a quorum) but will not be able to vote on those matters for which specific authorization is required. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a proposal. Broker non-votes will have no effect on the outcomes of the votes on matters that are on the agenda to be presented at the meeting.

Does Wyeth offer an opportunity to receive future proxy materials electronically?

Yes. If you are a stockholder of record, you can elect to access future proxy materials electronically by enrolling in MLinkSM, The Bank of New York Mellon’s electronic document delivery service. You can access MLink through Investor ServiceDirect (ISD), a secure Internet Web site that enables you to access your Wyeth holdings and conduct certain transactions 24 hours a day, seven days a week at www.bnymellon.com/shareowner/isd.

To enroll in MLink:

•	Log in to ISD using your Investor ID and PIN
•	In the MLink enrollment window, agree to the Terms and Conditions by choosing Continue
•	Enter your e-mail address, select Question and Answer, then choose Submit.

If you hold your Wyeth stock through a broker or other nominee, refer to the information provided by that entity for instructions on how to elect this option. This proxy statement, our 2007 Annual Review and our 2007 Financial Report may be viewed online at www.wyeth.com/2008proxymaterials.

ITEM 1.

ELECTION OF DIRECTORS

We are planning to elect 13 directors who will hold office until the next annual meeting or until a replacement is elected or appointed. All of the nominees, with the exception of Mr. Michael J. Critelli, are currently members of our Board, and of the current members of our Board, all of the nominees, other than Mr. Robert M. Amen, were elected by our stockholders at the last annual meeting. Mr. Amen was elected to the Board on September 27, 2007, effective October 1, 2007. Mr. Walter V. Shipley retired from our Board on November 30, 2007, in accordance with the Wyeth Corporate Governance Guidelines, which mandates retirement from Board service no later than the last day of the calendar month in which a director reaches age 72. The Board took action to increase the number of directors from 13 to 14 upon Mr. Amen’s election and to decrease it from 14 to 13 upon Mr. Shipley’s retirement. Mr. Ivan G. Seidenberg resigned from the Board as of February 29, 2008 and will not stand for re-election at the 2008 Annual Meeting of Stockholders.

We have no reason to believe that any nominee for director, if elected, would not serve. If any nominee is not available and our Board chooses to designate a substitute nominee, your vote (through your proxy) would be cast for the substitute nominee.

Nominees for Election as Directors

Robert M. Amen

Mr. Amen is 58 years old and has been a Director since 2007. Since July 2006, he has been the Chairman and Chief Executive Officer of International Flavors & Fragrances Inc., a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products and packaged goods. He was previously with International Paper Company, a paper and packaging company, where he was President from 2003 until 2006 and previously Executive Vice President.

Michael J. Critelli	Mr. Critelli is 59 years old and has been nominated as a Director by our Board for election at our 2008 Annual Meeting of Stockholders. Mr. Critelli has been Executive Chairman of Pitney Bowes Inc., a provider of mailstream solutions, since May 2007. Prior to that, Mr. Critelli was the Chairman and Chief Executive Officer of Pitney Bowes Inc. from January 1997 through May 2007. Mr. Critelli is also a Director of Eaton Corporation.

Robert Essner	Mr. Essner is 60 years old and has been a Director since 1997. Mr. Essner is Chairman of Wyeth, a position he has held since January 1, 2003. Mr. Essner served as Chief Executive Officer of Wyeth from May 2001 through December 2007. He was also President of Wyeth from July 2000 until April 2006. Previously, he held the positions of Chief Operating Officer from July 2000 to May 2001 and Executive Vice President of Wyeth from September 1997 to July 2000. Earlier, he was President of Wyeth-Ayerst Global Pharmaceuticals in 1997 and President of Wyeth-Ayerst Laboratories from 1993 to March 1997. He is also a member of the Board of Massachusetts Mutual Life Insurance Company.

John D. Feerick	Professor Feerick is 71 years old and has been a Director since 1987. Since 2007, he has chaired the New York State Commission on Public Integrity. Since 2002, he has been a full-time Professor of Law at Fordham University School of Law and is the former Dean of Fordham University School of Law, a position he held from 1982 until 2002. He is also a Director of Sentinel Group Funds, Inc.

Frances D. Fergusson, Ph.D.	Dr. Fergusson is 63 years old and has been a Director since January 2005. She is a Professor at Vassar College and is President Emeritus of the College, a position she held from 1986 to July 2006. She is also a Director of HSBC Bank USA and Mattel, Inc. and is President of the Board of Overseers of Harvard University.

Victor F. Ganzi	Mr. Ganzi is 61 years old and has been a Director since December 2005. Mr. Ganzi has been the President and Chief Executive Officer since 2002 and a Director since 1990 of The Hearst Corporation, a diversified communications company. He is also a Director and non-executive Chairman of Hearst Argyle Television, Inc. (majority owned by The Hearst Corporation) and a Director of Gentiva Health Services, Inc.

Robert Langer, Sc.D.	Dr. Langer is 59 years old and has been a Director since January 2004. He was named an Institute Professor at Massachusetts Institute of Technology in 2006 and has been on the faculty of Massachusetts Institute of Technology since 1977. He is also a Director of Alseres Pharmaceuticals, Inc., Echo Therapeutics, Inc. and Momenta Pharmaceuticals, Inc.

John P. Mascotte	Mr. Mascotte is 68 years old and has been a Director since 1995. He is the retired President and Chief Executive Officer of Blue Cross and Blue Shield of Kansas City, Inc., a position he held from 1997 through 2001. He is also the former Chairman of Johnson & Higgins of Missouri, Inc. and former Chairman and Chief Executive Officer of The Continental Corporation.

Raymond J. McGuire	Mr. McGuire is 51 years old and has been a Director since October 2006. Mr. McGuire has been Co-Head, Global Investment Banking at Citi since 2005. Prior to that, Mr. McGuire was the Global Co-Head of Mergers & Acquisitions at Morgan Stanley from 2003 to May 2005; a Managing Director at Morgan Stanley from 2000 to 2003; a Managing Director in the Mergers and Acquisitions Group of Merrill Lynch & Co., Inc. from 1994 to 2000; and one of the original members of Wasserstein Perella & Co., Inc. where he became a Partner/Managing Director in 1991.

Mary Lake Polan, M.D., Ph.D., M.P.H.	Dr. Polan is 64 years old and has been a Director since 1995. She joined Stanford University School of Medicine in 1990 and is currently Professor and Chair Emeritus of the Department of Obstetrics and Gynecology. She is also a Director of Quidel Corporation.

Bernard Poussot	Mr. Poussot is 56 years old and has been a Director since January 2007. Mr. Poussot is our Chief Executive Officer, a position he has held since January 2008, and our President, a position he has held since April 2006. He was our Chief Operating Officer from January 2007 through December 2007 and our Vice Chairman from April 2006 through December 2007. From June 2002 to April 2006, he was Executive Vice President of Wyeth and President, Wyeth Pharmaceuticals. From January 2001 to June 2002, he served as Senior Vice President of Wyeth and President, Wyeth Pharmaceuticals. Prior to that, Mr. Poussot held positions of increasing responsibility since joining Wyeth in 1986.

Gary L. Rogers	Mr. Rogers is 63 years old and has been a Director since October 2005. He is former Vice Chairman of General Electric Company, a position he held from 2001 through 2003. Prior to that, Mr. Rogers held various executive positions during his long tenure at General Electric. He is also a Director of Rohm and Haas Company and W.W. Grainger, Inc.

John R. Torell III	Mr. Torell is 68 years old and has been a Director since 1982. He is Partner at Core Capital Group, LLC, a position he has held since 2000. He is also Chairman of Indecomm Global Services Corporation and International Executive Services Corps. He is the former President of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company, former Chairman of the Board, President and Chief Executive Officer of CalFed Inc. and former Chairman and Chief Executive Officer of Fortune Bancorp.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES AS DIRECTORS.

INDEPENDENCE OF DIRECTORS

The Board annually determines the independence of our directors based on a review by the directors and the Nominating and Governance Committee. The New York Stock Exchange Corporate Governance Standards require that a majority of the Board be independent and that for a director to qualify as independent the Board must affirmatively determine that the director has no material relationship with Wyeth, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. In determining whether a material relationship exists, the Board and the Nominating and Governance Committee broadly consider all relevant facts and circumstances brought to their attention through the processes described below. In addition, the Board has a specific set of procedures designed to ensure the continued independence of any director whose employer does, or potentially may do, significant business with Wyeth.

The Wyeth Corporate Governance Guidelines adopted by the Board contain standards of independence that meet or exceed the New York Stock Exchange Corporate Governance Standards. These independence standards are set out in detail in Section II.b. of the Wyeth Corporate Governance Guidelines available on the Corporate Governance section of our Internet Web site at www.wyeth.com and generally provide that a director will not be considered independent if:

•

the director is, or has been within the last three years, an employee of Wyeth, or an immediate family member of the director is, or has been within the last three years, an executive officer of Wyeth;

•

the director, or an immediate family member of the director, has received more than $100,000 in any 12-month period in the last three years in direct compensation from Wyeth, other than director fees and pension or other forms of deferred compensation for prior service;

•

the director or an immediate family member of the director is a current partner of our internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•

the director or an immediate family member of the director is, or in the last three years has been, employed as an executive officer of another company where any of Wyeth’s present executives serve on that company’s compensation committee; or

•

the director is employed by another company (other than a charitable organization), or an immediate family member of the director is employed as an executive officer of a company, that has made payments to, or received payments from, Wyeth for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million and 2% of such other company’s consolidated gross revenue.

Please consult the Wyeth Corporate Governance Guidelines for specific information on how we apply these standards.

The Wyeth Corporate Governance Guidelines also provide that the following relationships will not be considered material relationships that would impair a director’s independence:

•

if a director of Wyeth is an executive officer or an employee, or the director’s immediate family member is an executive officer, of another company that makes payments to, or receives payments from, Wyeth for property or services in an amount which, in any single fiscal year, does not exceed the greater of (i) $1 million and (ii) 2% of such other company’s consolidated gross revenues;

•

if a director of Wyeth is an executive officer or employee of another company that is indebted to Wyeth, or to which Wyeth is indebted, and the total amount of the indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer or employee;

•

if a director of Wyeth is an executive officer of another company in which Wyeth owns an equity interest and the amount of the equity interest held by Wyeth is less than 10% of the total shareholders’ equity of the company at which the director serves as an executive officer; or

•

if a director of Wyeth serves as a director, officer or trustee of a charitable organization and Wyeth’s contributions to the organization in the most recently completed fiscal year are less than the greater of (i) $1 million and (ii) 2% of that organization’s gross revenue.

Pursuant to these Guidelines and the categorical standards of independence that they set forth, the Board reviewed the independence of each of our directors and director nominees in February 2008, taking into account potential conflicts of interest, transactions or other relationships that would reasonably be expected to potentially compromise any of our directors’ independence. In performing this review, the Board, together with the Nominating and Governance Committee, reviewed a memorandum prepared by Wyeth’s Internal Audit and Law Departments, which included an analysis of directors’ and director nominees’ responses to a questionnaire inquiring about, among other things, their relationships (and those of their immediate family members) with us, their affiliations with other companies and other potential conflicts of interest.

As a result of this review, the Board, based on the recommendation of the Nominating and Governance Committee, affirmatively determined that all of our directors and director nominees are independent of our Company and management under the standards set forth in the Wyeth Corporate Governance Guidelines, with the exceptions of Mr. Essner, who is not independent because of his employment as our Chairman and his prior role as our Chief Executive Officer, and Mr. Poussot, who is not independent because of his employment as our President and Chief Executive Officer.

In making independence determinations with regard to our non-employee directors and director nominees, the Board and the Nominating and Governance Committee considered the following categories and types of transactions, relationships and arrangements:

•

With respect to Mr. Ganzi, who serves as a director and the President and Chief Executive Officer of The Hearst Corporation, and Dr. Polan, whose spouse serves as Vice Chairman of the Board and Chairman of the Executive Committee of Hearst, certain arm’s-length, ordinary course commercial transactions between Wyeth and Hearst;

•

With respect to Mr. Mascotte, a pledge of cash donations and product supplies by Wyeth to the Ghana Essential Medicines Initiative, a charitable initiative to support the availability of pharmaceutical supplies in Ghana supported by The Population Council, an international non-profit research organization, leading pharmaceutical companies and The Mascotte Family Fund of the Aspen Community Foundation; and

•

With respect to Mr. McGuire, who serves as Co-Head, Global Investment Banking at Citi, certain arm’s-length, ordinary course commercial banking, underwriting and other financial services arrangements and transactions between Wyeth and Citi.

In each case, the transactions, relationships and arrangements considered were determined to be within the applicable categorical independence standards under the Wyeth Corporate Governance Guidelines.

In addition, Mr. Seidenberg who served on our Board of Directors until February 29, 2008, and Mr. Shipley, who served on our Board of Directors until November 30, 2007, were considered independent by the Board of Directors. In determining the independence of Mr. Seidenberg, who serves as Chairman and Chief Executive Officer of Verizon Communications Inc., the Board and the Nominating and Governance Committee considered certain arm’s-length, ordinary course commercial transactions between Wyeth and Verizon. In determining Mr. Shipley’s independence, the Board and the Nominating and Governance Committee considered the fact that Mr. Shipley’s daughter is a principal at PricewaterhouseCoopers LLP, our independent registered public accounting firm, and engages in tax and financial planning for individual clients only, with no relationship with Wyeth or its audit team. These relationships were determined to be within the applicable categorical independence standards under the Wyeth Corporate Governance Guidelines.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based incentive compensation to attract and retain highly qualified candidates to serve as non-employee directors on our Board of Directors. In setting non-employee director compensation, we consider both the high level of expertise and the time commitment that Board service requires.

Mr. Essner, our Chairman (and our Chairman and Chief Executive Officer in 2007), and Mr. Poussot, our President and Chief Executive Officer (and our President, Chief Operating Officer and Vice Chairman in 2007) were Wyeth employees during 2007. The 2007 compensation for each of Messrs. Essner and Poussot is discussed below in the section entitled “Executive Compensation.”

2007 Compensation for Non-Employee Directors

Cash Compensation

In 2007, our non-employee directors were entitled to receive the following director cash fees:

Annual Retainer Fee	$50,000
Annual Committee Service Fee	$9,000
Committee Chairman Fee	$5,000
Meeting Attendance Fee (Board or Committee)	$1,050

Equity-Based Compensation

In 2007, our non-employee directors participated in our 2006 Non-Employee Director Stock Incentive Plan, which was approved by our stockholders in April 2006. This plan was designed, to the extent possible, to be aligned with the long-term incentive plans in which our employees and executives participate and to deliver, together with the other elements of our directors’ compensation program, compensation that is competitive with the director compensation of our peer companies. In 2007, each non-employee director received an annual grant of 1,200 deferred stock units. Delivery of shares subject to the units is deferred until the later of the termination of the non-employee director’s service on the Board or a later date elected by the non-employee director. In 2007, each non-employee director also received an annual grant of 3,500 stock options with an exercise price equal to the fair market value of our common stock on the date of grant. Each annual deferred stock unit and stock option grant vests on the earlier of (1) the day immediately prior to our next Annual Meeting of Stockholders and (2) 12 months from the date of grant, except that deferred stock units granted to newly elected directors do not vest until the date that is 12 months and 30 days from the date of grant. However, if a director has not yet served for at least two continuous years on the Board, vesting is delayed until he or she meets this service requirement. Deferred stock units and options also would become immediately vested upon (1) the termination of the director’s service on the Board (following at least two years of continuous service) on account of death or disability, (2) a change in control or (3) the exercise of discretion by the Compensation and Benefits Committee to accelerate vesting. As discussed below, effective with the approval by our stockholders of the Wyeth 2008 Non-Employee Director Stock Incentive Plan, shares authorized but not yet awarded under the 2006 Non-Employee Director Stock Incentive Plan will be canceled.

Under our 1994 Restricted Stock Plan for Non-Employee Directors, each non-employee director was entitled to receive an initial grant of 800 shares of restricted stock and four subsequent annual grants of 800 shares of restricted stock for a total of 4,000 shares of restricted stock over a five-year period. These awards vest on the fifth anniversary of election to the Board and are subject to the terms and conditions of the plan, which includes a provision for the acceleration of vesting of outstanding restricted stock awards upon a change in control. Non-employee directors first elected prior to April 27, 2006 continue to receive these annual awards until they receive a total of 4,000 shares. Non-employee directors first elected on or after April 27, 2006 do not receive these awards. Four of our continuing non-employee directors received 800 share annual grants in 2007 as scheduled under this plan.

2008 Compensation Framework for Non-Employee Directors

Based on the recommendations of the Nominating and Governance Committee and the Compensation and Benefits Committee, in late 2007 our Board of Directors approved a new compensation framework for non-employee directors, which applies beginning in 2008. The new compensation framework consists of the following:

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a determination every two years by the Nominating and Governance Committee of a total fixed annual dollar amount of compensation to be provided to each non-employee director (set at $220,000 for 2008 and 2009);

•

the delivery of that total fixed annual compensation 40% in cash and 60% in equity, with an annual cash retainer fee constituting the cash portion and deferred stock units constituting the equity portion; and

•	a separate annual cash committee chairman fee of $15,000, but no other meeting or committee service fees.

As part of this new framework, the Board has adopted the Wyeth 2008 Non-Employee Director Stock Incentive Plan, subject to the approval of our stockholders at our 2008 Annual Meeting of Stockholders. Under this new plan, the number of deferred stock units to be granted to a non-employee director each year would be equal in value to 60% of the total fixed annual dollar amount of compensation (excluding annual committee chairman fees) measured using the closing price of Wyeth common stock on the date of the Annual Meeting of Stockholders. Distribution of shares covered by deferred stock unit awards is deferred until the later of the termination of the non-employee director’s service on the Board or a later date elected by the non-employee director. Each annual deferred stock unit vests on the earlier of (1) the day immediately prior to our next Annual Meeting of Stockholders and (2) 12 months from the date of grant, except that deferred stock units granted to newly elected directors do not vest until the date that is 12 months and 30 days from the date of grant. However, if a director has not yet served for at least two continuous years on the Board, vesting would be delayed until he or she meets this service requirement. The deferred stock units also would become immediately vested upon (1) the termination of the director’s service on the Board (following at least two years of continuous service) on account of death or mandatory retirement, (2) a change in control or (3) the exercise of discretion by the Compensation and Benefits Committee to accelerate vesting.

Non-employee directors first elected prior to April 27, 2006 will continue to receive their annual awards of 800 shares of restricted stock under our 1994 Restricted Stock Plan for Non-Employee Directors until they receive a total of 4,000 shares.

Directors’ Deferral Plan

We also maintain our Directors’ Deferral Plan, under which non-employee directors’ fees may be deferred in amounts specified by each non-employee director. The deferred amounts accrue interest, compounded quarterly, at a market rate set annually (equal to 120% of the applicable federal long-term rate) or may be allocated to phantom stock units on a quarterly basis. The plan also has a provision under which each non-employee director who was serving on the Board in May 1997 was credited with phantom stock units equal to the actuarial equivalent of the amount that the director would have been due at his or her earliest retirement date under the former retirement plan that was terminated upon creation of this plan, assuming the director had completed the vesting requirements under that former plan. Phantom stock units accrue dividend equivalents that are computed quarterly and are paid in cash upon distribution from the plan.

Other Benefits

During 2007, non-employee directors were entitled to participate in our medical, dental, vision and prescription drug plans by paying the full applicable premium. Directors also receive business travel and accident insurance coverage and participate in our charitable matching gift program, which currently provides that Wyeth matches 50%, up to a maximum of $12,500 per year, of charitable gifts by employees and directors. We provide or reimburse directors for first-class air travel to and from Board meetings.

2007 Directors’ Compensation Table

The following table presents compensation to our non-employee directors for the fiscal year ended December 31, 2007. The table presents compensation information for all non-employee directors who served on our Board during 2007; however, Messrs. Amen and Shipley served on the Board for only part of the year. Mr. Amen was elected to the Board effective October 1, 2007, and Mr. Shipley retired effective November 30, 2007, in connection with the mandatory retirement provisions of the Wyeth Corporate Governance Guidelines.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert M. Amen	$14,606	—	—	—	$14,606
John D. Feerick	$85,000	$67,800	$38,160	$9,500	$200,460
Frances D. Fergusson, Ph.D.	$78,950	$97,580	$43,030	$3,500	$223,060
Victor F. Ganzi	$83,150	$96,960	$54,190	—	$234,300
Robert Langer, Sc.D.	$78,950	$116,100	$43,030	$12,500	$250,580
John P. Mascotte	$92,350	$67,800	$43,030	$12,500	$215,680
Raymond J. McGuire	$72,650	$32,180	$20,370	—	$125,200
Mary Lake Polan, M.D., Ph.D., M.P.H.	$82,900	$67,800	$43,030	$12,500	$206,230
Gary L. Rogers	$80,000	$96,080	$52,010	—	$228,090
Ivan G. Seidenberg	$82,900	$67,800	$43,030	$7,500	$201,230
Walter V. Shipley	$72,676	$88,590	$46,345	$12,500	$220,111
John R. Torell III	$81,850	$67,800	$43,030	$250	$192,930

(1)	Reflects the aggregate dollar amount of fees earned or paid in cash for services as a non-employee director, including annual retainer fees, annual committee service fees, fees for serving as a committee chairman, and Board and committee meeting fees. Non-employee directors are permitted to defer director fees and, for 2007, under the Directors’ Deferral Plan, directors deferred the following amounts: $14,606 for Mr. Amen, $83,150 for Mr. Ganzi, $81,850 for Dr. Polan, $82,900 for Mr. Seidenberg and $72,676 for Mr. Shipley.
(2)	Represents the compensation cost in 2007 in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment” (SFAS No. 123R), for restricted stock and deferred stock units (in the case of the column entitled “Stock Awards”) and stock options (in the case of the column entitled “Option Awards”) granted in 2007 and prior years. The expense for restricted stock and deferred stock unit awards is based upon the share price of our common stock on the grant date of the award and is recognized pro rata over the vesting period. Stock option expense is determined based upon the Black-Scholes option pricing model based on the following assumptions and is recognized pro rata over the vesting period:

	2007 Grant	2006 Grant
Expected Life of Options	5.5 Years*	5.5 Years
Expected Volatility	19.91%*	24.482%
Expected Dividend Yield	2.11%	2.07%
Risk-Free Rate	4.58%*	4.96%

*	Due to the mandatory retirement age of 72 set forth in the Wyeth Corporate Governance Guidelines, for Professor Feerick and Mr. Shipley, assumptions for the 2007 grant were an expected life of the options of 4.0 years and 3.5 years, respectively, expected volatility of 19.24% and 18.70%, respectively, and a risk free rate of 4.55% and 4.56%, respectively.

The following table shows equity grants awarded in 2007 to non-employee directors under the 1994 Restricted Stock Plan for Non-Employee Directors and the 2006 Non-Employee Director Stock Incentive Plan:

				2006 Non-Employee Director Stock Incentive Plan						Grant Date Fair Value of Stock and Option Awards*
	1994 Restricted Stock Plan for Non-Employee Directors				Deferred Stock Units		Stock Options
Name	Grant Date	Number of Shares	Grant Date Fair Value*	Grant Date	Number of Units	Grant Date Fair Value*	Number of Options	Exercise Price	Grant Date Fair Value*
Mr. Amen	—	—	—	—	—	—	—	—	—	—
Prof. Feerick	—	—	—	4/26/2007	1,200	$67,200	3,500	$56.00	$35,420	$102,620
Dr. Fergusson	1/3/2007	800	$41,128	4/26/2007	1,200	$67,200	3,500	$56.00	$42,525	$150,853
Mr. Ganzi	12/3/2007	800	$38,704	4/26/2007	1,200	$67,200	3,500	$56.00	$42,525	$148,429
Dr. Langer	1/3/2007	800	$41,128	4/26/2007	1,200	$67,200	3,500	$56.00	$42,525	$150,853
Mr. Mascotte	—	—	—	4/26/2007	1,200	$67,200	3,500	$56.00	$42,525	$109,725
Mr. McGuire	—	—	—	4/26/2007	1,200	$67,200	3,500	$56.00	$42,525	$109,725
Dr. Polan	—	—	—	4/26/2007	1,200	$67,200	3,500	$56.00	$42,525	$109,725
Mr. Rogers	11/5/2007	800	$38,728	4/26/2007	1,200	$67,200	3,500	$56.00	$42,525	$148,453
Mr. Seidenberg	—	—	—	4/26/2007	1,200	$67,200	3,500	$56.00	$42,525	$109,725
Mr. Shipley	—	—	—	4/26/2007	1,200	$67,200	3,500	$56.00	$32,445	$99,645
Mr. Torell	—	—	—	4/26/2007	1,200	$67,200	3,500	$56.00	$42,525	$109,725

*	Grant date fair value for restricted stock and deferred stock units was computed by multiplying the number of shares by the market value of our common stock on the grant date. The grant date fair value for stock option awards was developed using the Black-Scholes option pricing model in accordance with SFAS No. 123R. The grant date fair values were developed solely for the purpose of comparative disclosure in accordance with Securities and Exchange Commission rules using the same valuation model and assumptions as applied for purposes of our consolidated financial statements for the year ended December 31, 2007 and are not intended to predict future prices of our common stock or our future dividend distributions. The ultimate values of these equity awards will depend on the future market price of our common stock and cannot be forecast with reasonable accuracy. The actual value, if any, a holder will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. The actual value, if any, a holder will realize upon sale of restricted stock and the stock received upon conversion of deferred stock units will depend on the market value of our common stock on the date of sale.

The following table presents all outstanding stock option awards (exercisable and unexercisable) held at December 31, 2007 by each person who served as a non-employee director during 2007:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mr. Amen	—	—	—	—
Prof. Feerick	3,000 3,000 4,000 4,000 4,000 4,000 4,000 3,500		$65.1875 $56.5938 $56.5250 $60.7050 $41.0500 $40.2200 $43.5700 $48.2200	4/22/2009 4/27/2010 4/26/2011 4/25/2012 4/24/2013 4/22/2014 4/21/2015 4/27/2016
Total:	29,500
		3,500	$56.0000	4/26/2017
Dr. Fergusson	4,000 3,500		$43.5700 $48.2200	4/21/2015 4/27/2016
Total:	7,500
		3,500	$56.0000	4/26/2017
Mr. Ganzi	3,500		$48.2200	4/27/2016
		3,500	$56.0000	4/26/2017
Dr. Langer	4,000 4,000 3,500		$40.2200 $43.5700 $48.2200	4/22/2014 4/21/2015 4/27/2016
Total:	11,500
		3,500	$56.0000	4/26/2017
Mr. Mascotte	3,000 3,000 4,000 4,000 4,000 4,000 4,000 3,500		$65.1875 $56.5938 $56.5250 $60.7050 $41.0500 $40.2200 $43.5700 $48.2200	4/22/2009 4/27/2010 4/26/2011 4/25/2012 4/24/2013 4/22/2014 4/21/2015 4/27/2016
Total:	29,500
		3,500	$56.0000	4/26/2017
Mr. McGuire	—	3,500	$56.0000	4/26/2017
Dr. Polan	3,000 3,000 4,000 4,000 4,000 4,000 4,000 3,500		$65.1875 $56.5938 $56.5250 $60.7050 $41.0500 $40.2200 $43.5700 $48.2200	4/22/2009 4/27/2010 4/26/2011 4/25/2012 4/24/2013 4/22/2014 4/21/2015 4/27/2016
Total:	29,500
		3,500	$56.0000	4/26/2017
Mr. Rogers	3,500		$48.2200	4/27/2016
		3,500	$56.0000	4/26/2017

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Mr. Seidenberg	3,000 3,000 4,000 4,000 4,000 4,000 4,000 3,500		$ $ $ $ $ $ $ $	65.1875 56.5938 56.5250 60.7050 41.0500 40.2200 43.5700 48.2200	4/22/2009 4/27/2010 4/26/2011 4/25/2012 4/24/2013 4/22/2014 4/21/2015 4/27/2016
Total:	29,500
		3,500		$56.0000	4/26/2017
Mr. Shipley	4,000 4,000 4,000 4,000 4,000 3,500 3,500		$ $ $ $ $ $ $	56.5250 60.7050 41.0500 40.2200 43.5700 48.2200 56.0000	4/26/2011 4/25/2012 4/24/2013 4/22/2014 4/21/2015 11/30/2010 11/30/2010
Total:	27,000
Mr. Torell	3,000 3,000 4,000 4,000 4,000 4,000 4,000 3,500		$ $ $ $ $ $ $ $	65.1875 56.5938 56.5250 60.7050 41.0500 40.2200 43.5700 48.2200	4/22/2009 4/27/2010 4/26/2011 4/25/2012 4/24/2013 4/22/2014 4/21/2015 4/27/2016
Total:	29,500
		3,500		$56.0000	4/26/2017

In addition, at December 31, 2007, each non-employee director, other than Messrs. Amen and Shipley, had 1,200 deferred stock units that had not yet vested; Dr. Fergusson, Mr. Ganzi and Mr. Rogers had 2,400 shares of restricted stock that had not yet vested; and Dr. Langer had 3,200 shares of restricted stock that had not yet vested.

(3)	Represents Wyeth’s matching contributions under our charitable matching gift program.

MEETINGS AND COMMITTEES OF OUR BOARD

Board Meetings

During 2007, there were nine Board meetings. Each incumbent member of our Board attended at least 75% of the meetings of the Board and the Committees on which he or she was a member that were held during the time he or she was a director in 2007. In addition, all of the directors then serving on the Board attended the 2007 Annual Meeting of Stockholders.

Committees of Our Board

Our Board has, as standing committees, an Audit Committee, a Compensation and Benefits Committee, a Nominating and Governance Committee, a Corporate Issues Committee and a Science and Technology Committee. The members of these standing committees are all non-employee independent directors. The charters of each of the standing Committees can be found at the Corporate Governance section of our Internet Web site at www.wyeth.com. Our Board also has an Executive Committee, which includes Messrs. Essner and Poussot as members. The following table shows the directors currently serving on each of these Committees, together with the number of Committee meetings in 2007.

Committee	Members*	Number of Meetings in 2007
Audit	John D. Feerick, Chairman Robert M. Amen** Victor F. Ganzi** John P. Mascotte** Gary L. Rogers John R. Torell III	7
Compensation and Benefits	Victor F. Ganzi, Chairman Robert M. Amen John P. Mascotte Gary L. Rogers	7
Nominating and Governance	John P. Mascotte, Chairman John D. Feerick Frances D. Fergusson, Ph.D. Robert Langer, Sc.D. Raymond J. McGuire Mary Lake Polan, M.D., Ph.D., M.P.H.	5
Corporate Issues	John R. Torell III, Chairman Frances D. Fergusson, Ph.D. Robert Langer, Sc.D. Raymond J. McGuire Mary Lake Polan, M.D., Ph.D., M.P.H.	2
Science and Technology	Mary Lake Polan, M.D., Ph.D., M.P.H., Chairman Frances D. Fergusson, Ph.D. Robert Langer, Sc.D.	3
Executive	Robert Essner, Chairman Victor F. Ganzi John P. Mascotte Bernard Poussot	0***

*	Mr. Seidenberg served on the Compensation and Benefits Committee, the Corporate Issues Committee and the Executive Committee through his resignation from the Board effective February 29, 2008. Mr. Shipley served on the Compensation and Benefits Committee and the Nominating and Governance Committee through his retirement from the Board in November 2007.

**	Each of Messrs. Amen, Ganzi and Mascotte has been determined by the Board to be an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules. Mr. Amen has served in a variety of finance and other executive roles, including as President and Controller of International Paper Company and as Chief Executive Officer of International Flavors & Fragrances Inc., and has a Master’s of Business Administration with a concentration in finance, among many other qualifications. Mr. Ganzi practiced as a Certified Public Accountant at a national public accounting firm, was the managing partner of a large law firm and served as chief financial and legal officer of Hearst, among many other qualifications. Mr. Mascotte is a Certified Public Accountant, was a tax specialist at a national public accounting firm and has served as chief executive officer of Blue Cross and Blue Shield of Kansas City, Inc. and The Continental Corporation, among many other qualifications.

***	The Executive Committee acted on one occasion in 2007 between Board meetings by unanimous written consent. All action taken by the Executive Committee was specifically delegated in advance and ratified by the full Board.

Audit Committee

The Audit Committee consists of directors who our Board has determined satisfy the definition of “independent directors” under New York Stock Exchange Corporate Governance Standards and the Wyeth Corporate Governance Guidelines and the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Audit Committee is a separately designated standing Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Key functions of the Audit Committee include:

•	hiring (subject to ratification by the stockholders) and approving the fees of our independent registered public accounting firm;

•	pre-approving non-audit services and evaluating performance and independence of our independent registered public accounting firm;

•

reviewing and discussing our periodic financial statements and other disclosure and risk management and control policies and procedures, as appropriate, with management and our independent registered public accounting firm and seeking to ensure the integrity of the financial reporting process and compliance with applicable laws and accounting initiatives;

•

reviewing and approving, ratifying or making recommendations to the Board regarding related person transactions as defined under applicable disclosure regulations to the extent not delegated to another committee of the Board; and

•	issuing an annual report of the Audit Committee for inclusion in the proxy statement.

The Committee’s functions are contained in its charter, which can be found on our Internet Web site at www.wyeth.com. In addition, see the “Report of the Audit Committee” and the section below entitled “Independent Registered Public Accounting Firm’s Fee Summary” in this proxy statement for additional detail on the Audit Committee’s functions.

Compensation and Benefits Committee

The Compensation and Benefits Committee consists of directors who our Board has determined satisfy the definition of “non-employee directors” under Rule 16b-3 under the Securities Exchange Act of 1934, “outside directors” under Section 162(m) of the U.S. Internal Revenue Code and “independent directors” under New York Stock Exchange Corporate Governance Standards and the Wyeth Corporate Governance Guidelines.

The Committee assists the Board in establishing the compensation of our executive officers and setting the overall compensation philosophy and objectives for our Company and is actively involved in overseeing the design, review and updating, as appropriate, of our compensation programs.

Key functions of the Compensation and Benefits Committee include:

•	evaluating performance of, and recommending to the Board the salaries of, our executive officers and other senior executives;

•	administering our incentive compensation and equity incentive plans, overseeing other benefit plans and approving performance targets related to compensation programs;

•	establishing and administering performance-based compensation programs under Section 162(m) of the Internal Revenue Code; and

•	periodically evaluating the competitiveness of our compensation programs and incentive, retirement and other plans.

The Committee’s functions are contained in its charter, which can be found on our Internet Web site at www.wyeth.com.

The Compensation and Benefits Committee typically makes compensation decisions for our principal corporate officers, including all of our named executive officers, with some decisions being made by the full Board upon recommendations from the Committee. In this proxy statement, we refer to the executive officers included in the compensation tables as our named executive officers. The Committee meets regularly throughout the year, with agendas for meetings established through consultation among the Committee’s chairman, our Corporate Secretary and senior management. Meetings are regularly attended by our Chairman; our President and Chief Executive Officer; our Senior Vice President and Chief Financial Officer; our Senior Vice President—Human Resources; and our Corporate Secretary. At each meeting, the Committee also meets in executive session without any members of management present.

Pursuant to authority granted under its charter, the Committee has engaged Exequity LLP, a nationally recognized compensation consulting firm to advise the Committee and to assist it in assessing compensation developments and trends and their potential effects on Wyeth and our plans. The Committee has sole responsibility for engaging this consulting firm. Exequity regularly provides reports to the Committee regarding competitive compensation data, developments and trends. Exequity also participates in all Committee meetings and routinely meets with the Committee in executive session. Exequity does not provide any other services to our Company. For a period in early 2007, the Committee utilized Hewitt Associates LLC, a nationally recognized compensation consulting firm as its consultant, and it monitored any other services that Hewitt provided to our Company in order to ensure that Hewitt’s independence was not compromised. Hewitt no longer provides any executive compensation consulting services to our Company. Management of our Company has engaged a separate, nationally recognized compensation consulting firm, Towers, Perrin, Forster & Crosby, Inc. to advise it on compensation matters.

The Committee meets in executive session for all compensation decisions made for Mr. Essner, and effective with his promotion to President and Chief Executive Officer, Mr. Poussot. These determinations are made in consultation with the Committee’s compensation consultant outside the presence of management. For each other named executive officer, our Chief Executive Officer (Mr. Essner in 2007 and Mr. Poussot from

2008) makes a recommendation to the Committee regarding base salary, annual cash incentive awards and long-term equity incentive awards, as applicable. In making these recommendations, our Chief Executive Officer, in consultation with our Senior Vice President—Human Resources, generally begins with each named executive officer’s salary or award, as applicable, and total compensation for the prior year and makes appropriate adjustments for the current year based on, among other things, Company performance, the executive’s individual performance, trends in the marketplace, the executive’s potential for advancement, retention, experience, positioning relative to other executives, the relative difficulty of achieving particular Company or individual objectives and any other considerations he deems relevant. These recommendations are reviewed, discussed (including through a presentation made by the Chief Executive Officer), modified as deemed appropriate by the Compensation and Benefits Committee in consultation with its compensation consultant, and then adopted by the Committee or recommended by the Committee for adoption by the full Board in an executive session of the non-employee directors, as appropriate.

To assist in its evaluation of our Chief Executive Officer’s recommendations and its compensation decisions, the Committee generally is provided with the following information for its review in advance of each meeting:

•	Current and five-year historical data on base salaries, annual cash incentive awards and long-term equity incentive awards for each named executive officer;

•

Peer competitiveness data, generally including both a median and a 75th percentile analysis regarding each element of direct compensation, total cash compensation and total direct compensation (i.e., base salary, annual cash incentive awards and long-term equity incentive compensation);

•	An estimate of future pension benefits and the effect of base salary increases and annual cash incentive awards on future pension benefits;

•

A report of the Company’s performance that includes a discussion of financial results, research and development, operational efficiency, community relations, talent management, status of litigation, manufacturing performance and other key developments; and

•

Information provided by the Committee’s compensation consultant and, in some cases, also by management’s compensation consultant, which may consist in part of the peer competitiveness data referenced above as well as analyses from outside the industry.

These materials are intended to ensure that the Committee is fully informed in making its decisions on each individual element in the context of the other elements of our compensation programs (including pay mix) and total direct compensation, as well as prior years’ compensation and prevailing practices in our peer group. The pension estimates are used as a confirmatory measure to ensure that no particular compensation decision has a disproportionate impact on pension benefits. The information presented in these materials often differs in form from the required presentation in the “Summary Compensation Table.” For example, in reviewing long-term equity incentive awards, the Committee typically focuses on the full potential value to the executive and expense to the Company associated with a particular award over its lifetime rather than solely the impact on current year compensation expense as required to be reflected in the “Summary Compensation Table.” Similarly, with respect to pension benefits, the Committee concentrates on ongoing monitoring of the Company’s pension plans and the manner in which a particular compensation decision might impact future pension benefits to an executive rather than the year-over-year change in pension value shown in the “Summary Compensation Table.”

In administering our incentive compensation and equity incentive plans and overseeing our other benefit plans, the Committee may delegate authority for administration of these plans to our Chief Executive Officer or to any other committee, to the extent permitted under law, and under conditions and limitations as the Board and Committee may from time to time establish. However, our equity incentive plans prohibit any such delegation to such a committee with respect to awards to individuals subject to Section 16 of the Exchange Act.

We refer you to “Executive Compensation—Compensation Discussion and Analysis” below for additional information regarding the Committee’s determinations regarding executive compensation.

Compensation Committee Interlocks and Insider Participation

Messrs. Seidenberg, Ganzi, Mascotte, Rogers and Shipley served on the Compensation and Benefits Committee during 2007. There were no Compensation and Benefits Committee interlocks during 2007.

Nominating and Governance Committee

The Nominating and Governance Committee consists of directors who our Board has determined satisfy the definition of “independent directors” under New York Stock Exchange Corporate Governance Standards and the Wyeth Corporate Governance Guidelines.

Key functions of the Nominating and Governance Committee include:

•	establishing criteria and procedures for recommending director candidates to the Board, including those submitted by stockholders;

•	having sole authority to hire search firms to identify Board candidates;

•	making recommendations to the Board on the functions and size of Board committees;

•	overseeing other corporate governance matters, including the evaluation of the functioning of the Board and Board committees and recommending corporate governance principles; and

•	annually evaluating the charters of each of the Board committees.

The Committee also acts as a screening and nominating committee for candidates considered for nomination by the Board for election as directors. In this capacity, the Committee considers the composition of the Board with respect to many factors, including the balance of expertise and professional experience. The Committee evaluates prospective nominees identified on its own initiative as well as self-nominated candidates and candidates referred or recommended to it by Board members, management, stockholders and search companies. The Committee uses the same criteria for evaluating candidates proposed by other Board members, management and search companies and candidates proposed by stockholders and self-nominated candidates in accordance with the procedures identified below. The Committee’s Criteria and Procedures for Board Candidate Selection for the Board of Directors is attached to this proxy statement as Appendix A.

Stockholders may submit names of qualified candidates for service on the Board of Directors along with detailed information on their backgrounds to our Corporate Secretary for referral to the Committee. Under our By-laws, nominations for elections to be held at an annual meeting must be received no later than 90 days prior to the anniversary date of the immediately preceding annual meeting, which is January 24, 2009 for the 2009 annual meeting. In the case of elections to be held at a special meeting, nominations must be received no later than the 10th day following the date notice is first given to stockholders of the special meeting.

The Committee’s functions are contained in its charter, which can be found on our Internet Web site at www.wyeth.com. In addition, please see the “Report of the Nominating and Governance Committee on Corporate Governance Matters” in this proxy statement for additional detail on the Committee’s functions.

Corporate Issues Committee

The Corporate Issues Committee consists of directors who our Board has determined satisfy the definition of “independent directors” under New York Stock Exchange Corporate Governance Standards and the Wyeth Corporate Governance Guidelines.

Key functions of the Corporate Issues Committee include:

•

reviewing our major public and social policies, practices and programs and making recommendations to the Board as appropriate on public issues, including environmental, health and safety matters, employment practices, charitable contributions, community outreach and political contributions; and

•	reviewing and making recommendations regarding stockholder proposals relating to public and social issues.

The Committee’s functions are contained in its charter, which can be found on our Internet Web site at www.wyeth.com.

Science and Technology Committee

The Science and Technology Committee consists of directors who our Board has determined satisfy the definition of “independent directors” under New York Stock Exchange Corporate Governance Standards and the Wyeth Corporate Governance Guidelines.

Key functions of the Science and Technology Committee include:

•	reviewing and reporting to the Board regarding scientific matters relating to our research and development programs and technology initiatives;

•	reviewing our ability to acquire and maintain innovative science and technology through mechanisms including, but not limited to, acquisitions, collaborations and alliances; and

•	periodically reviewing our pharmaceutical product pipeline.

The Committee’s functions are contained in its charter, which can be found on our Internet Web site at www.wyeth.com.

Executive Committee

The Executive Committee is authorized, under our By-laws, during the intervals between Board meetings, to perform all duties and exercise all powers of the Board except those that are required by law, our Certificate of Incorporation or our By-laws to be performed or exercised by the entire Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors and owners of more than 10% of our securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and Wyeth. Most transactions are reportable within two business days of the transaction and are required to be filed electronically with the Securities and Exchange Commission through its EDGAR system. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our executive officers and directors. Based upon inquiries made of our directors and executive officers and a review of the filings made on their behalf during 2007 and our Company records, we believe that all reports were timely filed.

SECURITIES OWNED BY MANAGEMENT

The table below shows the number of shares of our common stock beneficially owned on January 29, 2008, by:

•	each of our current directors and director nominees;

•	each executive officer named in this proxy statement; and

•	all of our current directors and executive officers as a group.

We calculate beneficial ownership by including shares owned in each director’s, director nominee’s or executive officer’s name (or by any member of his or her immediate family sharing his or her home). We also include shares held by a broker for the benefit of the officer or director and securities which the officer or director could purchase within 60 days (such as exercisable or potentially exercisable stock options, which are listed in a separate column). Amounts shown below do not include phantom stock units (as they are not “beneficially owned” under applicable rules) or additional shares acquired after January 29, 2008, except that shares of common stock issued to the executive officers in connection with the February 2008 conversion of certain performance share unit awards that are described in the section below entitled “Executive Compensation—Option Exercises and Stock Vested in 2007” have been included. Amounts shown in the table below include common stock that has been earned but the receipt of which has been deferred into a restricted stock trust. No director or executive officer owns shares of our preferred stock.

Name of Beneficial Owner	Common Stock		Potentially Exercisable Options	Percent of Class
Directors
Robert M. Amen	—		—	*
Robert Essner	1,232,325	(1)	4,384,600	*
John D. Feerick	8,034	(2)	29,500	*
Frances D. Fergusson, Ph.D.	5,664	(3)	7,500	*
Victor F. Ganzi	14,881	(4)	3,500	*
Robert Langer, Sc.D.	6,464	(5)	11,500	*
John P. Mascotte	11,234	(2)	29,500	*
Raymond J. McGuire	1,266	(6)	—	*
Mary Lake Polan, M.D., Ph.D., M.P.H.	8,062	(2)	29,500	*
Bernard Poussot	327,689	(7)	1,158,234	*
Gary L. Rogers	4,864	(4)	3,500	*
John R. Torell III	7,934	(8)	29,500	*
Director Nominee
Michael J. Critelli	—		—	*
Other Named Executive Officers
Gregory Norden	18,931		235,667	*
Joseph M. Mahady	232,452	(9)	500,599	*
Robert R. Ruffolo, Jr., Ph.D.	273,591	(10)	555,000	*
Kenneth J. Martin	—		—	*
All executive officers and directors as a group (27 persons)	2,597,996	(11)	9,679,543	*

*	Less than one percent (1%).
(1)	Includes 17,930 shares owned jointly with his spouse and 1,154,911 shares held in a trust called the “restricted stock trust” for the benefit of certain of our executive officers and non-employee directors under which they have sole voting power but do not have dispositive power prior to distribution.
(2)	Includes 4,000 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors and 2,400 deferred stock units awarded under our 2006 Non-Employee Director Stock Incentive Plan (in each case, plus accrued dividend equivalents) held in the restricted stock trust.
(3)	Represents 2,400 deferred stock units awarded under our 2006 Non-Employee Director Stock Incentive Plan (plus accrued dividend equivalents) held in the restricted stock trust and 3,200 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors (800 shares of which, plus accrued dividend equivalents, are held in the restricted stock trust).
(4)	Includes or, in the case of Mr. Rogers, represents 2,400 deferred stock units awarded under our 2006 Non-Employee Director Stock Incentive Plan (plus accrued dividend equivalents) held in the restricted stock trust and 2,400 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors (1,600 shares of which, plus accrued dividend equivalents, are held in the restricted stock trust in the case of Mr. Ganzi).
(5)	Represents 2,400 deferred stock units awarded under our 2006 Non-Employee Director Stock Incentive Plan (plus accrued dividend equivalents) held in the restricted stock trust and 4,000 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors.
(6)	Includes 1,200 deferred stock units awarded under our 2006 Non-Employee Director Stock Incentive Plan (plus accrued dividend equivalents) held in the restricted stock trust.
(7)	Includes 7,982 shares owned jointly with his spouse and 251,896 shares held in the restricted stock trust.
(8)	Represents 4,000 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors and 2,400 deferred stock units awarded under our 2006 Non-Employee Director Stock Incentive Plan (in each case, plus accrued dividend equivalents) held in the restricted stock trust and 700 shares owned by Mr. Torell’s spouse.
(9)	Includes 194,189 shares held in the restricted stock trust.
(10)	Includes 243,033 shares held in the restricted stock trust.
(11)	Includes 2,016,747 shares held in the restricted stock trust.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

The following table reports beneficial ownership of Wyeth common stock of the only person or entity known by us to beneficially own more than 5% of our common stock based upon a review of Schedules 13G and 13D filed by holders with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	74,062,589	(1)	5.53%	(1)

(1)	Based on a Schedule 13G filing made by Wellington Management Company, LLP on February 14, 2008, reporting that as of December 31, 2007, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 74,062,589 shares of Wyeth common stock, which are held of record by clients of Wellington Management. Of these shares, Wellington Management reported shared voting power for 28,657,986 shares and shared dispositive power for all of these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following “Compensation Discussion and Analysis” outlines our compensation objectives and philosophy, the key components of our compensation programs and our compensation decision-making process. It includes a discussion of how and why 2007 compensation decisions were made for our named executive officers.

Overview

Compensation for named executive officers at Wyeth consists of four key components—base salaries, annual cash incentive awards (i.e., cash bonus), long-term equity incentive awards and post-employment benefits. We also provide limited perquisites. Our compensation programs are designed to focus our executives on working toward achievement of our key objectives of bringing to the world products that improve lives and delivering outstanding value to our customers and stockholders. Our industry is highly scientific, regulated and dynamic, and our key employees are highly educated, dedicated and experienced. Our long-term vitality requires large, long-term investments in drug discovery and innovation that are not expected to produce near-term returns, and our compensation programs seek to reward both short-term and long-term success. Our long-term equity incentive compensation programs, in particular, are intended both to produce superior long-term performance and to drive long-term value for our stockholders.

Our compensation programs serve four principal objectives:

•	Attract and retain outstanding executives;

•	Motivate our executives to achieve our business and strategic goals, both financial and operational;

•	Reward our executives for achieving outstanding Company and individual performance; and

•	Produce value for our stockholders.

We have a “pay-for-performance” philosophy that is reflected in our compensation arrangements, in which a significant portion of our executives’ total compensation is at-risk based on Company and individual performance. To drive our executives to produce Company results that create long-term value for our stockholders, our performance-based compensation in 2007 included a mix of compensation opportunities and performance measures to complement base salary, such that:

•

A portion of the value of an executive’s total direct compensation was discretionary based on the Compensation and Benefits Committee’s (the Committee) assessment of both Company performance and individual executive performance (annual cash incentive awards);

•

A portion of the value of an executive’s total direct compensation was based directly on actual Company financial performance against pre-set targets and total stockholder return versus our peers (performance share unit awards); and

•	A portion of the value of an executive’s total direct compensation was tied directly to increases in our stock price (stock options).

Our Board of Directors has a Compensation and Benefits Committee consisting entirely of independent directors. This Committee sets the overall compensation philosophy and objectives for our Company and is actively involved in assessing and overseeing the design of our compensation programs. The Committee reviews and recommends to the Board the compensation and benefits provided to each of our principal corporate officers and also specifically reviews and approves corporate goals and objectives for our Chief Executive Officer and evaluates his performance in light of those goals. The Committee meets regularly with our Chief Executive Officer and also engages a compensation consultant for advice regarding compensation decisions. The

Committee meets in executive session at each meeting without management present. The composition and functions of the Committee are discussed further in the section above entitled “Meetings and Committees of Our Board—Compensation and Benefits Committee.”

As discussed in greater detail below with respect to individual compensation decisions, compensation for our named executive officers in 2007 was driven primarily by:

•	Our strong financial performance, highlighted by the Company exceeding its earnings per share (EPS) goals for the year;

•	Successful operating performance, including continued growth of our core products and manufacturing process improvements;

•	Delays in the regulatory review of several of our pipeline products and year-over-year stock price decline; and

•	CEO succession and other important executive promotions, establishing our Company’s leadership team for the future.

As a result of his resignation in June 2007, Mr. Martin, our former Chief Financial Officer and Vice Chairman, did not receive an equity incentive award or an annual cash incentive award for 2007. Accordingly, references in this “Compensation Discussion and Analysis” to the grants of such awards to named executive officers generally exclude Mr. Martin.

Components of Compensation

Our executive compensation programs for named executive officers consist of several elements, each of which complements the others in providing a total compensation package designed to support our core compensation objectives. These components are summarized in the following table:

Pay Element	What Pay Element Rewards/Reflects	Primary Purpose of Pay Element
Base Salary	Performance of executive responsibilities; reflects experience, skills and level of responsibility.	To provide a fixed amount of compensation commensurate with market norms for similar jobs.
Annual Cash Incentive Awards	Annual Company and individual performance and achievement of the Company’s financial and other objectives.	To motivate executives to achieve superior Company and individual performance through a variable and discretionary award design.
Long-Term Equity Incentives (Stock Options and Performance Share Unit Awards)

Long-term focus, achievement of performance goals (e.g., EPS and total stockholder return ranking), increases in stockholder value, and continued employment during the vesting period/holding period of an award:

–  Three-year period applicable to performance share unit awards, with additional one-year holding period beginning with 2008 awards.

–  Three-year phased vesting for stock options.

To motivate long-term performance, align executive compensation with stock price performance and provide incentives to retain key executives.
Restricted Stock Units	Long-term focus and continued employment during the vesting period.	Awarded under limited circumstances such as upon initial employment, upon major promotion or for executive retention.
Benefits (Primarily Defined Benefit Pension Plans and Defined Contribution Savings Plans) and Perquisites	Long-term service and desire to keep executives focused.	To provide a competitive benefits program that addresses employee health, welfare and retirement needs. Also to provide executives with a level of post-employment income consistent with their contribution to Wyeth’s success over their careers, as well as to offer competitive perquisites that enable executives to maximize efficiency.
Change in Control Severance Agreements	Need for retention and employment security in a dynamic industry.	To provide for Company stability and continuity of management during times of uncertainty and to allow us to attract and retain key executives by providing protections consistent with the market for executive talent.

Pay for Performance

We implement our “pay-for-performance” culture through our pay mix, which is weighted significantly toward performance-dependent forms of compensation. As discussed below under “—Determination of Total Compensation and Individual Elements of Compensation—Annual Cash Incentive Awards,” we pay annual cash incentive awards to encourage our executives to make decisions that improve performance with respect to essential value drivers, examples of which in a given year may include, among other things, EPS, cost management, achievements in research and development, and regulatory compliance. Our annual cash incentive award program provides the Committee with the opportunity to recognize individual executive performance in the context of overall Company performance.

Our long-term equity incentive program represents a large portion of the total annual compensation paid to our executives, because we believe that equity-based compensation is the most effective means to encourage our leaders to deliver enhanced stockholder value over the long term. Because we only make option grants with an exercise price at the current market price of our common stock on the date of grant, an executive does not realize any value from stock options unless and until our stockholders enjoy an increase in share price following the date of grant.

The performance share unit awards granted to our named executive officers in 2007 may be converted to between 0% and 200% of a pre-set target number of shares of our common stock (one share per unit). In early 2009, the Committee will set an EPS target for 2009, and in early 2010, the Committee will compare the actual EPS achieved for 2009 against the target EPS to determine what percentage of the target award may be earned. The awards are structured to allow the Committee negative discretion to reduce the amount of the award that may be earned based on EPS to reflect, among other factors it may consider, our total stockholder return (TSR) ranking (top 2, middle 4, bottom 2) over the period from January 1, 2007 through December 31, 2009 compared with that of the peer group described in the second paragraph under “—Competitive Positioning” below. We anticipate that these awards will operate similarly to performance share unit awards granted to key employees in 2006 and 2007, under which the number of shares that may be earned based on EPS will be increased by 25 percentage points if our TSR ranking is in the top two of our peer group and generally will be decreased by 25 percentage points if our TSR ranking is in the bottom two of our peer group, with a TSR ranking in the middle category having no impact. Accordingly, the Committee set the target number of shares awarded to named executive officers in 2007 to assume our achievement of 100% of the 2009 EPS target and a “top 2” TSR ranking for the three-year period (i.e., the number of performance share unit awards granted to each named executive officer was increased by 25%), with the Committee retaining the ability to reduce the number of shares earned to reflect actual TSR ranking, among other factors. This award design for named executive officers was first instituted for the grants made in April 2007 and is intended to preserve our ability to deduct this compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Basing the number of shares earned upon conversion of performance share unit awards primarily on EPS, with TSR ranking serving as a key additional, discretionary factor, reflects two important sets of corporate objectives. First is Company performance against our internal goals and guidance to the financial community. Second is our relative stock price and dividend performance against that of our peer companies. We have selected EPS as the financial measure of performance for performance share unit awards, because we believe that the majority of investors use EPS as the primary method for evaluating our annual financial performance. The EPS target for a given year is not established by formula. Rather, after considering the Company’s business goals and anticipated challenges for the year in question, during the first 90 days of the applicable performance year the Committee sets a target that is designed to encourage superior Company performance. Typically, the EPS target established by the Committee has been consistent with our earnings guidance range announced to the financial community. We use EPS for a single performance year (i.e., the third year of the award) rather than over a period of years due to the volatile nature of our industry where a single unexpected event early in a performance period could predetermine whether or not targets would be met over a longer period and thereby dilute the intended incentive effect. The three-year nature of these awards and the evaluation of TSR on a three-year basis provide a measurement of long-term performance and alignment with stockholder interests. Beginning with awards granted in 2008, we will be adding a new additional one-year holding period following conversion to enhance the retention and performance incentive of these awards.

The Compensation and Benefits Committee retains the ability to exclude certain significant items in determining whether EPS targets were achieved and has, in the past, excluded both positive and negative items in making this determination. These significant items are excluded because they are considered to be non-recurring or unusual in nature and are of such significance or magnitude that their inclusion would not present an accurate reflection of the underlying operating performance of the Company. For example, in 2007 we excluded charges related to our productivity initiatives, and in 2006 we excluded charges related to our productivity initiatives and an income tax credit related to a reduction of certain deferred tax asset valuation allowances. The exclusion of these non-recurring or unusual items is consistent with how we discuss our performance with investors and analysts and our earnings guidance to the financial community. We also specifically exclude equity-based compensation from both the target and our determination of EPS achieved for purposes of these awards.

For 2007, an average of approximately 75% of our named executive officers’ total compensation shown in our “Summary Compensation Table” consisted of performance-based compensation.

Determination of Total Compensation and Individual Elements of Compensation

The Compensation and Benefits Committee makes compensation decisions on an element-by-element basis at different points during the year. However, the Committee makes decisions for each element in the context of the total compensation package to be awarded to each named executive officer and the relationship of that element to the other elements of compensation, including the impact on retirement benefits. Please refer to the section above entitled “Meetings and Committees of Our Board—Compensation and Benefits Committee” for a discussion of the Committee’s process for determining compensation for our named executive officers.

Consistent with our objectives of attracting, retaining and motivating top-tier performance from our executives, the Committee generally does not view aggregate amounts earned or benefits accumulated by an executive from prior service with the Company as a significant factor in making current compensation decisions. Rather, the Committee bases current compensation decisions primarily on the current business environment and performance of each executive and his or her role in the overall performance of the Company during the subject period. Amounts realized upon vesting or exercise of equity awards do not impact retirement benefits, which are determined by reference to formulas set forth in our pension plans that do not include equity in the calculations.

Base Salary

We typically set base salaries of named executive officers at or near the median for our peer group, as described below under “—Competitive Positioning,” taking into account individual factors such as experience, performance, tenure in position, potential for advancement and retention. In the case of newly promoted executives, the Committee sets the new base salary at a level that allows the Committee to recognize the promotion to a new role while at the same time (1) reflecting relative experience in the new role to that of individuals holding similar positions at peer companies, and (2) providing the Committee the opportunity to reward future performance and development. Base salaries for senior executives are set each November and apply for the entire following calendar year, except in special circumstances, such as when an executive is promoted and/or assumes increased responsibilities during the year.

Annual Cash Incentive Awards

The Compensation and Benefits Committee’s objective for total cash compensation (i.e., base salary and annual cash incentive awards) is to compensate senior executives generally in or near the top quartile when compared with levels paid to similarly situated executives at our peer companies, when merited by Company and individual performance as determined by the Committee based on the facts and circumstances and after taking into account relative tenure in positions. The Committee also may consider the Company’s performance relative to that of the other companies within our peer group, including, for example, comparative TSR or EPS performance or research and development progress.

The Compensation and Benefits Committee determines, and the Board ratifies, the annual cash incentive awards payable to our named executive officers, which are paid following completion of the fiscal year (following receipt of the audit report for the fiscal year’s financial statements). These awards generally are paid under our stockholder approved Executive Incentive Plan. While the Executive Incentive Plan sets the putative maximum amount for any individual annual cash incentive award (two-tenths of one percent of consolidated net income, if any, as adjusted for unusual or infrequent items), each executive is evaluated based on his individual performance and contribution to overall Company performance taking into account the context of the business environment, and the Committee has full discretion (subject to the maximum award amount) to determine the annual cash incentive award to be paid to each executive. In years where we have achieved our business objectives, annual cash incentive awards for named executive officers have typically ranged between 100% and 200% of base salary. Our annual cash incentive awards are reported in the “Summary Compensation Table” as non-equity incentive plan compensation.

In connection with annual cash incentive awards, during the first quarter of each year, the Compensation and Benefits Committee reviews management’s business plan for the Company, which contains performance objectives that are both short- and long-term in nature and are reflective of the challenges in the pharmaceutical industry. The Committee’s review of the business plan generally focuses on financial goals for the Company, product performance objectives, cost management, and key research and development milestones. With the assistance of management, the Committee tracks performance against the plan during the year, including through financial performance and research and development reviews that highlight both progress and shortfalls. At the first Committee meeting after the end of each year, both the Committee and the Board, together with management, review the Company’s performance versus the plan and also consider additional factors, such as unanticipated events. The Committee also reviews each individual named executive officer’s performance relative to the Company’s financial and other objectives for the prior year.

Annual cash incentive awards are not based on a formulaic approach. Rather, annual cash incentive awards are based on the Committee’s assessment of the Company’s performance against the business plan during the calendar year, the Committee’s assessment of each individual executive’s contribution to that performance and other individual accomplishments, taking into account any unexpected developments impacting performance against the business plan. The Committee does not set a specific target for these awards and the ultimate award is determined at the discretion of the Committee based upon this analysis of Company and individual performance, with peer competitiveness data considered as a guide to the range of potential awards. The achievement of our financial goals for our Company overall typically is the most significant factor in the Committee’s determination of annual cash incentive awards to our named executive officers. However, we do not prospectively set all or any specific financial goal or other element of the business plan as a specific Company goal or target for purposes of these awards.

Long-Term Equity Incentives

We aim to offer a long-term incentive opportunity to our named executive officers that, if we achieve or exceed our performance goals, conveys top-tier value when compared with our peer companies. We typically consider a benchmark at or near the 75th percentile of our peer group, as adjusted by our Chief Executive Officer’s and the Committee’s assessment of the executive, which often takes into account current responsibilities relative to others within the Company, salary, succession planning, performance and tenure in position. The Committee considers both prior years’ awards and the peer group market in setting the grant levels of these awards, and as a general matter, annual equity awards typically represent a number of options and performance share units consistent with the previous year’s award, unless there is a significant change in performance, responsibility or market practices. In 2007, approximately one-third of the estimated value of long-term equity incentive awards granted to named executive officers was in the form of stock options, and approximately two-thirds of the estimated value was in the form of performance share unit awards.

Post-Employment Benefits

We offer defined benefit pension plans that provide a benefit based on a participant’s years of service, base salary, annual cash incentive award and age at retirement. As described in detail in the section below entitled “Pension Benefits,” these programs reward tenure (up to 30 years). Pension benefits vest upon completion of five years of service and generally first become available at age 55. If an executive (or another employee) completes 10 or more years of service and reaches age 55 while employed, the individual would be eligible for early retirement and retiree medical benefits under our plans. We do not include options, restricted stock or performance share unit awards in calculating pension benefits.

As discussed in the section below entitled “Pension Benefits,” we maintain the qualified Wyeth Retirement Plan—U.S., which is available to all eligible non-union employees, the Supplemental Executive Retirement Plan and the Executive Retirement Plan. We also maintain a qualified 401(k) plan that provides for employee contributions and Company matching contributions of 50% up to the first 6% of covered pay, thereby allowing employees to save for their post-retirement economic needs. We established the Supplemental Executive Retirement Plan because the Wyeth Retirement Plan—U.S. limits the benefit that can be paid to plan participants in accordance with Internal Revenue Code requirements. The Supplemental Executive Retirement Plan provides that portion of the pension benefit based on a participant’s actual earnings that cannot be paid from the Wyeth Retirement Plan—U.S. on account of Internal Revenue Service (IRS) limitations. Similarly, the Wyeth Supplemental Employee Savings Plan provides a means for employees to make contributions in excess of the IRS limits applied to our qualified 401(k) plan and receive the benefit of a Company match on those contributions. We also maintain the Executive Retirement Plan, which was established more than 10 years ago as a tool to attract key experienced executives to our Company. The Executive Retirement Plan provides, among other features, for crediting of three additional years of service beyond what the executive has completed in computing his or her pension benefit. This provision begins phasing out at age 62 and completely phases out by age 65, facilitating succession. The Executive Retirement Plan also provides for normal retirement at age 60 rather than at age 65 (which is the normal retirement age for our Supplemental Executive Retirement Plan and the Wyeth Retirement Plan—U.S.). See the section below entitled “Pension Benefits” for a detailed description of these plans.

We also maintain deferred compensation plans for our executives. Our Deferred Compensation Plan allows any employee whose base salary is in excess of $155,000 to defer a portion of his or her base salary and annual cash incentive award in addition to what he or she might contribute to our qualified 401(k) plan or the Wyeth Supplemental Employee Savings Plan. This program provides executives with a tax-advantaged manner to save for retirement or a specific financial need (for example, college tuition).

Perquisites

We supply limited perquisites to our executives, which we believe are reasonable and competitive. These perquisites include financial planning and tax preparation services and an annual physical examination. For security and other reasons, our Board requires that, when feasible, Messrs. Essner and Poussot use the corporate aircraft for personal flights. Other executive officers may, on rare occasions, use the corporate aircraft for personal trips with the permission of the Chief Executive Officer. In addition, we provide Mr. Essner with the use of a company car.

Our corporate headquarters is located in Madison, New Jersey, and our Pharmaceuticals division headquarters is located in Collegeville, Pennsylvania. As a result of their respective promotions to President and

Chief Executive Officer (January 2008) and Senior Vice President and Chief Financial Officer (June 2007), Messrs. Poussot and Norden changed their principal offices from Collegeville to Madison but continue to work frequently in both locations. In lieu of relocation of these executives from the Collegeville area to the Madison area, beginning with their respective promotions, we are providing Mr. Norden with a leased apartment and related expenses in proximity to Madison and Mr. Poussot with a monthly housing allowance to be used for housing in proximity to Madison. These housing benefits were approved for a two-year period, following which time the Committee intends to evaluate their continued necessity. In addition, both of these executives are provided with use of the corporate helicopter and company cars and drivers for commuting purposes.

As shown in the “Summary Compensation Table” in this proxy statement, we generally reimburse our named executive officers for the tax liability associated with these perquisites (other than financial planning, tax preparation services and the annual physical examination). See the footnotes to the “Summary Compensation Table” below for additional details about these benefits.

Competitive Positioning

We review data, referred to as “benchmarking,” that compares the compensation paid or awarded to our senior executives, including our named executive officers, to that paid or awarded to similarly situated executives at a peer group of pharmaceutical companies consisting of Abbott Laboratories, Amgen Inc., Bristol-Myers Squibb Company, Eli Lilly and Company, Johnson & Johnson, Merck & Co., Inc., Pfizer Inc. and Schering-Plough Corporation. We also use peer data regarding GlaxoSmithKline plc’s U.S.-based and R&D executives to assist in our benchmarking of certain positions, including our Senior Vice President and President, Wyeth Pharmaceuticals and our Senior Vice President and President, Wyeth Research. We have selected this peer group because these companies have a type and breadth of activities and products, a complexity of operations and a geographic scale similar to that of Wyeth, and we compete with them for key experienced talent. For our Senior Vice President and President, Wyeth Research, we review data on a broader group of multinational pharmaceutical companies that also includes AstraZeneca PLC, Hoffmann-La Roche Inc., Novartis AG and Sanofi-Aventis. We believe this peer information is an important factor in ensuring the competitiveness of our total compensation and the manner in which we allocate compensation among the different elements. Although benchmarking provides a valuable point of reference, actual compensation for any particular named executive officer may be higher or lower than the benchmark as a result of Company and individual performance, experience, tenure in position, relative positioning to other executives within the Company, retention and other factors that the Committee considers relevant. As a result, the extent to which benchmarking may impact a particular compensation decision may vary by year and by position. In addition, benchmarking involves inherent limitations and subjectivity, and it is often necessary to take into account the impact of timing differences on the data and to make judgments regarding comparability of positions and other factors across companies.

For the total stockholder return ranking component of our performance share unit awards, we evaluate our total stockholder return ranking against that of a peer group of companies consisting of Abbott Laboratories, Bristol-Myers Squibb Company, Eli Lilly and Company, Johnson & Johnson, Merck & Co., Inc., Pfizer Inc. and Schering-Plough Corporation for a pre-defined three-year period. We utilize this smaller peer group in analyzing Company performance rather than the larger benchmark group described above because we believe that the investment community views this smaller group as most comparable with our Company and evaluates their performance using similar criteria. This group may be amended in the Committee’s discretion due to mergers, consolidations or other appropriate circumstances.

Analysis of 2007 Compensation for Named Executive Officers

Base Salary

2007 Base Salary Determinations. In November 2006, the Compensation and Benefits Committee recommended, and the Board approved, base salary increases for our named executive officers that became effective at the beginning of 2007. The Committee sought to recognize the continued progression of each of our named executive officers as leaders and effective managers of our Company by awarding an increase of approximately 4%, absent a change in the executive’s responsibilities. In determining the 2007 salary increase for Mr. Essner, which represented a year-over-year increase of 4%, the Committee evaluated Mr. Essner’s individual performance as a leader and manager and reviewed overall Company performance, and sought to continue to place his salary at or near the median as a reflection of his significant leadership skills and experience and tenure as our Chief Executive Officer. Messrs. Norden and Mahady each received supplemental salary increases during 2007 as a result of their increased responsibilities and respective promotions to Senior Vice President and Chief Financial Officer and Senior Vice President and President—Global Business, Wyeth Pharmaceuticals. In setting Mr. Norden’s base salary, the Committee considered market salary rates for new chief financial officers with similar levels of experience.

The Committee viewed the base salaries determined for 2007 for our named executive officers as being within a reasonable range around the median of our peer group after taking into account each executive’s time in his position, experience and overall performance, including, for Mr. Norden, his recent promotion to his position and, for Dr. Ruffolo, our historical approach of more heavily weighting the mix of his cash compensation toward annual cash incentive awards to encourage innovation in research and development.

2008 Base Salary Determinations. In November 2007, the Compensation and Benefits Committee recommended, and the Board of Directors approved, base salary increases for our named executive officers that became effective at the beginning of 2008. Mr. Essner’s base salary for 2008 remained unchanged at $1,728,500, as provided in his amended employment agreement described below. The Committee recognized the promotion of Mr. Poussot to President and Chief Executive Officer by setting his base salary at $1,450,000 for 2008, which was approximately 16% below the median of the peer group. In determining Mr. Poussot’s salary increase, the Committee reviewed, among other things, market data regarding compensation arrangements for recently appointed chief executive officers. Mr. Norden’s 2008 base salary increase of 10% was intended to reflect his strong performance since his promotion to Chief Financial Officer and, as a result, to bring his salary closer to the peer group median. The Committee increased Mr. Mahady’s 2008 base salary by approximately 16% over his 2007 base salary as a result of his promotion to Senior Vice President and President, Wyeth Pharmaceuticals effective January 1, 2008, which gave him additional responsibility for our Pharmaceuticals and Consumer Healthcare manufacturing and distribution operations. The Committee approved a 3.5% increase in base salary for Dr. Ruffolo for 2008, which was consistent with the salary increases for other executives, absent an increase in responsibilities.

The Committee viewed the base salaries determined for 2008 for our named executive officers as being within a reasonable range around the median of our peer group after taking into account each executive’s time in his position, experience and overall performance, including the promotions of Messrs. Poussot, Norden and Mahady and, for Dr. Ruffolo, our historical approach to his compensation described above.

Annual Cash Incentive Awards

In early 2008, the Compensation and Benefits Committee made its determinations of the annual cash incentive awards for our senior executives for the 2007 performance year based on a variety of factors, including Company performance and the competitiveness of total cash compensation based on the analyses described above.

The Committee awarded Mr. Essner an annual cash incentive of $3,200,000, an increase of approximately 7% over 2006, reflecting its assessment of the combined 2007 performance of the Company and of Mr. Essner individually. The Committee took particular notice of the Company’s strong financial performance against its objectives and the smooth transition in leadership facilitated by Mr. Essner. For Mr. Poussot, whose annual cash incentive award of $2,000,000 for 2007 represents an increase of approximately 18% over 2006, the Committee sought to recognize the Company’s strong financial performance in 2007, together with Mr. Poussot’s effective assumption of his new role as President, Chief Operating Officer and Vice Chairman in early 2007. The Committee also sought to reflect its confidence in Mr. Poussot as the Company’s new Chief Executive Officer.

For the Company’s other named executive officers, the Committee adopted the recommendations made by Mr. Poussot. Mr. Norden’s 2007 annual cash incentive award of $750,000 reflects his promotion to Senior Vice President and Chief Financial Officer and the Committee’s review of the competitive positioning of his total cash compensation relative to total cash compensation of peer company chief financial officers, together with Mr. Norden’s performance in his first year as Chief Financial Officer, which included the achievement of various objectives such as the evaluation of the Company’s capital position, including the recommendation of an enhanced share repurchase program, and the achievement of the Company’s financial targets for 2007. Mr. Mahady received an annual cash incentive award of $1,100,000, an increase of approximately 16% over his 2006 award. Key individual performance factors considered in determining Mr. Mahady’s award were his promotion in early 2007 and his effective assumption of the accompanying increase in responsibilities, together with the achievement by Wyeth Pharmaceuticals of its revenue and income before taxes targets, including the achievement of the budgeted revenue growth for some but not all of our principal products, the launch of new products such as Torisel and Lybrel, and commercial advancements relating to Enbrel, Prevnar and marketing excellence initiatives. For Dr. Ruffolo, the Committee approved an award of $1,100,000, which was equal to his award in 2006, after considering several factors, including the achievement of various research and development objectives. These objectives included the number of new molecules and vaccines entering development track; the number of regulatory submissions in both the United States and the European Union, together with the delays in regulatory submissions for some of our pipeline products; and the regulatory approvals received for Torisel and Lybrel, together with the delays in approval for several pipeline products that were under regulatory review, such as Pristiq, bifeprunox and Viviant.

The determinations of annual cash incentive awards were made against the backdrop of overall Company performance in 2007, including (1) increases in worldwide net revenue of 10% for the 2007 full year to $22.4 billion, as compared with 2006, driven by the growth of Enbrel, Prevnar, Nutrition products and Zosyn (including revenue milestones for each of Enbrel, Prevnar and Zosyn), (2) increases in 2007 reported net income and diluted earnings per share of 10% over 2006 and (3) increases in 2007 net income and diluted earnings per share, before certain significant items, of 12% over 2006. The Committee also took into consideration the research and development events described above and that TSR was negative for the period of January 1, 2007 to December 31, 2007 and underperformed the peer group described in the second paragraph under “—Competitive Positioning” by 18.7 percentage points. These calculations of TSR include reinvestment of dividends.

The Committee viewed total cash compensation for our named executive officers, after taking into account the annual cash incentive awards for 2007, as being within a reasonable range around the 75th percentile of our peer group after considering the Company and individual executive performance described above, and each executive’s time in his position, including the recent promotions of Messrs. Poussot, Norden and Mahady.

Long-Term Equity Incentive Compensation

2007 Grants. In April 2007, the Committee granted our named executive officers stock options and performance share unit awards as shown in the table labeled “2007 Grants of Plan-Based Awards,” and these grants were ratified by the Board of Directors. The difference in magnitude between Mr. Essner’s 2007 equity grant and the grants to our other named executive officers is primarily market driven, i.e., it reflects equity grants to Mr. Essner, the value of which is intended to be consistent with the value of equity grants made to other chief executive officers in our peer group.

In determining the number of stock options and performance share unit awards granted to Mr. Essner in April 2007, the Committee reviewed the number of stock options and performance share unit awards granted to Mr. Essner in 2006, together with the general 10% reduction in equity awards being recommended for most Company executives and market trends, which indicated a trend toward lower overall equity incentive awards for peer group chief executive officers. As a result, the Committee reduced Mr. Essner’s total equity award for 2007 by 10% as compared with his 2006 equity incentive award, which is the primary reason for the year-over-year decline in stock option expense shown in the “Option Awards” column in the “Summary Compensation Table” for Mr. Essner. The Committee increased the total number of stock options and performance share unit awards granted to Mr. Poussot in 2007 by approximately 12% over 2006, reflecting the results of the Board’s succession planning analysis and an effort to bring his equity opportunity closer to the market for the peer group. Mr. Norden received a promotional equity grant of additional performance share unit awards for the 2008 and 2009 performance years in connection with his promotion. These additional awards were determined following a review of peer company data regarding the value of equity incentive awards granted to peer company chief financial officers and were granted in order to afford Mr. Norden an equity opportunity, when taken together with his April 2007 grant (which was made prior to his promotion), closer to the median for chief financial officers in the peer group. The Committee sought to keep the equity awards for Mr. Mahady and Dr. Ruffolo at approximately the same level as granted in 2006 while also recognizing Mr. Mahady’s promotion. After determining the appropriate grant for each named executive officer as described above, the Committee added 25% to the target number of shares subject to the performance share unit award to implement the “negative discretion” design added to these awards in 2007 for tax deductibility purposes. This award design is described in greater detail above under the caption “—Pay for Performance.” The year-over-year differences in stock option expense shown in the “Option Awards” column in the “Summary Compensation Table” for Messrs. Poussot and Mahady primarily are the result of Mr. Poussot becoming eligible for retirement and Mr. Mahady’s closer proximity to retirement eligibility, changing the length of the period over which expense is recognized in accordance with SFAS No. 123R on account of the immediate vesting of these awards upon retirement.

The Committee also considered a number of factors relating to Company performance in determining equity grants for all of our named executive officers in April 2007, particularly the increase in our worldwide net revenue of 11% in the 2007 first quarter over the 2006 first quarter, driven by strong growth of Prevnar, Enbrel, Nutrition products and Zosyn, and the 12% increase in our net income and diluted EPS, before certain significant items, for the 2007 first quarter over the 2006 first quarter. The Committee also considered that during the 2007 first quarter, operating profit had increased by 22% over the 2006 first quarter and that TSR was 10% for the period from January 1, 2007 through April 19, 2007, outperforming the peer group described in the second paragraph under “—Competitive Positioning” by two percentage points. These calculations of TSR include reinvestment of dividends. The Committee also considered continued research and development progress, particularly with respect to new favorable clinical trial results, and the status of the U.S. Food and Drug Administration (FDA) inspection of our Guayama, Puerto Rico manufacturing facility and our progress toward resolution of the issues underlying the Warning Letter we received from the FDA in May 2006.

The Committee viewed the value of equity awards granted to our named executive officers in 2007 as being within a reasonable range around the 75th percentile of our peer group after taking into account current responsibilities relative to other executives, succession planning, overall performance and tenure in position. Because 2007 was Mr. Norden’s first year as Chief Financial Officer, Mr. Norden’s total equity awards for 2007 approximated the median of the peer group market. Mr. Mahady, whose 2007 equity incentive award was approximately 25% above the 75th percentile of the peer group market, was rewarded for the multi-year strong performance of the Pharmaceuticals division and his long service and experience with the Company.

Conversion of Performance Share Unit Awards Granted in 2005. Performance share unit awards granted in 2005 were convertible to between 0% and 200% of a pre-set target number of shares (one share per unit) based primarily on EPS performance in 2007. In the event that less than 100% of the award was earned based on EPS, the unearned portion (up to 100%) would have remained eligible for conversion if our TSR ranking for the performance years 2007-2009 ranked in the top three of our peer group. For the 2007 performance year, in early 2007 the Committee established an EPS target of $3.64 per share and a corresponding EPS performance graph detailing the resulting conversion of the performance share unit awards at different levels of EPS achievement, both in excess of and less than the EPS target. This EPS target was exclusive of equity-based compensation. In early 2008, the Committee determined that our actual EPS achievement, as adjusted, for 2007 was $3.70 per share (i.e., reported EPS of $3.38 for 2007, exclusive of equity-based compensation of $0.18 per share-diluted after-tax and charges of $0.14 per share-diluted after-tax related to our long-term productivity initiatives referred to as Project Springboard, which have been excluded because they are unusual due to their nature and magnitude). Based on this achievement, performance share unit awards granted in 2005 were earned at 116.8% of target. Please see the table labeled “Option Exercises and Stock Vested in 2007” for a description of the amount earned by each of our named executive officers. The primary reason for the difference between the values shown in the “Stock Awards” column in the “Summary Compensation Table” for 2007 and 2006 is the percentage of target at which these awards were earned (i.e., 116.8% for 2007 versus 200% for 2006).

Additional details regarding stock options and performance share unit awards can be found in the tables labeled “2007 Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2007 Year-End” in this proxy statement, including a description of the performance share unit awards granted in 2007 and 2006.

Post-Termination Arrangements

As discussed in more detail in the section below entitled “Potential Payments upon Termination or Change in Control,” we do not maintain employment agreements or other post-termination employment arrangements with our named executive officers, other than our change in control severance agreements and Mr. Essner’s amended employment agreement described below.

Our change in control severance agreements are designed to attract and retain senior managers and other key employees and to provide for continuity of management in the event of a change in control of Wyeth. These change in control agreements were introduced in 1998 in order to help retain our executive officers and key employees in an environment of publicized potential merger discussions and growing concerns about the potential impact of our diet drug litigation. These agreements have proved critically important over the years in retaining and continuing to attract key talent to successfully manage our Company through industry consolidation, rapid change in the pharmaceutical business environment, important new product launches, the continued challenges of our diet drug litigation and the negative impact on the revenue of our Premarin family from the July 2002 hormone therapy subset of the Women’s Health Initiative study. In response to the changed circumstances of both our Company and the pharmaceutical industry, in 2006 the Compensation and Benefits Committee undertook a review of the 1998 agreements. The Committee determined that, while these agreements remained important in attracting and retaining key executives in light of industry consolidation and competitiveness and while they generally were consistent with prevailing norms, the potential payments and benefits under the 1998 agreements could be reduced without compromising the retention of our key employees or our competitiveness in attracting key talent. Accordingly, the 2006 agreements sought to align certain terms of these agreements more closely with the current industry benchmark and to streamline certain provisions. The 2006 agreements continue to provide appropriate protection to senior managers (including the named executive officers) and other key employees if a change in control occurs and the individual’s employment is terminated, allowing these executives and employees to minimize individual employment concerns when considering and facilitating corporate transactions that are in the best interests of our stockholders and other stakeholders of the Company. These agreements also are intended to help retain executives and other key employees during continued industry consolidation. For a discussion of these agreements and the effects of various terminations on outstanding equity awards, see the section below entitled “Potential Payments upon Termination or Change in Control.”

Key Changes and Other Compensation Actions in 2007

As part of its role, the Compensation and Benefits Committee continually reviews our compensation programs and, from time to time, makes changes that are designed to better serve our compensation philosophy and objectives, to reflect current industry practice, to comply with changes in law, rules and regulations or to adopt emerging best practices. As a result of these efforts, we made the following key changes to our compensation and benefits programs in 2007:

Performance Share Unit Awards. The Compensation and Benefits Committee made a number of changes to our performance share unit awards for named executive officers:

•

Beginning with the performance share unit awards granted to named executive officers in 2007, we instituted the modified structure for these awards described under “—Pay for Performance” above in order to preserve the tax deductibility to Wyeth of these awards.

•

In January 2007, the Committee restructured the EPS performance graph for the determination of payouts under performance share unit awards (earned in early 2008 on the basis of the 2007 performance year) by increasing the amount by which our actual EPS must exceed target EPS for those awards to be earned at levels in excess of target.

•

In order to increase the retention aspect of these awards, beginning with performance share unit awards granted in 2008, the Committee has instituted a one-year holding period on shares received upon the conversion of these awards, during which time these shares will be subject to forfeiture upon termination, other than on account of death, disability, retirement or as determined in the discretion of the Committee. While several of our named executive officers are retirement-eligible, this holding period ensures that, while employed by the Company, they remain subject to stock performance risk during an additional year following earning of the award.

Promotional Stock Award to Mr. Poussot. Mr. Poussot was granted a special award of 120,000 restricted stock units upon his promotion to Chief Executive Officer of our Company. These units vest in one-third increments on the third, fourth and fifth anniversaries of the grant date and do not accelerate upon retirement. The Committee believes that the structure of this award serves two principal purposes: retention and rewarding increases in stockholder value. The Committee approved the structure and value of this award, in consultation with its compensation consultant, following a review of stock awards granted to newly promoted or hired chief executive officers at peer and Fortune 250 companies in an effort to review a broad data set of recent chief executive officer appointments. This analysis indicated that a majority of internally promoted chief executive officers received a promotional equity grant and that the value of the award to Mr. Poussot would be consistent with prevailing market practice. This grant does not appear in the executive compensation tables following this discussion because it occurred in 2008.

Amendment to Mr. Essner’s Employment Agreement. In December 2007, we entered into a letter agreement amending Mr. Essner’s employment agreement in order to reflect his announced retirement as Chief Executive Officer, effective December 31, 2007 and his continued role as an employee and Chairman of the Board for a period of one year (subject to earlier termination by either Mr. Essner or the Company). The amended agreement confirms that Mr. Essner will not be entitled to any severance payments or pension enhancements under the agreement as a result of his retirement as Chief Executive Officer. Among other things, the letter agreement sets Mr. Essner’s salary for 2008 at his 2007 salary of $1,728,500. Mr. Essner will be eligible for a cash incentive award in respect of 2008 that will be no less than the award he earned in respect of 2007, prorated as applicable. See “Potential Payments upon Termination or Change in Control” for a description of the amended agreement.

Adoption of a Policy on the Recoupment of Incentive-Based Compensation. In September 2007, our Board of Directors, upon the recommendation of the Compensation and Benefits Committee, adopted a policy on the recoupment of performance-based compensation in restatement situations. The policy provides that if the Board determines that a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of our financial results, the Board will review all performance-

based compensation awarded to or earned by that senior executive on the basis of performance during fiscal periods materially affected by the restatement. If, in the Board’s view, the performance-based compensation would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from that senior executive of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. The Board may delegate one or more of the duties or powers under the policy to one or more Committees of the Board consisting solely of independent directors.

Other Factors and Information Considered in Compensation Decisions

Tax Deductibility

In allocating compensation among base salary, annual cash incentive awards and long-term equity incentive awards, the Compensation and Benefits Committee considers the potential tax deductibility of various forms of compensation.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for public companies for non-performance-based compensation of more than $1 million paid in any year to the Chief Executive Officer and certain other highly compensated officers required to be reported in our proxy statement. Accordingly, base salaries and other non-performance-based compensation as defined in Section 162(m) in excess of $1 million paid to these officers in any year is not deductible by Wyeth. There is an exception under Section 162(m) for performance-based compensation meeting specified requirements. Our stock options, annual cash incentive awards and, beginning with the 2007 grants to these officers, our performance share unit awards, are all generally structured in a manner intended to preserve tax deductibility.

Base salary in excess of $1 million cannot qualify as performance-based. We have paid, and in the future may pay, compensation that may not be fully tax deductible for purposes of Section 162(m), where such compensation is, in the judgment of the Compensation and Benefits Committee, consistent with our overall compensation objectives and philosophy. For example, reflective of each of their performance and leadership roles within Wyeth, each of Messrs. Essner’s and Poussot’s base salaries is in excess of $1 million. In addition, as described above, we made a special promotional grant of service-vesting restricted stock units to Mr. Poussot in connection with his promotion to Chief Executive Officer that will not be tax deductible on account of Section 162(m).

Accounting Implications

Each element of the compensation we pay to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, we consider the financial statement impact in determining the amount of, and allocation among the elements of, compensation.

Compensation Consultant

Please refer to the section above entitled “Meetings and Committees of Our Board—Compensation and Benefits Committee” for a discussion of the use of compensation consultants by the Committee and management.

Timing of Equity Grants and Equity Grant Policy

Equity awards typically are granted to all eligible employees, including our named executive officers, in connection with (and on the date of) our annual stockholders meeting (generally in April of each year). The Compensation and Benefits Committee sets the level of the award and, in connection with stock option grants, the exercise price on the date of the grant, which under the terms of our various stock incentive plans, must be at or above the closing price of our common stock on the grant date. In addition to the annual grants, executives may receive equity awards in connection with promotions, such as the grant to Mr. Poussot on January 2, 2008 in connection with his promotion to Chief Executive Officer and the grant of additional performance share unit awards on June 28, 2007 to Mr. Norden in connection with his promotion to Senior Vice President and Chief Financial Officer. The Compensation and Benefits Committee determined each of these promotional awards at a regularly scheduled meeting with a grant date of the effective date of the promotion. Newly hired executives also receive an equity award in connection with their employment. These awards are granted on the date of the Compensation and Benefits Committee meeting immediately following the date of hire or promotion or, in some cases, on the first day of employment if the Committee has acted on the matter at a meeting in advance of such date of hire. In addition, the Compensation and Benefits Committee has delegated to the Special Interim Grant Committee, on which only our Chief Executive Officer serves, the authority to grant options and restricted stock unit awards to middle management in connection with initial employment, promotion, or first attainment of a salary level entitling an employee to a grant of options and/or restricted stock units. Such options are granted on the date our Chief Executive Officer approves them and have an exercise price equal to fair market value on the date of grant. This delegated authority does not extend to granting awards to our named executive officers or other officers, any employee who is subject to Section 16 of the Securities Exchange Act of 1934 or any employee who is eligible to receive grants in the Executive Grant Category. The Executive Grant Category in 2007 covered employees with an annual base salary in excess of $187,500.

We do not have a program, plan or practice of timing equity grants to our executives in coordination with the release of material non-public information. The vast majority of our equity awards (to both our executive officers and other eligible employees), including the annual grant, are granted at our regularly scheduled Compensation and Benefits Committee meetings. Because these meetings generally are scheduled one year in advance, the timing of disclosure by the Company of material non-public information typically does not impact the timing of our equity grants. However, before approving any grant of equity, including a regularly scheduled annual grant, the Compensation and Benefits Committee views it as part of its responsibility to take into account all facts and circumstances so as to ensure that the grant is consistent with our compensation philosophy and objectives.

Executive Stock Ownership Guidelines

In order to encourage significant ownership of stock in Wyeth by senior executives and by virtue of that ownership align the personal interests of senior executives with those of our stockholders, we have adopted stock ownership guidelines for senior executives. Authority to administer these guidelines has been delegated to the Chief Executive Officer, who reports periodically to the Compensation and Benefits Committee with respect to these matters. The guideline for our Chairman and for our Chief Executive Officer is Wyeth share ownership with a value of at least eight times base salary. Officers who report directly to our Chief Executive Officer have a guideline of Wyeth share ownership value of at least six times base salary, and other executives who are members of the Management, Law/Regulatory Review, Human Resources and Benefits, and Operations committees have a guideline of four times base salary. Other executives and key employees also are encouraged to maintain share ownership. Executives may increase their share ownership through a variety of methods, including the receipt and retention of the various forms of equity awards granted by the Company (including a portion of the value of vested in-the-money stock options and unvested performance shares), and are expected to achieve target levels within five years. The Compensation and Benefits Committee reviews the guidelines and the state of our senior executives’ compliance with the guidelines regularly. In connection with its annual assessment undertaken in November 2007, the Committee determined that all named executive officers exceeded their ownership guidelines with the exception of Mr. Norden, who was newly promoted to his position in mid-2007. Employees are not permitted to enter into short sales or other transactions in derivatives of our common stock.

As indicated in the table entitled “Securities Owned by Management” included in this proxy statement, many of our named executive officers have a significant amount of Wyeth common stock that was earned on account of prior performance periods but may not be received and disposed of until retirement or other termination. These deferred shares are held in a restricted stock trust.

Report of the Compensation and Benefits Committee

of the Board of Directors

The Compensation and Benefits Committee of the Board of Directors has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management and, based on such review and discussions, has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION AND BENEFITS COMMITTEE

Victor F. Ganzi, Chairman

Robert M. Amen

John P. Mascotte

Gary L. Rogers

Summary Compensation Table

The following table summarizes the total compensation earned for the fiscal years ended December 31, 2007 and 2006 by the persons serving in 2007 as our Chairman and Chief Executive Officer (Mr. Essner), our Senior Vice President and Chief Financial Officer (Mr. Norden), our former Chief Financial Officer and Vice Chairman (Mr. Martin) and our three next most highly paid executive officers (Mr. Poussot, Mr. Mahady and Dr. Ruffolo), calculated and presented in accordance with the rules and regulations of the Securities and Exchange Commission. The table below shows Mr. Norden’s compensation for 2007 only, the year he became a named executive officer. We refer to these six persons throughout these compensation tables as our named executive officers.

As discussed more fully in the section above entitled “Compensation Discussion and Analysis,” compensation for our named executive officers in 2007 and 2006 consisted of a combination of base salary, annual cash incentive awards (i.e., cash bonuses), long-term equity incentive awards, pension benefits and perquisites. Long-term equity incentive compensation is awarded under our stock incentive plans, generally in the form of stock options and performance share unit awards. Consistent with our annual grant program for key employees (other than members of the Wyeth Management Committee), prior to his promotion, Mr. Norden also received restricted stock unit awards. See “2007 Grants of Plan-Based Awards” below for a description of these awards.

Amounts shown in the column entitled “Non-Equity Incentive Plan Compensation” represent the annual cash incentive award (i.e., cash bonus) earned under the terms of our stockholder-approved Executive Incentive Plan or, in the case of Mr. Norden, our Performance Incentive Award program. These awards were determined by our Compensation and Benefits Committee in February 2008 based on 2007 performance and in February 2007 based on 2006 performance, respectively, and were paid shortly thereafter. The terms of our Executive Incentive Plan, which is designed to preserve the tax deductibility to the Company of annual cash incentive award payments, provide that the maximum annual cash incentive award that may be paid to any one participant in any one year is two-tenths of one percent of our consolidated net income, if any, for the applicable year (adjusted to omit the effects of unusual and infrequent items). As discussed in more detail under “Compensation Discussion and Analysis,” the Compensation and Benefits Committee applies negative discretion to determine the actual cash incentive award made to each individual for the given year.

Name and Principal Position	Year	Salary(1) ($)		Stock Awards(2) ($)		Option Awards(3) ($)		Non-Equity Incentive Plan Compensation(4) ($)		Change in Pension Value(5) ($)		All Other Compensation(6) ($)		Total ($)
Robert Essner	2007		$1,728,500		$10,169,080		$4,691,600		$3,200,000		$4,083,894		$232,057		$24,105,131
Chairman of the Board	2006		$1,662,000		$18,201,380		$5,305,400		$3,000,000		$4,531,044		$147,138		$32,846,962
Bernard Poussot	2007		$1,050,400		$4,349,760		$2,590,040		$2,000,000		$2,400,863		$263,845		$12,654,908
President and Chief Executive Officer	2006		$967,035		$5,518,110		$4,060,380		$1,700,000		$2,003,211		$160,112		$14,408,848
Gregory Norden Senior Vice President and Chief Financial Officer	2007		$583,033		$1,027,240		$468,970		$750,000		$167,817		$75,148		$3,072,208
Joseph M. Mahady	2007		$787,233		$2,313,180		$2,118,050		$1,100,000		$823,207		$29,117		$7,170,787
Senior Vice President and President, Wyeth Pharmaceuticals	2006		$695,600		$3,875,270		$1,441,860		$950,000		$1,390,888		$26,368		$8,379,986
Robert R. Ruffolo, Jr., Ph.D. Senior Vice President and President, Wyeth Research	2007 2006	$ $	756,100 727,000	$ $	2,509,610 4,345,220	$ $	1,394,800 1,423,400	$ $	1,100,000 1,100,000	$ $	880,411 964,881	$ $	23,183 27,310	$ $	6,664,104 8,587,811
Kenneth J. Martin(7) Former Chief Financial Officer and Vice Chairman	2007 2006	$ $	416,000 782,840	$ $	(1,745,050 5,332,090)	$ $	(777,370 1,777,980)	$ $	0 1,200,000	$ $	1,137,001 1,604,324	$ $	34,544 28,985	$ $	(934,875 10,726,219)

(1)	The amount shown in the “Salary” column for Mr. Norden reflects payment of base salary at an annual rate of $462,100 through the date of his promotion to Senior Vice President and Chief Financial Officer and an increase to an annual base salary of $700,000 in connection with that promotion. The 2007 amount shown in the “Salary” column for Mr. Mahady reflects payment of base salary at an annual rate of $723,400 through the date of his promotion to Senior Vice President and President—Global Business, Wyeth Pharmaceuticals, and an increase to an annual base salary of $800,000 in connection with that promotion. Each of our named executive officers deferred a portion of his base salary into the Wyeth Supplemental Employee Savings Plan, which is reflected in the “Non-Qualified Deferred Compensation” table below, as well as into the Wyeth Savings Plan.

In November 2007, the Board set the 2008 base salaries for our named executive officers at $1,728,500 for Mr. Essner, $1,450,000 for Mr. Poussot, $770,000 for Mr. Norden, $925,000 for Mr. Mahady and $782,560 for Dr. Ruffolo.

(2)	We recognize the expense associated with performance share unit awards ratably from the date of grant through the completion of the applicable performance period, initially assuming achievement at 100% of target and ultimately reflecting actual achievement. For a further description of these awards, see “Outstanding Equity Awards at 2007 Year-End.”

The amounts shown for 2007 represent:

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the compensation cost in accordance with SFAS No. 123R for performance share unit awards granted in 2007 and in prior years, thereby reflecting the pro rata expenses associated with the 2005, 2006 and 2007 grants of performance share unit awards;

•

the following incremental amounts reflecting the conversion of the 2005 performance share unit awards at 116.8% of target (rather than 100%): $1,393,160 for Mr. Essner, $425,690 for Mr. Poussot, $48,370 for Mr. Norden, $294,110 for Mr. Mahady and $332,810 for Dr. Ruffolo, as a result of the determination by the Compensation and Benefits Committee in early 2008 that we achieved EPS, as adjusted, of $3.70 per share (i.e., exclusive of equity-based compensation and charges related to Project Springboard) such that these units would be converted at 116.8% of target. The 2007 EPS target of $3.64 per share for the 2005 awards was established by the Committee in January 2007; and

•

for Mr. Norden, the compensation cost in accordance with SFAS No. 123R for restricted stock unit awards granted to him in 2005, 2006 and 2007 prior to his promotion to Senior Vice President and Chief Financial Officer. These awards vest three years from the date of grant, subject to earlier vesting in specified circumstances.

The amounts shown for 2006 represent:

•

the compensation cost in accordance with SFAS No. 123R for performance share unit awards granted in 2006 and in prior years, thereby reflecting the pro rata expenses of the 2004, 2005 and 2006 grants of performance share unit awards;

•

the following incremental amounts reflecting the conversion of the 2004 performance share unit awards at 200% of target (rather than 100%): $9,214,000 for Mr. Essner, $2,533,850 for Mr. Poussot, $1,962,580 for Mr. Mahady, $2,215,970 for Dr. Ruffolo and $2,533,850 for Mr. Martin, as a result of the determination by the Committee in early 2007 that we achieved EPS, as adjusted, of $3.34 per share (i.e., exclusive of equity-based compensation and the following significant items: charges related to Project Springboard and an income tax adjustment related to a reduction of certain deferred tax asset valuation allowances) such that these units would be converted at 200% of target. The 2006 EPS target of $3.20 per share for the 2004 awards was established by the Committee in January 2006; and

•

the 2006 portion of the expenses reflecting the final component of the restricted stock performance awards granted in 2002 relating to the 2004 performance year. These shares were issued in January 2007 as a result of our attainment of the second applicable pre-established performance measure (i.e., being ranked in the top three of our peer group in total stockholder return for the years 2004-2006).

In reflecting the 2007 and 2006 compensation cost of these awards, the assumptions used were the same as those reflected for such years in note 12 to our consolidated financial statements for the year ended December 31, 2007, included in our 2007 Financial Report.

(3)	Represents the compensation cost determined in accordance with SFAS No. 123R based upon the Black-Scholes option pricing model, which is recognized pro rata over the employee service period. This vesting period for determining compensation cost generally is the shorter of three years or until the individual reaches the age and service required for retirement eligibility.

The amounts shown for 2007 represent:

•

for Mr. Essner and Dr. Ruffolo, the full expense for stock options granted in 2007 and do not include any expense for prior year awards, as these executives satisfied the age and service requirements for retirement eligibility prior to 2007;

•	for Mr. Poussot, who became eligible for retirement on January 4, 2007, pro rata costs of the 2004, 2005 and 2006 stock option grants and the full expense for stock options granted in 2007; and

•

for Messrs. Norden and Mahady, who do not become eligible for retirement until October 27, 2012 and April 27, 2008, respectively, the pro rata costs of stock options granted in 2004, 2005, 2006 and 2007.

The amounts shown for 2006 represent:

•

for Mr. Essner and Dr. Ruffolo, the full expense for stock options granted in 2006 and do not include any expense for prior year awards, as these executives satisfied the age and service requirements for retirement eligibility prior to 2006; and

•	for Messrs. Poussot, Mahady and Martin, the pro rata costs of stock options granted in 2003, 2004, 2005 and 2006.

Prior to the implementation of SFAS No. 123R, we recognized cost over the three-year vesting period without regard to retirement eligibility. As allowed under SFAS No. 123R, we have continued to recognize pre-2006 stock option expense on a pro rata basis over the three-year vesting period; the above amounts do not include the pro rata cost for pre-2006 stock option grants of approximately $2,167,400, $675,970 and $568,240, for Mr. Essner, Mr. Poussot and Dr. Ruffolo, respectively, which were expensed by us in 2007, and the pro rata cost of pre-2006 stock option grants of approximately $4,200,000 and $1,030,000 for Mr. Essner and Dr. Ruffolo, respectively, which were expensed by us in 2006.

In reflecting the 2007 and 2006 compensation cost of these awards, the assumptions used were the same as those reflected for such years in note 12 to our consolidated financial statements for the year ended December 31, 2007, included in our 2007 Financial Report.

(4)	Reflects the dollar value of annual cash incentive awards (i.e., cash bonuses) earned for 2007 and 2006 under our Executive Incentive Plan or, in the case of Mr. Norden, our Performance Incentive Award program, and paid in the first quarter of 2008 and 2007, respectively. None of the named executive officers elected to defer his 2007 or 2006 annual cash incentive award. Mr. Norden’s award was paid under our Performance Incentive Award program because he became a named executive officer after the date of designation for participation in the Executive Incentive Plan for 2007.

(5)

Represents the aggregate change in actuarial present value of each named executive officer’s accumulated benefits under our defined benefit pension plans from December 31, 2006 to December 31, 2007 and from December 31, 2005 to December 31, 2006, respectively, which are the measurement dates used for financial statement reporting purposes for our consolidated financial statements for the years ended December 31, 2007 and December 31, 2006, respectively, based on the following assumptions:

•	For valuing lump-sum payments, a discount rate of 4.0% for the December 31, 2007 measurement date, 4.0% for the December 31, 2006 measurement date and 4.4% for the December 31, 2005 measurement date.

•

For valuing annuity payments, a discount rate of 6.45% for the December 31, 2007 measurement date, 5.90% for the December 31, 2006 measurement date and 5.65% for the December 31, 2005 measurement date.

•	Seventy percent (70%) of all retirees are expected to elect lump-sum payments; the remainder are assumed to elect payments in an annuity form.

None of our named executive officers were credited with any above-market or preferential earnings on deferred compensation in 2007 or 2006 under any of our plans.

(6)	Reflects amounts for personal use of company automobiles, personal use of company aircraft, company-provided housing, reimbursement of taxes, Wyeth’s matching contributions to the Wyeth Savings Plan (401(k)) and the Supplemental Employee Savings Plan (SESP) and other benefits as follows:

Name	Personal Use of Company Automobiles(a)	Personal Use of Company Aircraft(b)	Company- Provided Housing(c)	Reimbursement of Taxes(d)	401(k) Match(e)	SESP Match(e)	Other(f)	Total All Other Compensation
Mr. Essner	$15,096	$95,246	—	$13,139	$6,750	$45,105	$56,721	$232,057
Mr. Poussot	$5,596	$173,770	—	$50,165	$6,750	$24,762	$2,802	$263,845
Mr. Norden	$1,967	$13,095	$23,988	$18,607	$6,750	$10,741	—	$75,148
Mr. Mahady	—	—	—	—	$6,750	$16,867	$5,500	$29,117
Dr. Ruffolo	—	—	—	—	$6,750	$15,933	$500	$23,183
Mr. Martin	—	$16,564	—	—	$6,750	$5,730	$5,500	$34,544

a.	Costs related to the company-owned automobile provided to Mr. Essner were calculated at full cost to Wyeth although the vehicle was used for business as well as personal transportation. Costs related to the car and driver provided to Mr. Poussot for travel to and from the office and related to Mr. Norden’s use of a company-owned car for travel to our Madison office are shown at estimated aggregate incremental cost to Wyeth based upon the number of miles traveled and the estimated incremental cost per mile.

b.	The Board of Directors made it a requirement, for security reasons, that Messrs. Essner and Poussot use the corporate aircraft for business and personal travel where feasible. The Board believes that this requirement also enables more efficient use of these executives’ travel time and helps to preserve confidentiality. Mr. Norden used the corporate helicopter for occasional commuting between Collegeville and Madison as a result of his new position. Other executive officers may, on rare occasions, use the corporate aircraft for personal trips with the permission of the Chief Executive Officer. We valued the aggregate incremental cost of each of the named executive officers’ personal use of our corporate aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board supplies and catering, landing fees, trip-related expenses, any customs, foreign permit and similar fees, and other variable costs, net of any reimbursements made to Wyeth by the named executive officer for his use of the aircraft. The aggregate incremental cost also includes all such costs related to positioning flights. Because our aircraft are used primarily for business travel, in calculating incremental cost, we do not include the fixed costs that do not change based on personal usage. Aggregate incremental cost is not the same as the valuation used for calculating taxable income to the executives, which is calculated pursuant to IRS regulations. We have not included amounts related to the loss of a tax deduction to Wyeth on account of personal use of corporate aircraft.

c.	Represents lease payments, utilities and related costs for a condominium leased by us for Mr. Norden near our Madison, New Jersey corporate headquarters. In lieu of relocation, we leased this condominium in connection with Mr. Norden’s promotion to Senior Vice President and Chief Financial Officer and the change in his principal place of business from Collegeville, Pennsylvania to Madison, New Jersey.

d.	Represents reimbursement by us of the taxes incurred by each of Messrs. Essner and Poussot as a result of imputed income from his personal use of company-owned automobiles and aircraft. For Mr. Norden, represents reimbursement by us of the taxes he incurred as a result of imputed income from the condominium leased for his use and his personal use of the corporate helicopter and company car for commuting.

e.	We provide matching contributions of 50% on the first 6% of covered pay that the named executive officer contributes to the Wyeth Savings Plan (401(k)) and the Supplemental Employee Savings Plan.

f.	This column reports the total amount of other benefits provided to named executive officers. These other benefits include: (1) financial planning, (2) home security and/or (3) an annual physical examination. In the case of Mr. Essner, these benefits also include our payment of attorneys’ fees in the amount of $39,460 to provide him with separate counsel in connection with the negotiation of his employment agreement and subsequent amendment.

(7)	For 2007, base salary for Mr. Martin reflects salary earned through the effective date of his resignation. Amounts shown for stock awards and option awards in 2007 reflect the reversal of compensation cost shown in the table as 2006 compensation in accordance with SFAS No. 123R, resulting from Mr. Martin’s forfeiture of unvested performance share unit awards and unvested stock option awards upon his resignation. In accordance with interpretative guidance provided by the Securities and Exchange Commission, only the previously expensed portions of equity awards that were previously reported in the Summary Compensation Table have been included (i.e., amounts shown in the Summary Compensation Table for 2006). In addition, because Mr. Martin forfeited performance share unit awards that had not yet been earned as of the date of his resignation, Mr. Martin did not receive any shares as a result of the conversion of the 2005 grant of performance share unit awards in early 2008, nor did Mr. Martin receive a grant of performance share unit awards or stock options in 2007.

2007 Grants of Plan-Based Awards

The following table provides a summary of grants of plan-based awards made to our named executive officers in 2007.

The columns entitled “Estimated Potential Payouts under Non-Equity Incentive Plan Awards” represent annual cash incentive awards that are generally payable to named executive officers under our stockholder-approved Executive Incentive Plan. There are no future payouts associated with these awards as payouts have already occurred and are shown in the “Summary Compensation Table.” See “Compensation Discussion and Analysis” and note 1 below for additional details.

The columns entitled “Estimated Future Payouts under Equity Incentive Plan Awards” represent performance share unit awards for the 2009 performance year granted on April 26, 2007, to our named executive officers under our 2005 Amended and Restated Stock Incentive Plan. These awards are composed of units that may be converted to between 0% and 200% of a pre-set target number of shares of our common stock (one share per unit). In early 2009, the Compensation and Benefits Committee will set an EPS target for 2009, and in early 2010, the Committee will compare the actual EPS performance for 2009 against the target EPS to determine what percentage of the target award may be earned. The awards are structured to allow the Committee negative discretion to reduce the amount of the award that may be earned based on EPS to reflect, among other factors it may consider, our total stockholder return ranking (top 2, middle 4, bottom 2) compared with that of our peer group listed in the second paragraph under “Compensation Discussion and Analysis—Competitive Positioning” over the period from January 1, 2007 through December 31, 2009. The Committee set the target number of shares to assume our achievement of 100% of the 2009 EPS target and a “top 2” TSR ranking for the three-year period, with the Committee retaining the ability to reduce the number of shares earned to reflect actual TSR ranking, among other factors. If actual EPS achievement would result in 0% of the target award being earned, an executive may still receive up to 25% of the target award (assuming we have consolidated earnings in 2009) at the discretion of the Committee based on, among other factors, favorable TSR performance. This award design is intended to preserve our ability to deduct this compensation under Section 162(m) of the Internal Revenue Code. The executives will forfeit these performance share unit awards upon termination of employment prior to conversion for any reason other than death, disability or retirement (in which case the units will be converted if, when and to the extent the performance criteria are satisfied). These units also vest upon a change in control (in which case the units would be converted at 80% of target).

These columns also include performance share unit awards granted to Mr. Norden on June 28, 2007 in connection with his promotion to Senior Vice President and Chief Financial Officer that will convert to shares of our common stock based on the 2009 and 2008 performance years, increasing his total target award for the 2009 performance year from 7,500 shares to 25,000 shares and his total target award for the 2008 performance year from 6,670 shares to 20,000 shares. The performance share unit awards for the 2008 performance year are described in note 2 to the table entitled “Outstanding Equity Awards at 2007 Year-End.” Prior to his promotion, Mr. Norden also received a grant on April 26, 2007 of restricted stock units under our 2005 Amended and Restated Stock Incentive Plan consistent with the annual grants made to other key employees (other than members of the Wyeth Management Committee). Assuming continued employment, these units vest and convert to shares on the third anniversary of the date of grant. These units would become fully vested earlier in the case of retirement, death or disability or in the event of a change in control. These awards are shown under the column “All Other Stock Awards.”

The column entitled “All Other Option Awards” reflects our grant of stock options to our named executive officers under our 2005 Amended and Restated Stock Incentive Plan on April 26, 2007. Options expire 10 years from the date of grant and become exercisable in one-third increments on the first, second and third anniversaries of the date of grant, provided that the named executive officer has at least two years of service. Options would become fully vested earlier in the case of retirement, death or disability or in the event of a change in control.

We do not reprice or modify outstanding options or other equity-based awards.

Name	Grant Date		Estimated Potential Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Essner	—		$0	$3,000,000	$9,620,720
	4/26/2007					0	192,000	384,000	—	370,000	$56.00	$14,932,880
Bernard Poussot	—		$0	$1,700,000	$9,620,720
	4/26/2007					0	112,500	225,000	—	200,000	$56.00	$8,536,750
Gregory Norden	—		$0	(1)	$9,620,720
	4/26/2007					0	7,500	15,000	4,500	36,010	$56.00	$1,095,337
	6/28/2007	*				0	17,500	35,000	—	—	—	$951,650
	6/28/2007	**				0	13,330	26,660	—	—	—	$756,744
												$2,803,731
Joseph M. Mahady	—		$0	$950,000	$9,620,720
	4/26/2007					0	49,940	99,880	—	108,000	$56.00	$4,033,240
Robert R. Ruffolo, Jr., Ph.D.	—		$0	$1,100,000	$9,620,720
	4/26/2007					0	51,250	102,500	—	110,000	$56.00	$4,128,475
Kenneth J. Martin	—		—	—	—	—	—	—	—	—	—	—

*	Represents supplemental grant for the 2009 performance year.
**	Represents supplemental grant for the 2008 performance year.

(1)	Annual cash incentive awards generally are paid to named executive officers under our stockholder-approved Executive Incentive Plan, which, in order to preserve tax deductibility to the Company of this compensation, is designed as a so-called “negative discretion” plan. There is no target or maximum under the Executive Incentive Plan, other than a putative maximum amount that may be paid to any one participant in any one year of two-tenths of one percent of consolidated net income (adjusted to omit the effects of unusual and infrequent items). Pursuant to Securities and Exchange Commission rules, the “maximum” amounts shown in the table above reflect this putative maximum. The plan permits the Compensation and Benefits Committee to award any amount that does not exceed the putative maximum. For purposes of presentation, the amounts shown as “target” represent the annual cash incentive awards actually paid to each named executive officer for 2006. Actual annual cash incentive awards paid for 2007 are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” and there are no future payouts associated with these awards, which are shown here in accordance with Securities and Exchange Commission rules. While Mr. Norden’s annual cash incentive award was determined in the same manner as awards under the Executive Incentive Plan, Mr. Norden was not designated as a participant in the Executive Incentive Plan in 2007 because he became a named executive officer after the date of designation for 2007. No award is shown for Mr. Martin because he forfeited eligibility upon his resignation. See “Compensation Discussion and Analysis” for a discussion of the determinations of actual awards for 2007 under this plan.

(2)

Represents the grant date fair value of performance share unit awards, restricted stock unit awards and stock options granted on April 26, 2007 and June 28, 2007 computed in accordance with SFAS No. 123R using the same valuation model and assumptions as applied for purposes of our consolidated financial statements for the year ended December 31, 2007, included in our 2007 Financial Report. These values were developed solely for the purpose of comparative disclosure in accordance with Securities and Exchange Commission rules and are not intended to predict future performance, future prices of our common stock or our future dividend distributions. The ultimate values of these equity awards will depend on our future performance and the future market price of our common stock and cannot be forecast with reasonable accuracy. The actual value, if any, a holder will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. The actual value, if any, a holder will realize upon sale of shares received upon conversion of restricted stock unit awards and performance share unit awards will depend on the number of shares into which such award ultimately converts (in the case of performance share unit awards) and the market value of our common stock on the date of the sale.

The value of performance share unit awards granted on April 26, 2007 for the 2009 performance year, based on 100% of target achievement, was calculated to be $53.34 per unit. The values of Mr. Norden’s performance share unit awards granted on June 28, 2007 for the 2008 performance year and the 2009 performance year, based on 100% of target achievement, were calculated to be $56.77 and $54.38, respectively, per unit. The value of Mr. Norden’s restricted stock unit award granted on April 26, 2007 was calculated to be $53.04 per unit. For a discussion of the assumptions used in determining grant date fair value of our performance share unit awards and restricted stock unit awards granted in 2007, please see note 12 to our consolidated financial statements for the year ended December 31, 2007, included in our 2007 Financial Report.

For stock option awards, the value (equaling $12.68 per option) was developed using the Black-Scholes option pricing model in accordance with SFAS No. 123R based on the assumptions set forth in note 12 to our consolidated financial statements for the year ended December 31, 2007, included in our 2007 Financial Report.

Outstanding Equity Awards at 2007 Year-End

The following table provides a summary of equity awards outstanding at December 31, 2007 for each of our named executive officers. The table does not include our performance share unit awards that vested in early 2008, as these awards are presented in the table below under “Option Exercises and Stock Vested in 2007” because they vested based on 2007 performance.

Amounts shown in the table below for stock awards outstanding at year-end represent granted but unvested performance share unit awards shown at 100% of target and, in the case of Mr. Norden, unvested restricted stock units. Performance share unit awards will convert at anywhere between 0% and 200% of target based on future performance as more fully described above under “Compensation Discussion and Analysis.”

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)			Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Robert Essner	Total:	177,800 177,800 207,000 360,000 630,000 540,000 600,000 480,000 288,000 136,666 3,597,266	144,000 273,334 370,000 787,334	$ $ $ $ $ $ $ $ $ $ $	51.4063 62.3125 56.5938 56.5250 62.4000 60.7050 41.0500 40.2200 43.5700 48.2200 56.0000	6/22/2008 5/20/2009 4/27/2010 4/26/2011 6/21/2011 4/25/2012 4/24/2013 4/22/2014 4/21/2015 4/27/2016 4/26/2017	—		—		(2006 (2007 Total:	) )	170,000 192,000 362,000	$ $ $	7,512,300 8,484,480 15,996,780
Bernard Poussot	Total:	88,800 97,800 118,800 126,000 157,500 51,334 92,000 60,000 792,234	46,000 120,000 200,000 366,000	$ $ $ $ $ $ $ $ $	50.0625 62.3125 56.5938 56.5250 60.7050 40.2200 43.5700 48.2200 56.0000	5/21/2008 5/20/2009 4/27/2010 4/26/2011 4/25/2012 4/22/2014 4/21/2015 4/27/2016 4/26/2017	—		—		(2006 (2007 Total:	) )	80,000 112,500 192,500	$ $ $	3,535,200 4,971,375 8,506,575
Gregory Norden	Total:	30,000 34,000 45,000 50,000 8,334 30,000 25,000 13,333 235,667	12,500 26,667 36,010 75,177	$ $ $ $ $ $ $ $ $	62.3125 56.5938 56.5250 60.7050 41.0500 40.2200 43.5700 48.2200 56.0000	5/20/2009 4/27/2010 4/26/2011 4/25/2012 4/24/2013 4/22/2014 4/21/2015 4/27/2016 4/26/2017	14,190	(4)	$627,056	(4)	(2006 (2007 Total:	) )	20,000 25,000 45,000	$ $ $	883,800 1,104,750 1,988,550

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)			Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Joseph M. Mahady	Total:	50,000 66,600 76,500 76,500 90,000 38,000 68,666 34,333 500,599	34,334 68,667 108,000 211,001	$ $ $ $ $ $ $ $ $	50.0625 62.3125 56.5938 56.5250 60.7050 40.2200 43.5700 48.2200 56.0000	5/21/2008 5/20/2009 4/27/2010 4/26/2011 4/25/2012 4/22/2014 4/21/2015 4/27/2016 4/26/2017	—	—	(2006 (2007 Total:	) )	38,000 49,940 87,940	$ $ $	1,679,220 2,206,849 3,886,069
Robert R. Ruffolo, Jr., Ph.D.	Total:	80,000 70,000 70,000 76,666 36,666 333,332	38,334 73,334 110,000 221,668	$ $ $ $ $ $	53.8500 56.5250 60.7050 43.5700 48.2200 56.0000	1/23/2011 4/26/2011 4/25/2012 4/21/2015 4/27/2016 4/26/2017	—	—	(2006 (2007 Total:	) )	41,000 51,250 92,250	$ $ $	1,811,790 2,264,738 4,076,528
Kenneth J. Martin		—	—		—	—	—	—	—		—		—

(1)	Options expire 10 years from the date of grant and subject to ongoing service vest in one-third increments on the first, second and third anniversaries of the date of grant, provided the executive has completed two or more years of service. See “2007 Grants of Plan-Based Awards” above for more information on stock options. Options would become fully vested earlier in the case of retirement, death, disability or a change in control.

(2)	Represents performance share unit awards, shown at 100% of target, granted in 2006 and 2007, which can be earned based on 2008 and 2009 EPS performance among other factors, respectively, and therefore remained outstanding at December 31, 2007. A portion of Mr. Norden’s 2006 and 2007 performance share unit awards was granted in 2007 in connection with his promotion. The 2006 performance share unit awards may be earned in early 2009 based on performance (both 2008 EPS and total stockholder return ranking (top 2, middle 4, bottom 2) over the period from January 1, 2006 through December 31, 2008 compared with that of the peer group listed in this proxy statement in the second paragraph under “Compensation Discussion and Analysis—Competitive Positioning”). The 2007 performance share unit awards may be earned in early 2010 based on performance (2009 EPS), and the Committee may then apply negative discretion to reduce the amount of the award that may be earned based on EPS by applying other factors as deemed appropriate by the Committee, including total stockholder return ranking for the years 2007-2009 as more fully described under “2007 Grants of Plan-Based Awards” and in the section entitled “Compensation Discussion and Analysis.” The executives would forfeit these performance share unit awards upon termination of employment prior to conversion for any reason other than death, disability or retirement (in which case the units will be converted if, when and to the extent the performance criteria are satisfied). These units also would vest upon a change in control (in which case the units would be converted at 80% of target for the 2007 awards and at 100% of target for the 2006 awards).

The table does not include performance share unit awards granted in 2005, which vested in February 2008 based on 2007 performance. As these awards vested based on performance completed by December 31, 2007, we have included these awards in the table entitled “Option Exercises and Stock Vested in 2007.”

(3)	Aggregate market or payout value of all performance share unit awards not yet earned was computed by multiplying $44.19, the closing market price of our common stock on the New York Stock Exchange at December 31, 2007 (the last business day in 2007), by the number of shares issuable upon conversion of performance share unit awards at target.

(4)	Represents restricted stock units granted to Mr. Norden prior to his promotion to Senior Vice President and Chief Financial Officer as follows: 4,690 units on April 21, 2005, 5,000 units on April 27, 2006 and 4,500 units on April 26, 2007. These units would vest and convert to an equal number of shares of common stock on the third anniversary of the date of grant. These units would vest earlier in the event of a change in control. At December 31, 2007, these units were valued at $44.19 per unit, the closing market price of our common stock on the New York Stock Exchange on December 31, 2007. Unless otherwise determined by the Compensation and Benefits Committee, these units would be forfeited upon termination of employment prior to vesting (conversion) for any reason other than death, disability or retirement (in which case the units would immediately vest). Mr. Norden will not be entitled to vote or receive dividends unless and until the units vest and convert to common stock.

Option Exercises and Stock Vested in 2007

The following table reports all options exercised in 2007 by our named executive officers and the value realized on exercise. The table also presents all stock awards that were earned based on performance completed in 2007. As discussed in detail in the section entitled “Compensation Discussion and Analysis,” the number of shares acquired on vesting of stock awards represents performance share unit awards granted in 2005 that were convertible to between 0% and 200% of a pre-set target number of shares (one share per unit) of common stock based on performance completed during 2007 and converted at 116.8% of target in early 2008. For Dr. Ruffolo, the number of shares acquired on vesting of stock awards also includes shares acquired upon vesting of a special retention award of restricted stock units granted in 2004.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2)(3) (#)	Value Realized on Vesting(3)(4) ($)
Robert Essner	—	—	210,240	$8,943,610
Bernard Poussot	—	—	64,240	$2,732,770
Gregory Norden	30,000	$259,279	7,300	$310,542
Joseph M. Mahady	—	—	44,384	$1,888,095
Robert R. Ruffolo, Jr., Ph.D.	130,436	$2,360,109	80,224	$3,569,929
Kenneth J. Martin	515,536	$3,780,118	—	—

(1)	Represents exercises of stock options as follows:

Name	Number of Stock Options Exercised	Grant Date	Expiration Date	Date of Exercise	Exercise Price		Market Price at Exercise
Mr. Essner	—	—	—	—		—		—
Mr. Poussot	—	—	—	—		—		—
Mr. Norden	1,900 28,100	5/21/1998 5/21/1998	5/21/2008 5/21/2008	5/23/2007 5/23/2007	$ $	50.0625 50.0625	$ $	58.7100 58.7048
Mr. Mahady	—	—	—	—		—		—
Dr. Ruffolo	2,436 128,000	4/24/2003 4/22/2004	4/24/2013 4/22/2014	5/22/2007 5/22/2007	$ $	41.0500 40.2200	$ $	58.3295 58.3295
Mr. Martin *	66,600 101,514 2,436 2,486 92,000 50,000 88,000 112,500	5/21/1998 4/22/2004 4/24/2003 4/22/2004 4/21/2005 4/27/2006 4/27/2000 4/26/2001	5/21/2008 4/22/2014 4/24/2013 4/22/2014 4/21/2015 4/27/2016 4/27/2010 4/26/2011	4/25/2007 4/25/2007 4/27/2007 4/27/2007 4/27/2007 4/27/2007 5/22/2007 5/22/2007	$ $ $ $ $ $ $ $	50.0625 40.2200 41.0500 40.2200 43.5700 48.2200 56.5938 56.5250	$ $ $ $ $ $ $ $	55.9737 55.9737 55.2898 55.2898 55.2898 55.2898 57.9684 57.9684

*	Mr. Martin announced his resignation in April 2007, and any stock options not exercised prior to termination would have been forfeited under the terms of our stock incentive plans.

(2)

Represents, or in the case of Dr. Ruffolo includes, shares received upon conversion of performance share unit awards based on performance completed in 2007. As described under “Compensation Discussion and Analysis,” on February 28, 2008, the Compensation and Benefits Committee determined that Wyeth exceeded the EPS target set by the Compensation and Benefits Committee for the 2007 performance year and that holders of these awards were therefore entitled to receive 116.8% of the applicable target awards granted in 2005. Mr. Essner’s shares were voluntarily deferred into our restricted stock trust until retirement. For Dr. Ruffolo, also includes a special retention award of 30,000 restricted stock units awarded on November 17, 2004, that converted to shares of common stock on the November 17, 2007 vesting date and were contributed to our restricted stock trust and mandatorily deferred until retirement. Dividends are credited to shares in the restricted stock trust.

(3)	Does not include shares received upon conversion of an unearned portion of restricted stock performance awards granted in 2002 relating to the 2004 performance year that the Compensation and Benefits Committee determined on January 25, 2007, had been earned on account of Wyeth’s attainment of the second applicable pre-established performance measurement (being ranked in the top three of our peer group for the years 2004–2006 in total stockholder return), nor does it include shares received at 200% of the applicable target award upon conversion of performance share unit awards granted in 2004 based upon the 2006 performance year, which the Compensation and Benefits Committee approved on February 22, 2007, based on its determination that Wyeth exceeded the EPS target set by the Committee for the 2006 performance year. These shares are not included because they were earned based on performance completed prior to January 1, 2007 and were reported in the applicable tables in the proxy statement for our 2007 Annual Meeting of Stockholders. The additional expense associated with these conversions is also described above in the “Summary Compensation Table.”

(4)	Value realized upon vesting of these awards is based on the closing price of our common stock on the trading day immediately preceding the date of conversion. For the conversion of the 2005 performance share unit awards that was approved by the Compensation and Benefits Committee on February 28, 2008 and converted into common stock upon filing of our Annual Report on Form 10-K on February 29, 2008, the closing price of the Company’s common stock on February 28, 2008 (the immediately preceding trading day) was $42.54. For conversion of the restricted stock units that were awarded to Dr. Ruffolo on November 17, 2004 and vested on November 17, 2007, the closing price of our common stock on the trading day immediately preceding the date of conversion was $47.78.

Pension Benefits

Our Plans

We maintain three defined benefit pension plans in which our named executive officers may be eligible to participate. The Wyeth Retirement Plan—U.S. is our broad-based tax-qualified defined benefit pension plan. The other two plans, the Supplemental Executive Retirement Plan and the Executive Retirement Plan, are nonqualified supplemental retirement plans.

Wyeth Retirement Plan—U.S.

Under the Wyeth Retirement Plan—U.S., the benefit accrued and payable following retirement is determined according to the following formula:

•	Two percent multiplied by “final average annual pension earnings” multiplied by the number of years of credited service (up to 30 years), minus

•	A Social Security offset that is equal to 1/60th of the annual Primary Social Security Benefit multiplied by the number of years of credited service (up to 30 years).

In applying this formula, the amount of “final average annual pension earnings” is the average of the five highest annual pension earnings during the 10-year period immediately preceding the retirement date. Compensation used for determining pension earnings includes: (1) base salary, (2) any annual cash incentive awards (i.e., cash bonuses) paid and (3) sales commissions, sales bonuses or overtime pay received in the prior calendar year. Equity awards are not included in pension earnings.

Because this plan is a qualified plan, benefits are capped on account of IRS limitations as described below.

Employees become participants in the Wyeth Retirement Plan—U.S. upon the attainment of age 21 and the completion of one year of service and become vested in their benefits after five years of service. Benefits become payable at age 65. Additionally, a participant can retire early and receive a benefit if he or she is at least 55 years old with five or more years of service.

If the participant retires at age 55 with 10 or more years of service, he or she will receive upon early commencement of his or her benefit, a subsidized benefit, which provides that the benefit is reduced by three percent for each year that payment starts before age 65 rather than a larger annual reduction which applies absent the subsidy. For participants with at least five years of service but less than 10 years of service at retirement between ages 55 and 65, the subsidy is not provided.

Benefits at retirement can be paid out in various forms of annuities as well as in a single lump sum.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan is an excess benefit plan designed to provide that portion of an executive’s pension benefit that cannot be paid under the Wyeth Retirement Plan—U.S. on account of limitations imposed upon the Wyeth Retirement Plan—U.S. by the Internal Revenue Code. The law limits: (1) the amount of annual earnings that may be used to determine benefits (the compensation limitation for 2007 was $225,000) and (2) the maximum benefit payable under a qualified plan at age 65. Additionally, deferred compensation cannot be included when determining benefits under the Wyeth Retirement Plan—U.S.

The Supplemental Executive Retirement Plan’s material terms, including the formula for determining the accrued benefit, are the same as under the Wyeth Retirement Plan—U.S. described above, except that the above-referenced IRS limitations are not applicable to the Supplemental Executive Retirement Plan. An executive’s benefit under the Supplemental Executive Retirement Plan is offset by the benefit payable under the Wyeth Retirement Plan—U.S.

Executive Retirement Plan

We also maintain the Executive Retirement Plan, which provides to certain highly compensated executives, including each of our named executive officers other than Mr. Norden, an additional retirement benefit that is based upon the average of the three highest annual pension earnings during the 10-year period immediately preceding the retirement date.

Under the Executive Retirement Plan, the benefit accrued and payable following retirement is determined according to the following formula:

•

Two percent multiplied by “final average annual pension earnings” multiplied by the number of years of credited service with three additional years of service added (maximum total credited service cannot exceed 30 years), minus

•

A Social Security offset equal to 1/60th of the annual Primary Social Security Benefit multiplied by the number of years of credited service with three additional years added (maximum total credited service cannot exceed 30 years), minus

•	Any benefits paid under the Wyeth Retirement Plan—U.S., the Supplemental Executive Retirement Plan and any Wyeth foreign pension plan.

The Executive Retirement Plan recognizes service with any subsidiary or affiliate, including overseas operations. The Executive Retirement Plan provides each executive with three additional years of service that is reduced for each year (or part thereof) that a participant works beyond age 62. As with the Wyeth Retirement Plan—U.S. and the Supplemental Executive Retirement Plan, the same payout options, including a lump sum, are available.

In applying this formula, the amount of “final average annual pension earnings” is the average of the three (rather than five, as is the case of the Wyeth Retirement Plan—U.S. and the Supplemental Executive Retirement Plan) highest annual pension earnings during the 10-year period immediately preceding the early or normal retirement date. The same elements of compensation considered for the Wyeth Retirement Plan—U.S. and the Supplemental Executive Retirement Plan are used for the Executive Retirement Plan.

Currently, an executive is eligible for participation in the Executive Retirement Plan upon the attainment of age 55 and after meeting one of the following requirements:

•	the executive has an annual base salary of $410,000 or greater (in 2007) and $430,000 or greater (beginning in 2008), which threshold may be adjusted upward annually;

•	the executive is a member of the Wyeth Management Committee (the Board approves Wyeth Management Committee members); or

•	the executive is selected by the Chief Executive Officer for inclusion in the Executive Retirement Plan and approved by the Board.

Certain executives—including Messrs. Mahady and Martin—although not age 55 at December 31, 2007, are participants in the Executive Retirement Plan because they satisfied earlier eligibility requirements and were grandfathered when the requirements were changed.

Eligibility for early retirement is the same as for the Wyeth Retirement Plan—U.S. and the Supplemental Executive Retirement Plan; however, normal retirement under the Executive Retirement Plan is age 60 rather than age 65. For a participant in the Executive Retirement Plan retiring after age 55 with 10 years of service, the reduction for early commencement is 3% for each year that payments commence early, but the reduction is from age 60 rather than age 65. Benefits may first commence at or after age 55.

Valuation Method and Material Assumptions for All Plans

The assumptions used for calculating the present value of the accumulated benefits payable at age 60 (the normal retirement age under the Executive Retirement Plan in which all of the named executive officers except for Mr. Norden participate) and, in the case of Mr. Norden, age 65 (the normal retirement age under the Wyeth Retirement Plan—U.S. and the Supplemental Executive Retirement Plan), are those used for financial statement reporting purposes. For these purposes, it was assumed that 70% of participants elect the lump-sum option, with the remaining 30% electing a life annuity. Therefore, to calculate the present value of the accumulated benefits, we assumed a weighting of 70% at an interest rate of 4.0% and the unloaded 1994 Group Annuity Mortality table projected to 2002 and blended 50% male and 50% female as referenced in Revenue Ruling 2001-62 under the Internal Revenue Code (GATT mortality) (assumptions used for valuing lump-sum cash payments under the plans for financial statement reporting purposes) and 30% at an interest rate of 6.45% and the 1994 Group Annuity Mortality (GAM) table (assumptions used for valuing annuities for financial statement reporting purposes). These amounts then are discounted back to the participant’s actual age using 6.45% per year.

The table below provides the present value of accumulated benefits for each of our named executive officers, including the number of years of credited service recognized under each of our plans.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefits ($)	Payments during Last Fiscal Year ($)
Robert Essner	Wyeth Retirement Plan—U.S.	18.3	$809,161	—
	Supplemental Executive Retirement Plan	18.3	$15,806,857	—
	Executive Retirement Plan	21.3	$8,540,209	—
	Total		$25,156,227	—
Bernard Poussot	Wyeth Retirement Plan—U.S.	16.9	$578,625	—
	Supplemental Executive Retirement Plan	16.9	$5,453,505	—
	Executive Retirement Plan	24.3	$5,693,453	—
	Total		$11,725,583	—
Gregory Norden	Wyeth Retirement Plan—U.S.	18.5	$336,839	—
	Supplemental Executive Retirement Plan	18.5	$1,039,578	—
	Executive Retirement Plan	0.0	$0	—
	Total		$1,376,417	—
Joseph M. Mahady	Wyeth Retirement Plan—U.S.	28.6	$904,208	—
	Supplemental Executive Retirement Plan	28.6	$5,755,772	—
	Executive Retirement Plan	30.0	$2,361,877	—
	Total		$9,021,857	—
Robert R. Ruffolo, Jr., Ph.D.	Wyeth Retirement Plan—U.S.	7.1	$194,252	—
	Supplemental Executive Retirement Plan	7.1	$1,243,493	—
	Executive Retirement Plan	10.1	$2,472,434	—
	Total		$3,910,179	—
Kenneth J. Martin	Wyeth Retirement Plan—U.S.	22.3	$478,887	—
	Supplemental Executive Retirement Plan	22.3	$3,589,372	—
	Executive Retirement Plan	25.3	$4,511,266	—
	Total		$8,579,525	—

(1)

The number of years of credited service in the Executive Retirement Plan for Mr. Poussot includes the time that Mr. Poussot worked for an international affiliate of Wyeth. As discussed in detail in the narrative preceding this table, the Executive Retirement Plan grants each participant three additional years of service to a maximum of 30 years.

The present value of the accumulated benefits related to the three additional years of service credited (maximum total credited service cannot exceed 30 years) under the Executive Retirement Plan for Mr. Essner, Mr. Mahady, Dr. Ruffolo and Mr. Martin is $3,551,467, $426,032, $1,163,359 and $1,015,996, respectively. For Mr. Poussot, the present value of accumulated benefits related to the additional years of service credited under the Executive Retirement Plan is $3,573,894, of which $1,445,620 is related to the three additional years of service and $2,128,274 is related to his 4.4 years of service with an international affiliate of Wyeth.

As of December 31, 2007, each of Mr. Essner, Mr. Poussot and Dr. Ruffolo satisfied the provisions of each of the three plans that would permit them to retire (age 55 and five years of service) and commence receipt of benefits. If Mr. Essner, Mr. Poussot or Dr. Ruffolo had retired effective as of January 1, 2008, he could have elected to receive his benefit in the form of a lump sum. The estimated amount of the lump sum would have been as follows:

Name	Estimated Lump Sum as of January 1, 2008
Mr. Essner	$28,663,557
Mr. Poussot	$17,298,811
Dr. Ruffolo	$4,409,754

For Messrs. Norden, Mahady and Martin who did not satisfy the provisions of the plans that would permit them to retire and commence receipt of benefits as of December 31, 2007, the following are the estimated present values as of January 1, 2008 of the lump sum that would be payable at age 55 assuming a termination date as of December 31, 2007 for Messrs. Norden and Mahady and June 30, 2007 (his actual termination date) for Mr. Martin:

Name	Estimated Present Value of Lump Sum Payable at Age 55
Mr. Norden	$1,519,750
Mr. Mahady	$9,554,850
Mr. Martin	$9,267,207

The discount rate and mortality table for determining lump sums are different from the financial assumptions used to calculate the present value of accumulated benefits displayed in the larger “Pension Benefits” table. The actuarial assumptions used to determine the above estimated lump sums at January 1, 2008 are a discount rate and a mortality table as specified in the Wyeth Retirement Plan—U.S. (GATT mortality). The discount rate is determined quarterly as defined in the Wyeth Retirement Plan—U.S. and was 3.90% for the preceding calculations.

Non-Qualified Deferred Compensation

Our Plans

We maintain two non-qualified deferred compensation plans in which our named executive officers may participate: the Supplemental Employee Savings Plan and the Deferred Compensation Plan.

Supplemental Employee Savings Plan

We maintain a tax-qualified 401(k) savings plan, the Wyeth Savings Plan, which is our broad-based savings plan, in which all non-union U.S. employees who have attained age 21 are eligible to participate. The Wyeth Savings Plan allows employees to save up to 50% of covered pay (salary, overtime, sales commissions or sales bonuses) on a before-tax basis, after-tax basis, or a combination of both and receive a Company match of 50% on the first 6% of covered pay that the employee contributes.

The Supplemental Employee Savings Plan supplements the Wyeth Savings Plan and provides a means for eligible employees to receive the employer matching contribution on any salary, sales commission or sales bonus that cannot otherwise be matched in the Wyeth Savings Plan. The Wyeth Savings Plan is subject to federal law that limits the amount of annual earnings that may be used to determine contributions under the plan ($225,000 for 2007). In addition, the law limits the “annual additions” (which include before-tax, after-tax and Company matching contributions) that may be made to a savings plan. For 2007, the dollar limit on annual additions was $45,000. For 2007, there also was an annual limitation of $15,500 ($20,500 for employees over age 50) on employee pre-tax contributions.

Participants in the Supplemental Employee Savings Plan may choose from a number of investment options, which are the same as those offered in the Wyeth Savings Plan and are as follows:

Fidelity International Discovery; Spartan U.S. Equity Index; Fidelity Low Priced Stock; Morgan Stanley Institutional Fund Trust Value Portfolio—Advisor Class; Wyeth Common Stock Fund; Fidelity Magellan; Fidelity Real Estate Investment; Fidelity Capital Appreciation; Oppenheimer Developing Markets; Robertson Stephens Partners; Fidelity Balanced; Interest Income; Fidelity High Income; Fidelity New Markets Income; PIMCO Total Return—Administrative Class; Fidelity Freedom 2005; Fidelity Freedom 2010; Fidelity Freedom 2015; Fidelity Freedom 2020; Fidelity Freedom 2025; Fidelity Freedom 2030; Fidelity Freedom 2035; Fidelity Freedom 2040; Fidelity Freedom 2045; Fidelity Freedom 2050.

Earnings are calculated based on an individual participant’s investment selection. Participants may change investment selections daily. Supplemental Employee Savings Plan distributions generally are available only following termination and only in a lump sum.

Deferred Compensation Plan

We offer employees earning a base salary of $155,000 or more, including our named executive officers, the ability to defer a portion of their annual cash compensation, including salary, annual cash incentive awards (i.e., cash bonuses), sales commissions and sales bonuses. As with the Supplemental Employee Savings Plan, earnings are calculated based on an individual executive’s investment selection. The Deferred Compensation Plan offers both in-service and retirement distribution options and offers distributions in the form of lump sums and installments. Participants may direct investments, and earnings track the following types of fund options: Balanced Portfolio, International Portfolio, Market Interest or Small Cap Value Portfolio.

The following table presents a summary of the activity in the Supplemental Employee Savings Plan and the Deferred Compensation Plan for our named executive officers in 2007. The aggregate balance at last fiscal year-end represents participant contributions, Company match and earnings/losses on those amounts.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Wyeth Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(4) ($)
Robert Essner	$90,210	$45,105	$309,183	—	$5,957,798
Bernard Poussot	$49,524	$24,762	$32,126	—	$716,689
Gregory Norden	$21,482	$10,741	$5,856	—	$164,639
Joseph M. Mahady	$33,734	$16,867	$57,617	—	$1,543,461
Robert R. Ruffolo, Jr., Ph.D.	$31,866	$15,933	$12,187	—	$286,062
Kenneth J. Martin	$11,460	$5,730	$40,920	—	$497,507

(1)	Represents the aggregate amount of each named executive officer’s deferral contributions in 2007. All amounts represent deferrals into the Supplemental Employee Savings Plan. All of the Supplemental Employee Savings Plan contributions for 2007 are included in the “Summary Compensation Table” as part of salary in 2007. None of our named executive officers elected to defer compensation into the Deferred Compensation Plan in 2007.

(2)	Represents the aggregate amount of Wyeth’s contributions in 2007 to the Supplemental Employee Savings Plan on behalf of each named executive officer. These amounts are included as part of total compensation in the “Summary Compensation Table” for 2007 under the column entitled “All Other Compensation.”

(3)	Represents the dollar amount of aggregate interest or other earnings/losses credited in 2007. All amounts represent Supplemental Employee Savings Plan earnings/losses, except for amounts for Mr. Essner, who was credited with $247,257 and $61,926 in Deferred Compensation Plan and Supplemental Employee Savings Plan earnings, respectively, and amounts for Mr. Mahady, who was credited with $56,339 and $1,278 in Deferred Compensation Plan and Supplemental Employee Savings Plan earnings, respectively.

(4)	Represents account balances at December 31, 2007. Supplemental Employee Savings Plan balances as of December 31, 2007 were as follows: for Mr. Essner $1,371,062 (invested in Interest Income); for Mr. Poussot $716,689 (invested in Interest Income); for Mr. Norden $164,639 (invested in Interest Income); for Mr. Mahady $447,748 (invested in Wyeth Common Stock Fund and Spartan U.S. Equity Index); for Dr. Ruffolo $286,062 (invested in Interest Income); and for Mr. Martin $497,507 (invested in Interest Income). Deferred Compensation Plan balances as of December 31, 2007 were as follows: for Mr. Essner $4,586,736 (invested in the Market Interest Option) and for Mr. Mahady $1,095,713 (invested in the Balanced Portfolio, the International Portfolio, the Small Cap Value Portfolio and the Market Interest Option). Each of Mr. Poussot, Mr. Norden, Dr. Ruffolo and Mr. Martin had no balance in the Deferred Compensation Plan at December 31, 2007. Of these account balances, the following amounts were reported as compensation to the named executive officer in the “Summary Compensation Table” for 2006 as salary and all other compensation: for Mr. Essner $129,780, for Mr. Poussot $67,233, for Mr. Mahady $42,804, for Dr. Ruffolo $45,630 and for Mr. Martin $50,655. See notes 1 and 2 above for amounts reported as compensation in the “Summary Compensation Table” for 2007.

Our named executive officers (other than Mr. Norden) were required to defer the receipt of shares under equity awards (other than options) granted prior to 2005 until retirement or other termination. For awards granted between 2005 and 2007, deferral was permissive rather than mandatory. All such deferred shares are credited to a restricted stock trust that is not credited with interest; however, shares in the restricted stock trust are credited with dividends, as and when dividends are issued to our stockholders and at the same rate. As indicated in the table above entitled “Securities Owned by Management,” many of our named executive officers have a significant amount of Wyeth common stock that has been earned in respect of prior performance but may not be received or disposed of by the executive prior to termination. These deferred shares are not included in the above table.

Potential Payments upon Termination or Change in Control

Our generally applicable Company policies and plans provide for certain benefits upon retirement or a change in control. In addition, we have entered into change in control severance agreements with members of our senior management and other key employees, which are described below. However, we do not maintain a severance policy for our named executive officers nor have we entered into employment agreements with our named executive officers providing for payments or benefits upon termination of employment absent a change in control, other than the employment agreement executed with Mr. Essner in January 2007 and amended in December 2007, which is described below. In accordance with Securities and Exchange Commission rules, all information described in this section is presented as if a triggering event occurred on December 31, 2007. Because Mr. Martin’s change in control severance agreements terminated and his outstanding unvested and unexercised equity awards were forfeited upon his departure from the Company in June 2007, the following discussion generally excludes Mr. Martin.

Generally Applicable Company Policies and Plans

Severance

We do not maintain a severance plan or policy for our named executive officers. Accordingly, except as described below in connection with our change in control severance agreements and except for specified benefits under Mr. Essner’s amended employment agreement described below, our Compensation and Benefits Committee retains full discretion to provide or decline to provide severance payments or benefits to named executive officers upon termination of employment.

Pension Benefits

Our pension plans are described above under the section entitled “Pension Benefits.” The disclosure in that section includes estimated lump sums as of January 1, 2008 for each of Mr. Essner, Mr. Poussot and Dr. Ruffolo and an estimate of the present value as of January 1, 2008 of lump sums payable at age 55 for each of Messrs. Norden, Mahady and Martin under our pension plans. Incremental increases in pension benefits under our change in control severance agreements are described below under the section entitled “—Change in Control Severance Agreements.”

Health and Welfare Benefits

Under company-wide plans, U.S. employees who are both age 55 or older and have completed 10 or more years of service at the time they separate from employment with the Company are eligible to participate in our retiree medical program following retirement. For Messrs. Essner and Poussot, who by virtue of their age and years of service are entitled to retiree medical benefits upon any termination of employment, the estimated present value of these benefits if either of them terminated for any reason as of December 31, 2007 would have been $141,600 and $169,500, respectively. In the event of Mr. Essner’s or Mr. Poussot’s death, respectively, as of such date, Mr. Essner’s spouse would have been entitled to receive medical benefits with an estimated present value of $78,000, and Mr. Poussot’s spouse would have been entitled to receive medical benefits with an estimated value of $90,500. None of our other named executive officers met the age and service requirements for retiree medical benefits as of December 31, 2007. See “—Change in Control Severance Agreements” below for a discussion of continued health and welfare benefits available as a result of those agreements.

Vesting of Equity

Retirement. Under our company-wide stock incentive plans, participants in the United States who are both age 55 or older and who have completed at least five years of service at the time they separate from employment with the Company are entitled to vesting of outstanding stock options and restricted stock unit awards upon their retirement. Under the terms of the applicable award agreements, the retiring individual is entitled to continue to hold his stock options following retirement for the balance of the original option term. For performance share unit awards, as the performance cycle for each prior grant completes, the units held by the retiring individual will convert, if, when and to the extent performance is achieved. For restricted stock unit awards, this generally means that the individual is entitled to full conversion of the units into stock upon retirement. However, the 120,000 restricted stock units awarded to Mr. Poussot on January 2, 2008, in connection with his promotion to Chief Executive Officer do not vest upon retirement and accordingly would be subject to forfeiture to the extent not vested on his retirement date.

For Mr. Essner, Mr. Poussot and Dr. Ruffolo, who met the eligibility requirements under our various stock incentive plans for retirement as of December 31, 2007, the estimated value of unvested equity awards that would have vested in the event of retirement on December 31, 2007 would have been as follows (assuming performance share unit awards are earned at target): For Mr. Essner—$89,280 for stock options and $15,996,780 for performance share unit awards, for Mr. Poussot—$28,520 for stock options and $8,506,575 for performance share unit awards, and for Dr. Ruffolo—$23,767 for stock options and $4,076,528 for performance share unit awards. As of December 31, 2007, Messrs. Norden and Mahady were not retirement-eligible under our various stock incentive plans.

Change in Control. Under our company-wide stock incentive plans, upon a change in control, all unvested stock options, performance share unit awards and restricted stock unit awards immediately vest. In the case of performance share unit awards, these awards would convert to shares of our common stock at 100% of target for the 2006 awards and 80% of target for the 2007 awards upon the change in control, rather than 0% to 200% of target based on future performance. Assuming a change in control had occurred on December 31, 2007, the estimated value of unvested equity awards that would have vested upon such change in control would have been as follows: For Mr. Essner—$89,280 for stock options and $14,299,884 for performance share unit awards; for Mr. Poussot—$28,520 for stock options and $7,512,300 for performance share unit awards; for Mr. Norden—$7,750 for stock options, $1,767,600 for performance share unit awards and $627,056 for restricted stock units; for Mr. Mahady—$21,287 for stock options and $3,444,699 for performance share unit awards; and for Dr. Ruffolo—$23,767 for stock options and $3,623,580 for performance share unit awards. The 120,000 restricted stock units awarded to Mr. Poussot on January 2, 2008 also would vest upon a change in control.

Death. Under the terms of our equity awards, death is afforded the same treatment as retirement other than with respect to the 120,000 restricted stock units granted to Mr. Poussot in connection with his promotion in January 2008, which would vest upon death but not on retirement. Accordingly, if any named executive officer had died as of December 31, 2007, his equity awards would have become vested, and based on those same assumptions, the estimated values would have been the same as those set forth under “Retirement” above in the case of Mr. Essner, Mr. Poussot and Dr. Ruffolo and would have been as follows for Messrs. Norden and Mahady: for Mr. Norden—$7,750 for stock options, $1,988,550 for performance share awards and $627,056 for restricted stock units; and for Mr. Mahady—$21,287 for stock options and $3,886,069 for performance share unit awards.

Computation of Values. The calculations in this “Vesting of Equity” section are based on the per share closing price of our common stock on the New York Stock Exchange on December 31, 2007, which was $44.19. In the case of stock options, these amounts represent the aggregate spread (i.e., the difference between the exercise price and the closing price of our common stock on December 31, 2007); in the case of performance share unit awards, these amounts represent an assumed full conversion of these awards to shares of our common stock at 100% of target except in the case of the 2007 performance share unit awards which vest at 80% of target in the event of a change in control (and not including performance share unit awards granted in 2005 because these awards were converted to shares of our common stock at 116.8% of target in February 2008 and are reported on the table in the section above entitled “Options Exercised and Stock Vested in 2007”); and in the case of restricted stock units, these amounts represent the value of the common stock issuable upon conversion of such units as of December 31, 2007. In the case of retirement or death, the actual number of shares received upon conversion of the performance share unit awards could be between 0% and 200% of target amounts.

Change in Control Severance Agreements

We have entered into change in control severance agreements with 36 members of our senior management team, including each of our named executive officers. We also have entered into change in control severance agreements with approximately 540 other key employees; however, these agreements have important differences from those entered into with our senior management team (e.g., the change in control severance agreements entered into with our other key employees generally provide for severance and other benefits on the basis of a two-year severance period rather than a three-year severance period).

In August 2006, we gave notice to all employees (including both the senior management team and the other key employees) with whom we maintain these change in control severance agreements that the change in control severance agreements established in 1998, which we refer to as the 1998 agreements, would not be extended beyond the year ending December 31, 2008 (the earliest possible termination date under the terms of the 1998 agreements). This means that if we undergo a change in control on or prior to December 31, 2008, the provisions of the 1998 agreements will be applicable to that transaction and govern a termination of employment for 36 months thereafter. In connection with that notice, we also entered into replacement change in control severance agreements, which we refer to as the 2006 agreements, with those members of senior management and other key employees that would apply to change in control transactions occurring on or after January 1, 2009. Newly hired executives who receive a change in control severance agreement receive only the 2006 agreement, which would apply immediately in their case. In 2007, we further amended all change in control severance agreements to comply with Section 409A of the Internal Revenue Code.

Both the 1998 and 2006 agreements are intended to provide for continuity of management in the event of a change in control of Wyeth and generally provide that if a change in control of Wyeth occurs, the executive will receive a one-time cash severance payment, as well as other benefits, if we or the surviving company terminates his or her employment other than for “cause” or he or she terminates his or her employment for “good reason” (each as described below).

These change in control agreements were introduced in 1998 in order to help retain our executive officers and key employees in an environment of publicized potential merger discussions and growing concerns about the potential impact of our diet drug litigation. In determining the severance multiples, other benefits and triggering events under these agreements, the Compensation and Benefits Committee and the Board of Directors surveyed and evaluated similar arrangements at a wide range of large companies, including many of the companies in our peer group, and determined that these terms were consistent with prevailing norms and appropriate in light of the Company and industry environment described above, after consultation with both outside counsel and its compensation consultant. These agreements have proved critically important over the years in retaining and continuing to attract key talent to successfully manage our Company through industry consolidation, rapid change in the pharmaceutical industry environment, important new product launches, the continued challenges of our diet drug litigation and the negative impact on the revenue of our Premarin family from the July 2002 hormone therapy subset of the Women’s Health Initiative study.

In response to the changed circumstances of both our Company and the pharmaceutical industry, the Compensation and Benefits Committee undertook a review of the 1998 agreements in 2006. The Committee, in consultation with both outside counsel and its compensation consultant, determined that while these agreements remained important in attracting and retaining key executives in light of industry consolidation and competitiveness and while they generally were consistent with prevailing norms, the potential payments and benefits under the 1998 agreements could be reduced without compromising the retention of our key employees or our competitiveness in attracting key talent. Accordingly, the 2006 agreements sought to align certain terms of these agreements more closely with the current industry benchmark and to streamline certain provisions. The 2006 agreements continue to provide appropriate protection to senior managers (including the named executive officers) and other key employees if a change in control occurs and the individual’s employment is terminated, allowing these executives and employees to minimize individual employment concerns when considering and facilitating corporate transactions that are in the best interests of our stockholders and other stakeholders of the Company. These agreements also are intended to help retain executives and other key employees during continued industry consolidation.

The estimated impact of the new agreements, once they take effect for the named executive officers, is shown on the table on page 66 of this proxy statement. For example, if the 2006 agreement had been in effect on December 31, 2007, the estimated value of the payments and other benefits that each of Messrs. Essner and Poussot would receive upon termination following a change in control under the 2006 agreement would have been approximately one-third and one-half, respectively, of the estimated value that would be received under the 1998 agreement.

The key differences between the 1998 agreements and the 2006 agreements are described below under “—Our 2006 Change in Control Severance Agreements.”

Our 1998 Change in Control Severance Agreements

The 1998 change in control severance agreements continue through December 31, 2008. However, if a “change in control” occurs on or before December 31, 2008, the 1998 agreements will continue in effect for a period of 36 months beyond that change in control.

A change in control as defined in the agreements would include any of the following events:

•	the acquisition of 20% or more of our voting securities by any person or persons acting in concert;

•

the consummation of any merger or business combination involving us, the sale or lease of our assets or any combination of the foregoing unless in any case our stockholders retain at least 65% of the resulting entity; or

•	the replacement of a majority of our directors (or their designees) during a two-year period.

For the 36 members of senior management (including each named executive officer), under the 1998 agreements, if following a change in control the executive is terminated for any reason other than for “cause” or if the executive terminates his or her employment for “good reason,” then the executive is entitled to a one-time, lump-sum severance payment equal to three times the total of: the executive’s base salary at the rate in effect at the time of the change in control (and increased to reflect any subsequent increases); the highest bonus (annual cash incentive award) awarded to the executive in any of the three years immediately prior to the year in which he or she is terminated; and an amount equal to the greatest Black-Scholes value (determined as of the date of grant in accordance with the 1998 agreements), of any grant of options and restricted stock and/or performance shares (converting the restricted stock and/or performance shares to option shares in accordance with the formula used to determine the share grant and treating them as having been granted as shares subject to an option for purposes of this determination) made to the executive in any of the three years prior to the change in control (or, if greater, following the change in control). The executive also would receive a prorated bonus, calculated through the date of termination.

Under the 1998 agreements, termination for “cause” generally consists of a conviction of, or a plea of guilty or no contest to a felony, or willful engagement in gross misconduct that is materially and demonstrably injurious to us. Under the 1998 agreements, an executive may terminate his or her employment for “good reason” for, among other things, removal of the executive from his or her position or a substantial diminution in the nature or status of his or her responsibilities, a reduction in the executive’s base salary or a failure to continue in effect any incentive compensation (or equitable alternative) on the terms and level of benefit at least as favorable as the terms and level of benefit provided prior to the change in control, specified relocations of the executive’s place of business, failure to pay deferred compensation when due, failure to provide benefits (in the aggregate) as favorable as existed prior to the change in control, and failure of our successor to assume the severance agreement.

The 1998 agreements also permit a member of the senior management team (including each named executive officer) to terminate his or her employment during the 90 days following the first anniversary of a change in control for any reason, with that termination constituting a termination for good reason and thereby entitling the executive to payment of severance and other benefits under the 1998 agreement.

The 1998 agreements provide the following additional benefits:

•

On the date of termination following a change in control, the executive would be given three additional years of credit for age and service for purposes of calculating the pension benefit to which he or she is entitled under our Wyeth Retirement Plan—U.S., Supplemental Executive Retirement Plan and Executive Retirement Plan and assuming, in calculating the benefit, the last rate of pay earned by each executive is applied to the three additional years of service. This benefit would be further determined without any reduction for the receipt of benefits prior to the normal retirement age of 65 or age 60, as applicable;

•

If, at the time of termination following a change in control, the executive already has attained age 45, the executive would be entitled to retiree medical coverage (each of our named executive officers is older than age 45);

•

For three years from the date of a termination following a change in control, the executive would be given continued coverage under our welfare and fringe benefit plans (but excluding our disability, pension and 401(k) plans), perquisites and other programs in which the executive is participating immediately prior to the termination; and

•

The executive would be provided with outplacement or executive recruiting services at a cost to us of no more than 10% of the executive’s base salary (but in no event exceeding $25,000) and payment by us of all legal fees and expenses reasonably incurred by the executive, if any, in enforcing the agreement. Because legal fees are purely speculative, we have not displayed these in the “Estimated Value of Post-Termination Payments and Other Benefits under the 1998 and 2006 Change in Control Severance Agreements” table following this discussion.

In addition, if any restricted stock unit awards or options terminate or are forfeited upon or following the termination of the executive’s employment under the terms of any plan, the executive will receive for any terminated or forfeited restricted stock unit awards or options an amount equal to the total of:

•	the cashout value (as defined in the agreements) of all the shares covered by the restricted stock unit awards forfeited (with units converted to shares based on the target awards); and

•	the excess of (a) the cashout value of all the shares subject to options that were forfeited over (b) the aggregate exercise price of the shares subject to the forfeited options.

To comply with Section 409A of the Internal Revenue Code, to the extent the severance and other benefits under the 1998 agreements are deemed to provide a deferral of compensation under Section 409A and the executive is a specified employee at the time of his or her dismissal, no payments or benefits will be provided until six months after the date of separation from service, or, if earlier, the date of death, at which point we would be required to make a one-time, lump-sum cash payment of the delayed amounts plus interest.

In the event that any payments made in connection with a change in control were subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, under the 1998 agreements we would “gross-up” the executives’ payments for all of these excise taxes plus any federal, state and local income tax applicable to the excise tax and for penalties and applicable interest.

Under the terms of the 1998 agreements, the executives have agreed not to divulge any of our confidential information.

Our 2006 Change in Control Severance Agreements

The 2006 change in control severance agreements apply to change in control transactions occurring on or after January 1, 2009 and through December 31, 2011 and would govern for up to 36 months following a change in control transaction. The 2006 agreements will automatically extend in one-year increments unless we provide a notice of non-renewal no later than September 30 in the year two years prior to the December 31 termination date.

Like the 1998 agreements, the 2006 agreements generally provide that if a change in control of Wyeth occurs, the executive will receive a one-time, lump-sum cash severance payment, as well as other benefits, if we or the surviving company terminate his or her employment other than for “cause” or the executive terminates his or her employment for “good reason.” The definition of change in control in the 2006 agreements is the same as the definition in the 1998 agreements. The following is a summary of the key differences between the 1998 agreements and the 2006 agreements:

•

Under the 2006 agreements, the calculation of the one-time, lump-sum cash severance payment has changed to (1) exclude the value of equity awards and (2) calculate the “bonus” component of severance (and for payment of the pro rata bonus for the year of termination) as being equal to the average of the executive’s three highest bonuses over the prior five years, or if the executive has less than three years of bonus history, the average of the actual years. If however, the executive has not been awarded one full-year’s bonus, then his or her bonus would be equal to 80% of base salary. All of our named executive officers have more than three years of bonus history.

•

The 2006 agreements eliminate the provision in the 1998 agreements allowing a member of the senior management team (including a named executive officer) to terminate his or her employment during the 90 days following the first anniversary of a change in control for any reason with such termination constituting a termination for “good reason.”

•

Under the 2006 agreements, eligibility for an unreduced pension payable at age 55 is achieved only if, at termination, the sum of the executive’s age and years of service equals or exceeds 60, after adding three years to both service and age. All of our named executive officers would be eligible for the unreduced pension.

•

Under the 2006 agreements, eligibility for retiree medical coverage is achieved only if: (1) the executive is either age 50 on the termination date, or (2) the sum of the executive’s age and years of service equals or exceeds 60, after adding three years to both service and age. All of our named executive officers are over age 50.

•

The 2006 agreements provide that if welfare benefits are provided by a subsequent employer, our obligation to provide those benefits will terminate. The 2006 agreements also replace the provision entitling executives to continued fringe benefits for three years with a one-time cash payment equal to $60,000.

•

Under the 2006 agreements, an executive would be entitled to the above severance and other benefits if, following the signing of an agreement for a change in control as defined in Section 409A (but prior to the consummation), he or she is terminated without cause at the request of the other party to the agreement or otherwise in anticipation of the change in control.

•

The 2006 agreements add a provision prohibiting executives from soliciting Wyeth employees or exclusive long-term contractors to leave employment with Wyeth for two years following the date of termination.

•	The 2006 agreements change the definition for determining when termination as a result of relocation constitutes resignation for “good reason.”

•	Under the 2006 agreements, executives are fully grossed-up for excise taxes only if payments exceed 110% of the executives’ or key employees’ so-called “safe-harbor amount” (which is generally three times the historical W-2 compensation). If payments are between 100% and 110% of the safe-harbor amount, the executive or key employee will be cut back to $1.00 below the safe harbor amount, and we will not have a gross-up obligation.

Like the 1998 agreements, to comply with Section 409A of the Internal Revenue Code, to the extent the severance and other benefits under the 2006 agreements are deemed to provide a deferral of compensation under Section 409A and the executive is a specified employee at the time of his or her dismissal, no payments or benefits will be provided until six months after the date of separation from service, or, if earlier, the date of death, at which point we would be required to make a one-time, lump-sum cash payment of the delayed amounts plus interest.

Estimated Value of Post-Termination Payments and Other Benefits under the 1998 and 2006 Change in Control Severance Agreements

The following table presents the estimated value of the payments and other benefits that would be provided to each of our named executive officers upon an involuntary termination following a change in control under the terms of each of our 1998 change in control severance agreements and our 2006 change in control severance agreements discussed above. Our 1998 change in control severance agreements cover a change in control occurring on or prior to December 31, 2008 and a termination of employment during the 36 months thereafter. Our 2006 change in control severance agreements cover a change in control occurring on or after January 1, 2009 and a termination of employment during the 36 months thereafter. Severance payments and other benefits would be made under the 1998 and 2006 agreements only if following a change in control, the named executive officer is terminated by us for any reason (other than for “cause”) or if the named executive officer terminates his employment for “good reason” and only would be made under the agreement in effect at the time of the change in control.

In preparing this table, in accordance with Securities and Exchange Commission rules, we have assumed that a change in control occurred on December 31, 2007, and that the named executive officer was immediately terminated, and with respect to our 2006 change in control severance agreements, we have assumed that such agreements were in effect and applicable as of December 31, 2007. Although not effective as to any named executive officer for a change in control occurring on December 31, 2007, we have presented the estimated value of payments and benefits under the 2006 agreements for comparative purposes.

As further described in the narrative following the table, the table below is intended to reflect only estimated incremental post-termination payments and other benefits attributable to the 1998 and 2006 change in control severance agreements and accordingly does not include (1) estimated amounts that would be realized upon vesting of stock options, performance share unit awards and restricted stock unit awards upon a retirement or a change in control for all participants generally under our stock incentive plans (estimates of these amounts are provided above under “—Generally Applicable Company Policies and Plans”), (2) the estimated value of pension and health and welfare benefits that would be received upon termination of employment under our pension and health and welfare plans absent the change in control severance agreements (estimates of these amounts are provided above under “Pension Benefits” and “—Generally Applicable Company Policies and Plans”), and (3) previously earned compensation the receipt of which was deferred until retirement or other termination (which is reported in the table in the section entitled “Non-Qualified Deferred Compensation” and the table entitled “Securities Owned by Management”). Estimates of potentially required “gross-up” payments for excise and related taxes under our 1998 and 2006 change in control severance agreements are provided in the narrative following the table.

The amounts presented in the following table are estimates only and do not necessarily reflect the actual value of the payments and other benefits that would be received by the named executive officers, which would be known only at the time that employment actually terminates and if a change in control were actually to occur. Accordingly, please refer to the narrative following the tables for additional explanations and assumptions made in making these estimates.

Estimated Value of Post-Termination Payments and Other Benefits under the 1998 and 2006 Change in Control Severance Agreements as of December 31, 2007

Name	Cash Severance	Termination Year Cash Incentive Award (i.e., Bonus)	Incremental Pension Benefits	Incremental Health and Welfare Benefits	Perquisites		Total
Robert Essner
1998 Agreement	$58,042,140	$3,000,000	$6,391,609	$7,820	$2,165,605	*	$69,607,174
(Effective through December 31, 2008)
2006 Agreement	$13,385,500	$2,733,333	$6,391,609	$7,820	$1,685,000	*	$24,203,262
(Effective January 1, 2009)

Bernard Poussot
1998 Agreement	$26,130,000	$1,700,000	$9,492,472	$5,794	$721,999		$38,050,265
(Effective through December 31, 2008)
2006 Agreement	$7,311,200	$1,386,667	$9,492,472	$5,794	$85,000		$18,281,133
(Effective January 1, 2009)

Gregory Norden
1998 Agreement	$9,284,460	$442,100	$5,079,180	$206,571	$197,971		$15,210,282
(Effective through December 31, 2008)
2006 Agreement	$3,368,100	$422,700	$5,079,180	$206,571	$85,000		$9,161,551
(Effective January 1, 2009)

Joseph M. Mahady
1998 Agreement	$15,041,040	$950,000	$9,012,533	$180,664	$41,500		$25,225,737
(Effective through December 31, 2008)
2006 Agreement	$5,009,800	$869,933	$8,646,165	$180,664	$85,000		$14,791,562
(Effective January 1, 2009)

Robert R. Ruffolo, Jr., Ph.D.
1998 Agreement	$16,577,580	$1,100,000	$3,078,147	$161,128	$26,500		$20,943,355
(Effective through December 31, 2008)
2006 Agreement	$5,119,260	$950,320	$3,078,147	$161,128	$85,000		$9,393,855
(Effective January 1, 2009)

*	Includes additional perquisites with an estimated value of $1.6 million to which Mr. Essner would have been entitled under his amended employment agreement in the event of termination of his employment following a change in control.

Cash Severance. Amounts shown in the above table represent estimated cash severance payments calculated in accordance with the 1998 and 2006 change in control severance agreements assuming termination at December 31, 2007.

Termination Year Cash Incentive Award (i.e., Bonus). Amounts shown in the above table for the 1998 change in control severance agreements represent a prorated annual award (100% because termination is assumed to occur as of December 31, 2007), based on the highest annual cash incentive award awarded to the named executive officer for any of the last three completed fiscal years. Amounts shown in the above table for the 2006 change in control severance agreements represent a pro-rated annual award (100% because termination is assumed to occur as of December 31, 2007) based on the average of the named executive officer’s three highest annual cash incentive awards over the prior five years.

Incremental Pension Benefits. Amounts shown in the above table represent the estimated incremental pension benefits associated with termination following a change in control. Specifically, for the 1998 change in control severance agreements, the amounts shown in the above table represent the incremental increase under the agreements (from a retirement absent a change in control) in the lump-sum value of benefits based on a retirement following a change in control on December 31, 2007 for Mr. Essner, Mr. Poussot, Dr. Ruffolo and Mr. Mahady and the incremental increase in the present value of the lump-sum value at age 55 for Mr. Norden. For the 2006 change in control severance agreements, the amounts shown in the above table represent the incremental increase under the agreements (from a retirement absent a change in control) in the lump-sum value of benefits based on a retirement following a change in control on December 31, 2007 for Mr. Essner, Mr. Poussot and Dr. Ruffolo and the incremental increase in the present value of the lump-sum value at age 55 for Messrs. Norden and Mahady.

Under our pension plans, individuals may elect to receive pension benefits (including the incremental benefit from the change in control severance agreements) in a lump sum or various annuity forms. In accordance with the applicable plan documents, the lump-sum benefits were calculated with a discount rate of 3.90%, which is determined quarterly, and GATT mortality. The total (not incremental) annual single life annuity would be $2,380,409 for Mr. Essner, $1,656,132 for Mr. Poussot, $1,119,776 for Mr. Mahady and $480,247 for Dr. Ruffolo commencing immediately, and for Mr. Norden $487,340 commencing at age 55 and, absent a change in control, the total single life annuity per year for their lives would be $1,946,389 for Mr. Essner, $1,069,345 for Mr. Poussot, and $282,826 for Dr. Ruffolo commencing immediately, and $112,236 and $587,840 for each of Mr. Norden and Mr. Mahady, respectively, in each case commencing at age 55.

Incremental Health and Welfare Benefits. As described above, under retirement policies generally applicable to all U.S. salaried employees, Messrs. Essner and Poussot by virtue of their age and years of service are entitled to retiree medical benefits upon any termination. In addition, under the 1998 and 2006 change in control severance agreements, three years of continuation of certain other welfare benefits also would be provided, which comprise the incremental amounts shown for Messrs. Essner and Poussot in the above table. Mr. Norden, Mr. Mahady and Dr. Ruffolo each become eligible for retiree medical benefits and three years of dental, life insurance and other retiree benefits under the terms of the 1998 and 2006 change in control severance agreements, and the amounts shown in the table above represent the estimated value of these benefits.

Perquisites. For the 1998 change in control severance agreements, the amounts shown in the above table represent an estimate of the value of three years of continued perquisites and other programs in which the executive participated prior to termination (based on three times the amount of perquisites included in the “Summary Compensation Table” under “All Other Compensation” for 2007 (i.e., amounts shown under “All Other Compensation” with the exception of 401(k) and Supplemental Employee Savings Plan match)) plus $25,000 for outplacement services. For the 2006 change in control severance agreements, the amounts shown in the above table represent a $60,000 payment in lieu of continuation of perquisites and $25,000 for outplacement services. In each case, for Mr. Essner, these amounts include the estimated value of the additional perquisites to which Mr. Essner would be entitled under his amended employment agreement in the event of termination of his employment.

“Gross-Up” for Excise Taxes. The above table does not include additional potentially required “gross-up” payments for excise and related taxes that may be payable in connection with a change in control under our 1998 and 2006 change in control severance agreements. In general, Section 4999 of the Internal Revenue Code imposes a 20% excise tax on an executive on certain payments made to him in connection with a change in control. Our 1998 and 2006 change in control severance agreements generally provide that we will put our executives in the same after-tax position that they would have been in but for the imposition of this excise tax. In general, this excise tax is imposed upon payments and benefits paid to the executive that are contingent upon a change in control transaction, which in our case would include payments made under our change in control severance agreements as well as pursuant to the terms of our stock incentive plans (e.g., vesting of equity awards upon a change in control).

The following are estimates of “gross-up” payments under each of the change in control severance agreements, calculated as if a change in control transaction had occurred on December 31, 2007 and the executive had been terminated on the same day, calculated by Hewitt Associates LLC: $44.0 million (1998 agreement) or $18.3 million (2006 agreement) for Mr. Essner; $21.2 million (1998 agreement) or $11.5 million (2006 agreement) for Mr. Poussot; $8.0 million (1998 agreement) or $5.0 million (2006 agreement) for Mr. Norden; $13.7 million (1998 agreement) or $8.6 million (2006 agreement) for Mr. Mahady; and $11.2 million (1998 agreement) or $5.6 million (2006 agreement) for Dr. Ruffolo.

The foregoing estimates are based on a number of assumptions. Facts and circumstances at the time of any change in control transaction and termination thereafter as well as changes in the applicable named executive officer’s compensation history preceding such a transaction could materially impact whether and to what extent the excise tax will be imposed and therefore the amount of any potential gross-up. For purposes of performing these calculations, we have made the following additional assumptions: for Mr. Essner, an individual effective tax rate of 44.79% (composed of a federal tax rate of 35.00%, a New Jersey state tax rate of 8.97% and FICA/FUTA of 1.45%) and for Messrs. Poussot, Norden and Mahady and Dr. Ruffolo, an individual effective tax rate of 39.31% (composed of a federal tax rate of 35.00%, a Pennsylvania state tax rate of 3.07% and FICA/FUTA of 1.45%), and 120% Applicable Federal Semi-annual Rate (AFR) as of December 2007 (for short-term 4.61%, mid-term 4.91% and long-term 5.60%). AFR is applicable in determining the value of accelerating vesting of stock options and restricted stock units in computing these excise taxes.

Employment Agreement—Mr. Essner

On January 25, 2007, we entered into an employment agreement with Mr. Essner in order to secure Mr. Essner’s continued services as our Chairman and Chief Executive Officer and his agreement that, following termination of his employment, he will assist us with litigation and regulatory matters and refrain from competing against us. At the time of entering the agreement, the Board of Directors determined that entry into the agreement was an important retention tool, that the payments and benefits available to Mr. Essner under the agreement were appropriate in light of Mr. Essner’s role and contribution to the Company and that such terms were competitive and consistent with employment agreements entered into with other chief executive officers at other large companies. While we have not entered into employment agreements with any of our other executive officers, the Board believed that it was in the best interests of the Company to enter into this agreement with Mr. Essner in order to secure his continued services and to assist the Company in its succession planning. The agreement was recommended by the Compensation and Benefits Committee and approved by the Board.

On December 20, 2007, we and Mr. Essner entered into a letter agreement amending certain terms of the employment agreement to reflect his announced retirement as Chief Executive Officer effective as of January 1, 2008. In this proxy statement, we refer to the employment agreement as amended by the letter agreement as Mr. Essner’s amended employment agreement. The Compensation and Benefits Committee recommended and the Board approved the amended employment agreement in order to reflect Mr. Essner’s announced retirement and Mr. Essner’s agreement to remain as an employee of the Company and as Chairman of the Board for a period of transition. The amended agreement confirms that Mr. Essner will not be entitled to severance payments or pension enhancements under the agreement as a result of his retirement. Each of the Committee and Mr. Essner utilized independent counsel to assist with the development of the agreement and the amended agreement.

The amended employment agreement provides that Mr. Essner will continue as an employee and Chairman of our Board until December 31, 2008, subject to earlier termination (1) on 30 days’ notice (unless notice is waived by the other party) at the election of the Company or Mr. Essner or (2) on account of “cause” or death. Under the agreement, termination for “cause” generally consists of a conviction of, or a plea of guilty or no contest to, a felony, or willful engagement in gross misconduct that is materially and demonstrably injurious to us. Mr. Essner’s base salary for 2008 will remain unchanged from 2007 at $1,728,500, and he will be eligible for an annual cash incentive award (bonus) in respect of 2008. This annual cash incentive award will be determined by the Compensation and Benefits Committee and paid when such awards are paid to senior executives generally. Mr. Essner’s cash incentive award in respect of 2008 will be no less than the award he earned in respect of 2007, prorated to the extent applicable. Mr. Essner’s equity incentive award for 2008 will be determined by the Compensation and Benefits Committee in April 2008 when such awards are made to senior executives generally.

The amended employment agreement provides that for a period of five years after termination of his employment, Mr. Essner will provide reasonable assistance to us with regulatory and litigation matters as to which he had any particular knowledge in connection with his employment at Wyeth. Mr. Essner also has agreed not to compete against us or solicit any of our employees or significant customers, clients or distributors during this five-year period.

The amended employment agreement provides that, upon any termination other than for cause or upon the expiration of the term on December 31, 2008, Mr. Essner will receive his salary through the date of termination and payment for any accrued but unpaid vacation, he will retain all of his rights to benefits earned prior to termination under Company benefit plans in which he participates, and he will be entitled to payment of an annual cash incentive award (bonus) for 2008 as described above, prorated for the number of calendar days Mr. Essner is employed in 2008. Mr. Essner also will be entitled to vesting of all outstanding time-based equity awards and performance-based equity awards (if, when and to the extent applicable performance targets are met) consistent with the terms of our generally applicable Company equity plans and retiree health and welfare benefits in accordance with our generally applicable retirement policy. Until the earlier to occur of (1) Mr. Essner’s death or (2) a five-year period after any such termination of employment, we also will provide to Mr. Essner reasonable home and personal security, an office and secretarial support, up to 75 hours annually of personal use of the Company aircraft, and access to a Company-provided car and driver for occasional personal use. To comply with Section 409A, the amended agreement provides that Mr. Essner must pay for these benefits for the first six months following termination and that we will reimburse him for these payments following the end of the six-month period. In addition, if we terminate Mr. Essner’s employment without cause upon fewer than 30 days’ notice, Mr. Essner will be entitled to a lump-sum payment equal to the base salary and prorated 2008 annual cash incentive award amount that he would have received had he remained employed with the Company through the expiration of the 30-day notice period.

We are entitled to discontinue the benefits referred to in the third sentence of the prior paragraph if Mr. Essner fails to provide the post-termination assistance or comply with the post-termination covenants described above. Upon any termination of Mr. Essner’s employment in connection with a change in control transaction, the terms of Mr. Essner’s change in control severance agreement (described above) would apply and supersede the terms of the employment agreement, other than with respect to the provision of the benefits described in the third sentence of the prior paragraph.

If Mr. Essner’s employment had terminated as of December 31, 2007 other than for cause (other than following a change in control, which is addressed above under “—Change in Control Severance Agreements”), Mr. Essner would have been entitled to receive (1) the benefits described in the third sentence of the second preceding paragraph, which have an estimated value of $1.6 million and (2) a cash incentive award (i.e., bonus) for 2007 determined by the Compensation and Benefits Committee. Mr. Essner’s actual cash incentive award for 2007 was $3,200,000. The foregoing amounts are estimates only and do not necessarily reflect the actual value of the payments and other benefits that would be received by Mr. Essner in the event of an actual termination event in the future, which would be known only at the time that he becomes eligible to receive payments and benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options and rights (including performance share unit awards, restricted stock units and deferred stock units) under all of our existing equity compensation plans as of December 31, 2007, including the 1996, 1999 and 2002 Stock Incentive Plans, the 2005 Amended and Restated Stock Incentive Plan, the 2006 Non-Employee Director Stock Incentive Plan, the 1994 Restricted Stock Plan for Non-Employee Directors, the Management Incentive Plan and the Stock Option Plan for Non-Employee Directors. The table below does not include shares of common stock issued in connection with the February 29, 2008 conversion of performance share unit awards based on performance completed in 2007. See “Option Exercises and Stock Vested in 2007.”

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Rights (a)(#)		Weighted Average Exercise Price of Outstanding Options and Rights(1) (b)($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans Excluding Securities Reflected in Column(a) (c)(#)
Equity Compensation Plans Approved by Stockholders	152,531,528	(2)(3)	$51.46	15,284,337	(4)
Equity Compensation Plans Not Approved by Stockholders	226,000	(5)	$50.59	24,000	(5)

Total	152,757,528		$51.46	15,308,337

(1)	Shares issuable pursuant to outstanding performance share unit awards, restricted stock unit awards and deferred stock unit awards are not included in the calculation of weighted average exercise price, as there is no exercise price for these shares.
(2)	Issued under our 1996, 1999 and 2002 Stock Incentive Plans, 2005 Amended and Restated Stock Incentive Plan, 2006 Non-Employee Director Stock Incentive Plan and 1994 Restricted Stock Plan for Non-Employee Directors.
(3)	Also includes shares of common stock underlying outstanding awards under our Management Incentive Plan that will vest upon retirement or termination of each participant. These awards will be paid in shares of common stock. No additional awards are being made under the Management Incentive Plan, which has been replaced by our Performance Incentive Award program and Executive Incentive Plan.

(4)	Includes 49,600 shares that remain available for issuance under the 1994 Restricted Stock Plan for Non-Employee Directors. No further grants are being made under this plan other than continuing annual grants to four non-employee directors who joined the Board prior to April 27, 2006 until they reach their total award of 4,000 shares. Also includes 201,300 shares that remain available for issuance under the 2006 Non-Employee Director Stock Incentive Plan. Effective with the approval by our stockholders of the Wyeth 2008 Non-Employee Director Stock Incentive Plan, shares authorized but not yet awarded under the 2006 Non-Employee Director Stock Incentive Plan will be canceled. See “Director Compensation.” Does not include the additional 50,000,000 shares proposed to be authorized under the 2005 Amended and Restated Stock Incentive Plan, subject to stockholder approval at the 2008 Annual Meeting.
(5)	Issued under our Stock Option Plan for Non-Employee Directors, which is described below. Although 24,000 shares remain available for issuance under this plan, no further grants are being made under this plan.

Stock Option Plan for Non-Employee Directors

Our Stock Option Plan for Non-Employee Directors was adopted in 1999 by the Board to attract and retain qualified persons who were not our employees or former employees for service as members of the Board by providing them with an interest in our success and progress by granting them 10-year term, non-qualified options to purchase common stock. Under the plan, directors who were not our current or former employees received an annual grant of stock options on the date of the annual meeting. The price of the options was the fair market value on the date the options were granted. The options became exercisable at the date of the next annual meeting or earlier in the event of the termination of the director’s service due to death, disability or retirement, provided in each case that the director had completed at least two years of continuous service at the time of exercise or termination. The plan also provides for acceleration of vesting of awards in the event of a change in control of Wyeth. While the aggregate maximum number of shares of common stock that may be granted under the plan is 250,000 shares, of which 24,000 remain available, no further grants are being made under the Stock Option Plan for Non-Employee Directors. Outstanding options held by non-employee directors will continue to be governed by the terms of this plan and the award agreements pursuant to which they were granted.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

We retained the law firm of Pepper Hamilton LLP in connection with various legal matters in 2007 and have paid or are expected to pay approximately $870,000 for these services. In 2008, we have and expect to continue to retain this firm, with no net billings to date. Nina M. Gussack is a partner at Pepper Hamilton and the sister-in-law of Lawrence V. Stein, Senior Vice President and General Counsel of Wyeth. As part of Pepper Hamilton’s overall representation of Wyeth, Ms. Gussack has provided specialized legal advice regarding clinical trial and drug development to Wyeth. Following Mr. Stein’s promotion to General Counsel of Wyeth as of July 1, 2003, the Audit Committee of the Board of Directors established procedures for hiring Pepper Hamilton while Mr. Stein is General Counsel. Under these procedures, which require the approval of the Chief Executive Officer or Chief Financial Officer for retention, Mr. Stein is not directly involved in determinations to retain Pepper Hamilton, although as General Counsel he has a right to veto any retention which has been approved.

Review and Approval of Transactions with Management and Others

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which Wyeth is a participant and in which any of our directors, executive officers, 10% stockholders (if any) or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement as related persons. The Wyeth Code of Conduct, which is available on our Internet Web site at www.wyeth.com, prohibits Wyeth employees, including our executive officers, and, in some cases, their family members, from engaging in specified activities without prior written consent from the Wyeth Ethics Office. These activities typically relate to situations where a Wyeth employee, and, in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with Wyeth, or who stands to benefit in some way from such a relationship or activity. The Wyeth Code of Conduct also requires that our independent directors disclose potential conflicts of interest to us for evaluation by the Board of Directors.

Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Corporate Secretary of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

The Audit Committee of our Board of Directors, pursuant to its charter, has responsibility for reviewing and approving, ratifying or making recommendations to our Board of Directors regarding related person transactions as defined under Securities and Exchange Commission regulations to the extent not delegated to another committee of the Board. In addition, the Board annually determines the independence of directors based on a review by the directors and the Nominating and Governance Committee as described under “Independence of Directors” above. Additionally, the Board has adopted a specific set of procedures designed to ensure the continued independence of any director whose employer does, or potentially may do, significant business with Wyeth.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under Securities and Exchange Commission rules are appropriately reviewed and approved or ratified. Each of the transactions disclosed above in this section has been reviewed and approved or ratified by our Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Wyeth’s audited financial statements for the year ended December 31, 2007.

Wyeth’s management has primary responsibility for the Company’s internal controls and preparing the Company’s consolidated financial statements. Wyeth’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of Wyeth’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). The purpose of the Audit Committee is to assist the Board in its general oversight of Wyeth’s financial reporting, internal controls and audit functions.

The Audit Committee has reviewed and discussed Wyeth’s audited financial statements with management. The Audit Committee has also had many discussions, including the required discussions with PricewaterhouseCoopers LLP, Wyeth’s independent registered public accounting firm, regarding matters related to the conduct of the annual integrated audit of Wyeth’s financial statements and of its internal control over financial reporting. The content of these communications is governed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with an Audit of Financial Statements.” The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by the PCAOB pursuant to Rule 3600T, which relates to the accountants’ independence from Wyeth and has discussed with PricewaterhouseCoopers LLP their firm’s independence from Wyeth.

The Audit Committee is governed by the Audit Committee Charter adopted by Wyeth’s Board of Directors, a copy of which is available on the Wyeth Internet Web site at www.wyeth.com. Each of the members of the Audit Committee qualifies as an “independent” director under the current applicable listing standards of the New York Stock Exchange.

Based upon the review and discussions referred to above, the Audit Committee has recommended to Wyeth’s Board of Directors that Wyeth’s audited financial statements be included in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2007.

AUDIT COMMITTEE

John D. Feerick, Chairman

Robert M. Amen

Victor F. Ganzi

John P. Mascotte

Gary L. Rogers

John R. Torell III

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE ON

CORPORATE GOVERNANCE MATTERS

A.	Outlook of the Committee on Corporate Governance

The consideration, adoption and application of sound principles of corporate governance are central to Wyeth’s ability to secure and maintain the confidence of its stockholders and other stakeholders, including customers, patients and employees. Substantial responsibility for good corporate governance rests with our Board (including the Nominating and Governance Committee) and the role it takes in overseeing how management serves the long-term interests of Wyeth and its stockholders. Keeping the Nominating and Governance Committee (this Committee) and the Board apprised of trends and best practices in corporate governance, advising on the appropriateness of adopting governance practices and policies, and creating mechanisms to place the Board in a position to make informed, educated decisions are priorities of this Committee. Before the increased focus on corporate governance gained widespread momentum in the early part of the decade, this Committee had begun focusing on Board governance duties and responsibilities through the adoption of Board Committee charters and the formalization of the Wyeth Corporate Governance Guidelines (the Governance Guidelines) and the arm’s length process for Board selection outlined in the Criteria and Procedures for Board Candidate Selection. The current versions of these documents, as well as other corporate governance documentation, can be accessed on the Corporate Governance section of the Company’s Internet Web site at www.wyeth.com.

B.	Developments in 2007

At the 2007 Annual Meeting of Stockholders, a stockholder proposal requesting the Board of Directors to adopt a policy to recoup all unearned incentive bonuses or other incentive payments to senior executives in the event corresponding performance targets were later determined not to have been achieved received the affirmative vote of 52.56% of the shares present in person or represented by proxy and entitled to vote thereon and 38.29% of shares outstanding. In keeping with the philosophy of the Company to remain attentive and responsive to stockholder requests, at its September 2007 meeting, following an analysis and recommendation by the Compensation and Benefits Committee of the Board, the Board adopted its Policy on Recoupment of Performance-Based Compensation in Restatement Situations. The text of this policy can be accessed on the Corporate Governance section of the Company’s Internet Web site at www.wyeth.com.

In anticipation of the mandatory retirement from the Board of Walter V. Shipley as of November 30, 2007 pursuant to the Governance Guidelines, this Committee conducted a search for an additional member of the Board of Directors and retained an executive search firm to assist in that effort. The executive search firm was given a set of specifications, based on the Governance Guidelines and the Criteria and Procedures for Board Candidate Selection, for use in the identification of director candidates. The Chairman of this Committee, with the assistance and support of members of this Committee and the Board, actively conducted the selection process. Members of senior management also participated in the interview and screening process. The Committee was fortunate to identify two highly qualified candidates for Board membership under the foregoing set of specifications and selection process. This Committee and the Board determined that Robert M. Amen and Michael J. Critelli both satisfied the Company’s criteria for selection, which included an independence analysis under the applicable regulatory and Company standards. The search resulted in the September 2007 election of Robert M. Amen as a director, effective October 1, 2007. In early 2008, this Committee recommended that Mr. Amen be appointed to the Audit Committee and the Compensation and Benefits Committee in advance of the annual Board Committee assignment allocation, which customarily takes place at the April meeting of the Board, in order to begin benefiting from his experience and expertise as soon as possible, and Mr. Amen was so appointed in January 2008. The Board has determined that Mr. Amen qualifies as an “audit committee financial expert” in accordance with the rules and regulations of the Securities and Exchange Commission. As Mr. Critelli was not available to begin serving as a member of the Board until Spring 2008, this Committee recommended, and the Board determined, that Mr. Critelli would be nominated for election to the Company’s Board of Directors at the 2008 Annual Meeting of Stockholders.

In 2007, this Committee also conducted its biennial review of non-employee director compensation. In its review, this Committee sought to align non-employee director compensation more closely with the interests of the stockholders and to reflect the fiduciary obligations and oversight role of members of the Board of Directors. Consequently, this Committee, together with the Compensation and Benefits Committee, recommended the adoption of a new framework for non-employee Director compensation which includes (i) a determination of total annual compensation for each non-employee Director composed of 40% cash and 60% equity; (ii) the simplification of the cash element by eliminating per meeting fees and Committee retainer fees, while retaining an annual Board retainer fee and the Committee Chairman fee; and (iii) the simplification of the equity structure by eliminating stock options and utilizing only deferred stock unit awards. The cash component of this structure was implemented as of January 1, 2008. The equity portion of the structure is embodied in the proposed Wyeth 2008 Non-Employee Director Stock Incentive Plan being submitted for stockholder approval as detailed in Item 4 of this proxy statement. Assuming stockholder approval of this plan, non-employee directors will receive deferred stock unit awards annually, beginning with the 2008 Annual Meeting of Stockholders. These deferred stock unit awards must be held until the non-employee director leaves the Board.

This Committee, in keeping with its mandate, continues to study, evaluate and improve upon the Company’s solid record of good corporate governance. In that vein, among other things, it has continued to assess the advisability of the appointment of a lead director within the Wyeth Board. The current position of this Committee with respect to this issue can be found on the Corporate Governance section of the Company’s Internet Web site at www.wyeth.com.

C.	Questions and Answers about Our Board, Board Committees and Governance Policies

Below are several questions and answers that provide some highlights of our governance practices and policy initiatives.

Q:	Is Wyeth’s Board comprised of a majority of independent directors?

A:	Yes, our Board currently consists entirely of non-employee directors, other than Mr. Essner and Mr. Poussot. In fact, we consider the Board’s independence to be one of its great strengths. For the past several years, the individual or individuals serving as the Chairman and Chief Executive Officer and/or President have been the only member(s) of management on the Board.

The Governance Guidelines adopted by the Board contain standards of independence that meet or exceed the New York Stock Exchange (NYSE) Corporate Governance Standards. These independence standards are set out in detail in Section II.b. of the Governance Guidelines available on the Corporate Governance section of our Internet Web site at www.wyeth.com.

Pursuant to these Guidelines and the categorical standards of independence that they set forth, the Board reviewed the independence of each of its directors in February 2008 taking into account any potential conflicts of interest, transactions or other relationships that would reasonably be expected to potentially compromise independence. As a result of this review, the Board affirmatively determined that all of the Company’s directors are independent of the Company and its management under the standards set forth in the Governance Guidelines, with the exception of Mr. Essner, who is not independent because of his employment as our Chairman and his prior role as our Chief Executive Officer, and Mr. Poussot, who is not independent because of his employment as our President and Chief Executive Officer.

Q:	What Committees of Wyeth’s Board are comprised of a majority of independent directors?

A:	Since their inception, the Audit Committee, the Compensation and Benefits Committee, the Corporate Issues Committee, and the Science and Technology Committee have been comprised only of independent directors, as determined under applicable NYSE Corporate Governance Standards. The Nominating and Governance Committee also is currently, and has been for the past 10 years, comprised only of independent directors, as determined under applicable NYSE Corporate Governance Standards and the Governance Guidelines.

Q:	Are any of Wyeth’s management directors part of “interlocking” relationships?

A:	No. Messrs. Essner and Poussot are currently the only members of management on the Board, and they are not on the board of directors of any companies that either employ an executive who sits on our Board or include on its board another member of our Board.

Q:	What happens when one of Wyeth’s non-employee directors accepts a new directorship or changes professions?

A:	Under Wyeth’s protocols and procedures for the review of potential conflicts of interest, any new directorship or other significant affiliation involving another entity and one of our directors is reviewed for its impact on the director’s independence. According to the Governance Guidelines, a non-employee director must offer not to stand for re-election following a change in his or her primary profession or employment. This Committee then makes a recommendation to the Board whether to accept or reject that offer as appropriate under the circumstances.

Q:	Does Wyeth require regular meetings of its non-employee directors and/or have a lead independent director?

A:	Yes. Regular executive sessions of the non-employee directors are required under the Governance Guidelines. Executive sessions of the non-employee directors, who also are all independent directors, were held at every regularly scheduled Board meeting in 2007. The Chairman of each respective standing Committee on a rotating basis chairs the executive sessions of the non-employee directors. By doing so, we believe that the duties that would typically fall upon a single lead independent director are effectively assumed by the five Chairmen of these standing Committees.

Q:	What sort of financial expertise do the members of Wyeth’s Audit Committee have?

A:	All of our Audit Committee members meet the current NYSE listing standards for both independence and financial literacy. Our Board has designated three members of our Audit Committee to be “audit committee financial experts” as defined by the Securities and Exchange Commission.

Q:	On how many audit committees of public companies may a Wyeth director simultaneously serve?

A:	Pursuant to the Governance Guidelines, a member of the Audit Committee may not simultaneously serve on the audit committee of more than three public companies.

Q:	Are your Board Committees authorized to independently engage outside advisors?

A:	Yes. The Board Committees are authorized to seek outside counsel and expert advice. Two Committees, the Compensation and Benefits Committee and the Nominating and Governance Committee, have hired and actively consulted with independent consulting firms in 2007. In addition, the Audit Committee retains the Company’s independent registered public accounting firm, subject to ratification by our stockholders.

Q:	Does Wyeth have a director education policy?

A:	This Committee has identified several director education programs, accredited by a corporate governance rating agency and sponsored by prominent institutions, from which new directors must choose at least one program to attend. Other directors are also invited to attend director education programs to learn about new fields related to board service.

Q:	Does Wyeth have a policy regarding director attendance at Board and Board Committee meetings?

A:	Although the Company has no formal meeting attendance policy, it is the expectation of the Chairman that all Board members attend every Board meeting and the meetings of the Committees on which they sit, unless special circumstances require that they be excused. Such circumstances are ordinarily discussed with the Chairman in advance of an unattended meeting.

Q:	Did all directors attend last year’s Annual Meeting of Stockholders?

A:	All directors then serving on the Board attended last year’s Annual Meeting of Stockholders.

Q:	What is the procedure for a stockholder to submit the name of a candidate for consideration as a potential nominee to the Board of Directors?

A:	In accordance with our By-laws, the name and qualifications of the potential candidate should be submitted to the Corporate Secretary of Wyeth. This Committee then considers the qualifications of the potential candidate at its next regularly scheduled meeting in accordance with this Committee’s Criteria and Procedures for Board Candidate Selection. When an executive search firm is under contract, potential candidates are reviewed by the search firm under the set of specifications being used for the search.

Q:	Are the charters of any of your Board Committees publicly available?

A:	Yes. The charters of each of the Audit, Compensation and Benefits, Corporate Issues, Science and Technology and this Committee are available on the Corporate Governance section of our Internet Web site at www.wyeth.com. As required by the charters, we evaluate each of these charters on an annual basis.

Q:	Does Wyeth have an Ethics Code?

A:	Yes. The Wyeth Code of Conduct, which has been in existence for many years, was revised in 2007 in accordance with Securities and Exchange Commission regulations and the NYSE Corporate Governance Standards, in addition to other considerations, and is available on the Wyeth Internet Web site at www.wyeth.com. Worldwide training on the Wyeth Code of Conduct, and its application to the business lives of all employees, is ongoing using custom-designed educational tools. The Wyeth Code of Conduct applies to all of our directors and executive officers, as well as all of our employees. The Wyeth Code of Conduct includes a code of ethics that applies to our senior financial officers and our Chief Executive Officer. It is designed to assure honest and ethical conduct, avoidance of conflicts of interest, good public disclosure and full compliance with applicable laws and regulations.

Q:	Does Wyeth have a way for stockholders to report concerns they may have regarding accounting matters directly to the Audit Committee?

A:	Yes. If any party has concerns about accounting, internal accounting controls or audit matters, he or she can write directly to the Audit Committee of the Board at a P.O. Box of the Audit Committee located in New York City. The address is located in the Corporate Governance section of our Internet Web site at www.wyeth.com. The Audit Committee Chairman receives all such communications, unopened, and responds or directs the response as he deems appropriate. The full Audit Committee reviews the treatment and status of all such communications at each Audit Committee meeting.

Q:	Does Wyeth have a way for parties to directly contact our Board of Directors or our non-employee directors?

A:	Yes. If any party wishes to directly contact the Board of Directors or the non-employee members of our Board of Directors, he or she can write directly to the Board at a P.O. Box of the Board located in New York City. The address is located in the Corporate Governance section of our Internet Web site at www.wyeth.com. All such communications, other than advertising circulars, solicitations and advertisements, are forwarded to the party to whom they are addressed.

Q:	Does Wyeth have stock ownership guidelines for its executive officers?

A:

Yes. The Company has stock ownership guidelines for executive officers and other key U.S. employees in order to promote equity ownership and further align the interests of management with Wyeth’s stockholders. Each of the Chairman and the Chief Executive Officer has a share ownership guideline with a value of at least eight times base salary, officers who report directly to the Chief Executive Officer have a share ownership guideline with a value of at least six times base salary and other employees who are members of the Management, Law/Regulatory Review, Human Resources and Benefits and Operations Committees have a share ownership guideline with a value of at least four times base salary. Additional information regarding these stock ownership guidelines is included in the section entitled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement.

Q:	Does Wyeth have stock ownership guidelines for its non-employee directors?

A:	Yes. Each non-employee director is required to hold at least five times the value of the annual cash Board service retainer in Wyeth stock and/or equivalent units. Directors are given five years to attain this ownership threshold.

NOMINATING AND GOVERNANCE COMMITTEE

John P. Mascotte, Chairman

John D. Feerick

Frances D. Fergusson, Ph.D.

Robert Langer, Sc.D.

Raymond J. McGuire

Mary Lake Polan, M.D., Ph.D., M.P.H.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEE SUMMARY

On February 22, 2007, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007, as ratified by stockholders at the 2007 Annual Meeting of Stockholders. PricewaterhouseCoopers LLP also acted in this capacity in 2006 and previously. The information below includes amounts billed or expected to be billed for these services.

Audit Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2007 and December 31, 2006 were $11.0 million and $10.8 million, respectively.

Audit-Related Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for audit-related services to Wyeth, for the fiscal years ended December 31, 2007 and December 31, 2006, were $2.1 million and $1.4 million, respectively. These services consist primarily of employee benefit plan audits, assistance with registration statements, consents and comfort letters related to debt issuances, assistance with divestitures and other services approved by the Audit Committee.

Tax Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for tax services to Wyeth for the fiscal years ending December 31, 2007 and December 31, 2006 were $1.7 million and $1.8 million, respectively. These services primarily relate to the analysis and review of consolidated and local foreign tax provisions, preparation of local foreign tax returns, assistance on foreign tax audits, as well as foreign transfer pricing documentation.

All Other Fees

There were no fees billed by PricewaterhouseCoopers LLP relating to any other services.

It is the Audit Committee’s policy to approve in advance the types of audit, audit-related, tax and any other services to be provided by Wyeth’s independent registered public accounting firm. In situations when it is not possible to obtain full Audit Committee approval, the Committee has delegated to the Chairman of the Audit Committee authority to grant pre-approvals of audit, audit-related, tax and all other services. All such pre-approved decisions are required to be reviewed with the full Audit Committee at its next scheduled meeting.

The Audit Committee has approved all of the aforementioned independent registered public accounting firm’s services and fees for 2007 and 2006 and, in doing so, has considered whether the provision of such services is compatible with maintaining independence.

ITEM 2.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors, subject to ratification by the stockholders, has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2008. This firm served in such capacity in 2007 and previously. A representative from PricewaterhouseCoopers LLP will be present at the Annual Meeting of Stockholders, will have the opportunity to make comments if he or she desires to do so and will be available to answer questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS WYETH’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

ITEM 3.

PROPOSED AMENDMENT AND RESTATEMENT OF THE WYETH 2005 AMENDED AND RESTATED STOCK INCENTIVE PLAN

On February 28, 2008, our Board unanimously voted to further amend and restate the Wyeth 2005 Amended and Restated Stock Incentive Plan to: (1) increase the number of shares available for issuance by 50,000,000 shares, which includes (A) an increase in the number of shares available for issuance pursuant to restricted stock and restricted stock unit awards and other full-value share awards by 15,000,000 and (B) an increase in the number of shares subject to options intended to be exempt under Section 162(m) of the Internal Revenue Code that may be granted to any individual, (2) expand the types of awards available for grant beyond stock options, restricted stock and restricted stock unit awards to include other stock-based awards, (3) reflect certain policies that the Compensation and Benefits Committee of our Board (the Committee) has adopted since the plan’s initial adoption (e.g., expanding post-retirement non-compete provisions to performance-based restricted stock unit awards), (4) provide for additional flexibility in making and administering awards outside of the United States and (5) generally make such other non-material changes as it deemed appropriate. We refer to the plan prior to the February 28, 2008 action as the “Prior Plan,” and the plan as further amended and restated as the “Newly Amended Plan.”

Purpose

The terms of the Newly Amended Plan are substantially similar to the Prior Plan. The purpose of the Newly Amended Plan is to provide favorable opportunities for officers and other key employees of our Company and its subsidiaries to acquire shares of Wyeth common stock, in order to align their financial interests with those of our stockholders and incentivize these key individuals to maximize their efforts to contribute to the success of our Company and enhance the value of our common stock for the benefit of our stockholders. In addition, the Newly Amended Plan is intended to enhance the ability of our Company and its subsidiaries to attract and retain individuals of exceptional skill upon whom, in large measure, our Company’s sustained progress, growth and profitability depend. The Newly Amended Plan is also designed to permit the granting of awards that will qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” thereby allowing us to deduct compensation awarded pursuant to these awards.

The following is a summary of the material features of the Newly Amended Plan, the complete text of which was filed with the Securities and Exchange Commission with this proxy statement.

Eligibility

Officers and employees of our Company and its subsidiaries are eligible to receive awards under the Newly Amended Plan. The Committee has the authority to designate participants, and approximately 24,000 of our employees are currently eligible to participate.

Number of Shares Authorized

The maximum number of shares of common stock that can be issued under the Newly Amended Plan has been increased by 50,000,000 shares from 45,000,000 to 95,000,000 shares. In addition, the maximum number of shares that may be subject to restricted stock, restricted stock unit awards and other full-value share awards has been increased by 15,000,000 shares from 6,000,000 to 21,000,000 shares. Shares underlying awards that expire or are canceled without issuance or that are otherwise forfeited may be reissued under the Newly Amended Plan. The total number of shares subject to stock options intended to be deductible under Section 162(m) of the Code that may be granted under the Newly Amended Plan to any participant during any one fiscal year has also been increased such that the limit on such awards is the same as the maximum number of shares of common stock that can be issued under the Newly Amended Plan. The total number of shares subject to restricted stock and restricted stock unit awards intended to be deductible under Section 162(m) of the Code that may be granted under the Newly Amended Plan to any participant during any one fiscal year has not changed and may not exceed 600,000, and the maximum number of shares that may ultimately be issued with respect to such awards is two times that limit.

Duration

As under the Prior Plan, under the Newly Amended Plan, no awards can be granted after March 3, 2015; however, the administration of the Newly Amended Plan will continue until all matters relating to outstanding awards have been settled.

Grants of Awards

Under the Newly Amended Plan, the Committee may grant awards of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock unit awards and other stock-based awards.

Stock Options. The Newly Amended Plan continues to provide for the granting of incentive stock options, within the meaning of Section 422(b) of the Code, and non-qualified stock options. As under the Prior Plan, a stock option granted under the Newly Amended Plan provides a participant with the right to purchase, within a specified period of time, a stated number of shares of common stock at the price specified in the award agreement. The exercise price applicable to a stock option will not be less than the fair market value of a share of common stock on the date of grant, and the exercise price of an outstanding option may not be repriced.

Stock options will vest in accordance with the terms of the applicable award agreement. Unless otherwise provided in such agreement, no stock option may vest earlier than the later of the first anniversary of the date of grant and the date on which the participant completes two years of continuous employment. Stock options will also become fully vested and exercisable upon a participant’s retirement, death or disability, provided the participant has been in our continuous employment (or the continuous employment of one of our subsidiaries, as applicable) for at least two years at such time. The maximum term of an option granted under the Newly Amended Plan is 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder). Payment of the exercise price of an option may be made in cash, common stock, a combination of cash and common stock or in any other form of consideration approved by the Committee, including under any cashless exercise program approved by the Committee.

Restricted Stock. The Newly Amended Plan continues to provide for awarding of restricted stock. An award of restricted stock is a grant of shares of common stock which is subject to limitations on transfer during a restricted period established in the applicable award agreement. The grant or the vesting of restricted stock may be conditioned upon continued service, the attainment of performance goals or a combination of both, as determined and provided in the applicable award agreement in the discretion of the Committee. Unless otherwise provided in the applicable award agreement, no restricted stock award may vest earlier than the later of the first anniversary of the date of grant and the date on which the participant completes two years of continuous employment. In addition, unless otherwise provided in the applicable award agreement, with respect to restricted stock awards that are subject to performance conditions, unless a participant has generally refrained from engaging in gross misconduct, competing with us and engaging in deliberate action causing substantial harm to us, and has made himself or herself available at reasonable times to consult with and otherwise cooperate with us, such participant may forfeit all rights to any unvested restricted stock as of the date of the offending action.

Restricted Stock Units. As under the Prior Plan, a restricted stock unit under the Newly Amended Plan represents the value of one share of common stock. Once vested, a restricted stock unit gives the participant the opportunity to receive a share of common stock. The period prior to vesting of a restricted stock unit is called the restricted period. The Committee establishes the terms, conditions and restrictions applicable to each award of restricted stock units, including the time or times at which restricted stock units shall be granted or vested, the vesting conditions, which may be based on continued service, the attainment of performance goals or a combination of both, and number of units to be covered by each award. As with restricted stock, unless otherwise provided in the applicable award agreement, no restricted stock unit may vest earlier than the later of the first anniversary of the date of grant and the date on which the participant completes two year of continuous employment. Like restricted stock awards, unless otherwise provided in the applicable award agreement, with respect to restricted stock unit awards that are subject to performance conditions, unless a participant has generally refrained from engaging in gross misconduct, competing with us and engaging in deliberate action causing substantial harm to us, and has made himself or herself available at reasonable times to consult with and otherwise cooperate with us, such participant may forfeit all rights to any unvested restricted stock unit awards as of the date of the offending action.

Other Stock-Based Awards. The Newly Amended Plan authorizes the Committee to grant other awards that may be denominated in, payable in, valued in or otherwise related to shares of common stock. Such awards and the terms applicable to such awards will be set forth in award agreements.

Performance Criteria

The Committee may condition the vesting of any award granted under the Newly Amended Plan on the satisfaction of certain performance goals. To the extent an award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance goals will be established by the Committee within the first 90 days of the applicable performance period. In setting such performance goals, the Committee may select one or more of the following goals, any of which may be based on company-wide performance or, as relevant, on performance of one or more of our divisions or subsidiaries or on performance relative to the performance of other corporations: earnings, adjusted earnings or net income per share of common stock, price per share of common stock, return on equity or total stockholder return of common stock, pre-tax profits, return on assets or invested capital, sales, operating income, cash flow measures, operating or profit margins, working capital measures, market share, income before taxes, net income, adjusted net income, revenue, cost reductions or any combination of the foregoing.

Change in Control

As was the case in the Prior Plan, under the Newly Amended Plan, unless otherwise provided in an award agreement or required to comply with applicable law, in the event of a change in control (as defined in the Newly Amended Plan), all options become immediately exercisable, and all restrictions expire on restricted stock and restricted stock unit awards. Consistent with our treatment of options, restricted stock and restricted stock units under the Prior Plan, all other stock-based awards under the Newly Amended Plan will become immediately vested, and the restrictions thereon will lapse upon a change in control. In addition, at the discretion of the Committee, and subject to certain limitations relating to awards that constitute deferred compensation under Section 409A of the Code, in the event of a change in control, awards may be canceled and award holders paid the value thereof as described in the Newly Amended Plan.

Administration

The Newly Amended Plan will continue to be administered by the Committee. The Committee is composed of non-employee members of our Board, each of whom is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, an “outside director” within the meaning of Section 162(m) of the Code and an “independent director” under the New York Stock Exchange listing rules.

As was the case in the Prior Plan, the Committee will continue to have the authority to, among other things, designate participants, determine the types of awards to be granted to participants, determine the number of shares of common stock to be covered by the awards, and determine the terms and conditions of any awards, all subject to the terms of the Newly Amended Plan.

As was the case under the Prior Plan, the Committee will have the authority to delegate its authority and duties to our Chief Executive Officer, or to any other employee or committee of employees, to the extent permitted under applicable law, and subject to such limitations and conditions as the Committee or our Board may establish (except that the Committee may not delegate the granting of awards for our executive officers).

The Newly Amended Plan specifically provides that the Committee will have the authority to determine which subsidiaries will be covered by the Newly Amended Plan and those employees outside the United States eligible to participate. To that end, the Committee may adopt rules, procedures or sub-plans relating to the operation and administration of the Newly Amended Plan to accommodate the specific requirements of local foreign laws, procedures and practices.

Non-Transferability of Awards

The Newly Amended Plan provides that stock options are generally non-transferable other than by the laws of descent and distribution, and that restricted stock and restricted stock units are generally non-transferable. However, the Committee may, in its discretion, allow transfers of options to other persons or entities unless such transfer would affect the incentive stock option tax treatment of an option intended to qualify as an incentive stock option. The Committee may also permit the transfer of non-qualified stock options, restricted stock or restricted stock units but only for estate planning purposes.

Changes in Capital Structure

In the event of a change in the outstanding stock or in the capital structure of the Company, or in the event of any changes in applicable laws or any changes in circumstances that result in or would result in any substantial dilution or enlargement of the rights granted to or available for participants in the Newly Amended Plan, the Committee shall adjust, in the manner determined by the Committee in its sole discretion to be appropriate, the number and kind of shares available for issuance under the Newly Amended Plan, the maximum number of shares for which options may be granted to any one participant in any one fiscal year, and the number and kind of shares subject to outstanding awards, all in a manner consistent with the provisions of the Newly Amended Plan.

Termination and Amendment

The Board may amend or terminate the Newly Amended Plan at any time, except that no amendment may, without stockholder approval (1) increase the aggregate number of shares with respect to which awards may be made under the Newly Amended Plan; (2) change the manner of determining the exercise price relating to stock options; (3) extend the term of the Newly Amended Plan or the maximum period under the Newly Amended Plan during which any stock option may be exercised or (4) make any other change which, in the absence of stockholder approval, would be prohibited by the listing requirements of the national stock exchange on which our common stock is listed and traded, or would cause awards granted under the Newly Amended Plan which are then outstanding, or which may be granted in the future, and which are intended to qualify as performance-based compensation under Section 162(m) of the Code to fail to meet the exemptions provided by Section 162(m) of the Code. No amendments, revisions or discontinuance of the Newly Amended Plan may adversely affect a participant’s rights without such participant’s consent except to the extent necessary to ensure compliance with Section 409A of the Code. However, the Committee has the right to unilaterally amend, modify or discontinue the Newly Amended Plan or any award agreement without the consent of any participant as long as such amendment, modification or discontinuance is necessary or desirable to comply with applicable law.

The closing sale price of one share of our common stock on the New York Stock Exchange on March 5, 2008 was $42.53.

Federal Income Tax Consequences Related to Options

The following is a brief discussion of the U.S. federal income tax consequences for options under the Newly Amended Plan. The Newly Amended Plan is not qualified under Section 401(a) of the Code. This discussion is not intended to be exhaustive and does not describe state or local tax consequences nor does it address international tax consequences.

Except as noted below for corporate “insiders,” with respect to non-qualified stock options, (1) no income is realized by the optionee at the time the option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the optionee’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

No taxable income is realized by an optionee upon the grant or exercise of an “incentive stock option.” If common stock is issued to an optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the optionee’s employer for federal income tax purposes.

Except as noted below for corporate “insiders,” if the common stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares and (2) the optionee’s employer will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an incentive stock option is exercised more than three months following termination of employment, the exercise of the option will generally be taxed as the exercise of a non-qualified stock option.

For purposes of determining whether an optionee is subject to any alternative minimum tax liability, an optionee who exercises an incentive stock option generally would be required to increase his/her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised a non-qualified stock option. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her “regular” income tax liability. As a result, a taxpayer has to determine his or her potential liability under the alternative minimum tax.

As a result of the rules under Section 16(b) of the Exchange Act, “insiders” (as defined in Section 16(b)), depending upon the particular exemption from the provisions of Section 16(b) utilized, may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of options. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular option. Insiders should check with their own tax advisers to ascertain the appropriate tax treatment for any particular option.

Section 162(m)

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1 million per year per person to certain of its executive officers. The Newly Amended Plan is intended to satisfy an exception with respect to grants of options to these covered executives. In addition, the Newly Amended Plan is designed to permit certain other awards designated as performance-based compensation to qualify for the “performance-based compensation” exception to Section 162(m) of the Code.

New Plan Benefits

Because awards to be granted in the future under the Newly Amended Plan are at the discretion of the Committee, it is not possible to determine the benefits or the amounts received or that will be received under the Newly Amended Plan by our officers or other employees.

Proposed Action

Approval of the adoption of the amendment and restatement of the Prior Plan in the form of the Newly Amended Plan will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote thereon, with a minimum participation of a majority of all shares entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE WYETH 2005 AMENDED AND RESTATED STOCK INCENTIVE PLAN.

ITEM 4.

PROPOSED ADOPTION OF THE WYETH 2008 NON-EMPLOYEE

DIRECTOR STOCK INCENTIVE PLAN

On November 15, 2007, our Board of Directors unanimously adopted, based on the recommendations of the Compensation and Benefits Committee and the Nominating and Governance Committee of the Board, the Wyeth 2008 Non-Employee Director Stock Incentive Plan, which we refer to as the “2008 Directors Plan.” The 2008 Directors Plan provides for the awarding of deferred stock units to non-employee members of our Board. Each deferred stock unit represents the grant of one nominal share of Wyeth common stock. The 2008 Directors Plan is subject to the approval of our stockholders at the 2008 Annual Meeting of Stockholders. No awards will be granted pursuant to the 2008 Directors Plan until it is approved by our stockholders.

Purpose

The 2008 Directors Plan is designed to aid in our ability to attract qualified individuals to become and remain non-employee directors and to provide a means for non-employee directors of our Company to acquire and retain stock ownership throughout their tenure as directors, thereby strengthening their long-term commitment to the welfare of our Company and aligning their interests with those of our stockholders. The 2008 Directors Plan is structured so that awards are paid out only when a non-employee director terminates service with the Board. As such, the focus of the 2008 Directors Plan is to create long-term, as opposed to short-term, incentives for non-employee directors. The 2008 Directors Plan is designed to replace and succeed the 2006 Non-Employee Director Stock Incentive Plan, which we refer to as the “2006 Plan.” Accordingly, once the 2008 Directors Plan is approved, no further awards shall be made under the 2006 Plan, and any shares not subject to awards previously granted under the 2006 Plan shall be canceled. The following is a summary of the material features of the 2008 Directors Plan, the complete text of which was filed with the Securities and Exchange Commission along with this proxy statement.

Eligibility

Only non-employee directors are eligible to receive awards under the 2008 Directors Plan. There are currently 10 non-employee directors.

Shares Subject to the 2008 Directors Plan

The Company has authorized 300,000 shares of Wyeth common stock for issuance pursuant to awards of deferred stock units under the 2008 Directors Plan. Awards and the shares authorized under the 2008 Directors Plan are subject to adjustment as described below under “Changes in Capital Structure.” If any deferred stock unit award granted under the 2008 Directors Plan expires or is canceled, forfeited or otherwise terminated without delivery of shares to a participant, the undelivered shares will again become available for deferred stock unit awards under the 2008 Directors Plan.

Annual Grant of Awards

Automatic Annual Grant. Unless otherwise determined by the Compensation and Benefits Committee, on the date of each Annual Meeting of Stockholders, each non-employee director who is newly elected or who continues to serve on the Board following the applicable Annual Meeting of Stockholders will automatically be granted an award of deferred stock units.

The number of deferred stock units granted with each annual award will be determined by a formula and will equal (i) 60% of the aggregate amount of compensation to be paid to each non-employee director (other than any committee chairman fee) in a given calendar year, as determined by the Nominating and Governance Committee of our Board, divided by (ii) the fair market value of one share of stock as of the date of the Annual Meeting of Stockholders, which amount will be rounded up to the nearest whole share. Accordingly, the number of deferred stock units to be granted at an Annual Meeting of Stockholders will not be known until the date of the Annual Meeting of Stockholders.

Bookkeeping and Contribution of Stock to Trust. The Company will establish a bookkeeping account for each non-employee director, which we refer to as a “deferred unit account,” and on each grant date will credit that account with the number of deferred stock units granted to the non-employee director. In addition, on each date that an award is granted to a non-employee director, the Company will contribute to a grantor trust a number of shares of our common stock equal to the number of deferred stock units granted to each non-employee director. The trustee or applicable record keeper for the grantor trust will allocate such shares to an account under the grantor trust for each non-employee director, which we refer to as a “deferred stock account.”

Time and Form of Payment Election.

First-Time Directors. Within 30 days following an Annual Meeting of Stockholders at which a non-employee director first receives an award, he or she will file an election with the Company indicating the time and form (lump sum or series of two to ten substantially equal annual installments) of payment for his or her award following his or her termination of service with the Board. Absent an election, awards will be paid in a lump sum on the first day of the month following a non-employee director’s termination of service with the Board. All elections under the 2008 Directors Plan (including default elections made in accordance with the preceding sentence) will be standing elections and will apply to a non-employee director’s initial award and to all subsequent awards. A non-employee director may elect to change the time and form of payment for any subsequent award by no later than December 31 of the year prior to the year in which the award with respect to which the change will be effective will be granted. Any such modification will then apply to all subsequent awards unless and until a new election is filed with the Company.

Continuing Directors. For each non-employee director who participated in the 2006 Plan, his or her standing election for deferred stock unit awards granted thereunder will be effective for all awards granted under the 2008 Directors Plan unless and until he or she modifies that election prospectively as described in the prior paragraph.

Dividend Reinvestment and Voting Power. Cash dividends payable on shares of stock held in the grantor trust will be withheld by the Company, and, on each date that cash dividends are otherwise payable to the holders of common stock, the Company will credit dividend equivalents to each participant’s deferred unit account. On each date that the dividend equivalents in any deferred unit account equal the value of a full share of common stock, the Company will deduct such value from such deferred unit account and contribute one share of stock to the participant’s deferred stock account in the grantor trust. In addition, each award recipient will have the power to direct the trustee with respect to the voting of the stock allocated to his or her deferred stock account, and the trustee will not have discretion to vote those shares unless instructed to do so.

Vesting and Forfeiture. Awards generally become fully vested on the later of (i) the date that is 12 months from the grant date or, if earlier, the day immediately prior to the next Annual Meeting of Stockholders and (ii) the date on which the non-employee director completes at least two years of continuous Board service. However, for newly elected non-employee directors, awards will become fully vested on the later of (i) 12 months and 30 days from the grant date and (ii) two years of continuous Board service.

Vesting of awards will be accelerated upon (i) death (following at least two years of continuous service), (ii) a change in control, (iii) mandatory retirement (age 72) (following at least two years of continuous service) or (iv) the Compensation and Benefits Committee’s exercise of its discretion to accelerate the vesting of the awards (subject to certain limitations designed to avoid negative tax consequences to the non-employee director).

Unvested awards held by a non-employee director on the date of the non-employee director’s termination of service with the Board (unless subject to the accelerated vesting as set forth in the preceding sentence) will be forfeited upon such termination.

Payment of a Deferred Stock Unit Award. Generally, all deferred stock unit awards will be settled in common stock of the Company. In the event of a change in control that also qualifies as a “change in control event” under Section 409A, awards may also be settled in cash. To the extent awards are settled in stock, following the termination of a non-employee director’s service on the Board, the shares of stock held in the grantor trust and allocated to such non-employee director’s deferred stock account will be distributed by the trustee to the non-employee director in a lump sum or in a series of annual installments in accordance with the applicable election.

Distribution upon an Unforeseeable Emergency. The Compensation and Benefits Committee has the discretion to distribute vested awards to a non-employee director on account of an “unforeseeable emergency,” as defined in Section 409A(a)(2)(B)(ii) of the Code.

Discretionary Grant of Awards

The Compensation and Benefits Committee is authorized, subject to limitations under applicable law, to grant deferred stock unit awards on a discretionary basis to non-employee directors. The Compensation and Benefits Committee will determine the terms and conditions of such awards on the date of grant or thereafter. The Compensation and Benefits Committee has no current intention to grant awards other than the annual formulaic deferred stock unit awards described above.

Administration

The 2008 Directors Plan will be administered by the Compensation and Benefits Committee. The Compensation and Benefits Committee, subject to the provisions of the 2008 Directors Plan, has the power to (i) make (in addition to the formulaic grants) additional discretionary grants of deferred stock unit awards, (ii) determine the nature and extent of the deferred stock unit awards to be made, (iii) determine the time or times when awards will be made, (iv) determine the conditions to which the payment of awards may be subject, (v) change the number, type and terms of the awards, (vi) prescribe the form of deferred stock unit award agreements, (vii) cause records to be established in which there shall be entered the date of each deferred stock unit award and the number of deferred stock units granted to each participant, and (viii) establish, adopt and revise such rules and regulations for the administration of the 2008 Directors Plan as it may deem necessary or advisable.

Non-Transferability of Awards

Unless otherwise determined by the Compensation and Benefits Committee, deferred stock unit awards granted pursuant to the 2008 Directors Plan are not assignable or transferable other than by will or the laws of descent and distribution.

Changes in Capital Structure

In the event of a change in the outstanding stock or in the capital structure of the Company, or in the event of any changes in applicable laws or any changes in circumstances that result in or would result in any substantial dilution or enlargement of the rights granted to or available for participants in the Newly Amended Plan, the Compensation and Benefits Committee shall adjust, in the manner determined by the Compensation and Benefits Committee in its sole discretion to be appropriate, the number and kind of shares available for issuance under the 2008 Directors Plan and the number and kind of shares subject to outstanding awards, all in a manner consistent with the provisions of the 2008 Directors Plan.

Termination and Amendment

The Board may at any time terminate the 2008 Directors Plan. Unless sooner terminated, the 2008 Directors Plan will terminate on the day before the 10th anniversary of the date the 2008 Directors Plan was adopted by the Board. The Compensation and Benefits Committee may, at any time, or from time to time, amend or suspend the 2008 Directors Plan in whole or in part. Any amendment of the 2008 Directors Plan cannot, without further stockholder approval, materially increase the maximum number of shares of stock that may be issued pursuant to awards, except as described above under “—Changes in Capital Structure,” or change the class of persons eligible to receive awards under the 2008 Directors Plan. In addition, the Compensation and Benefits Committee will not have the right to amend any participant’s outstanding deferred stock unit award granted under the 2008 Directors Plan without the consent of the participant, except to the extent that the Compensation and Benefits Committee determines such amendment to be necessary to ensure compliance with Section 409A of the Code and such amendment may be effected in a manner that complies with Section 409A of the Code.

New Plan Benefits

Because the number of shares of stock subject to awards to be granted at the 2008 Annual Meeting of Stockholders is based on the fair market value of our common stock on the date of the Annual Meeting of Stockholders, such number is not currently determinable. As such, the following table sets forth the number of shares of common stock that would have been subject to awards as of the 2007 Annual Meeting of Stockholders had the 2008 Directors Plan then been in place, but using the closing price of our common stock as of December 31, 2007 ($44.19) and assuming the aggregate amount of annual compensation to be paid to each non-employee director of $220,000 (the 2008 and 2009 rate of total compensation), 60% of which is to be paid in the form of deferred stock units pursuant to the 2008 Directors Plan.

Name and Position	Dollar Value ($)	Number of Units (#)
Mr. Essner	n/a	n/a
Mr. Poussot	n/a	n/a
Mr. Norden	n/a	n/a
Mr. Mahady	n/a	n/a
Dr. Ruffolo	n/a	n/a
Mr. Martin	n/a	n/a
Executive Group	n/a	n/a
Non-Executive Director Group	$1,452,000	32,859
Non-Executive Officer Employee Group	n/a	n/a

The dollar value and number of shares of common stock subject to future awards under the 2008 Directors Plan will be determined each year in accordance with the formula described above until the expiration of the 2008 Directors Plan. Inasmuch as the Committee may make discretionary grants of deferred stock unit awards under the 2008 Directors Plan, such benefits are not determinable, and the Committee does not anticipate at this time granting awards other than the annual formulaic deferred stock unit awards described above.

Proposed Action

Approval of the adoption of the 2008 Directors Plan will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote thereon, with a minimum participation of a majority of all shares entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE WYETH 2008 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN.

2008 STOCKHOLDER PROPOSALS

Our stockholders have informed management of their intention to present the following resolutions for consideration at the 2008 Annual Meeting of Stockholders. The name, address and number of shares held by these stockholders will be promptly furnished orally or in writing by us upon request. These requests may be directed to Eileen M. Lach, our Corporate Secretary, who may be contacted at Five Giralda Farms, Madison, NJ 07940 by mail or by calling (973) 660-6073.

ITEM 5.

STOCKHOLDER PROPOSAL REGARDING REPORTING ON THE COMPANY’S

POLITICAL CONTRIBUTIONS AND TRADE ASSOCIATION PAYMENTS

Resolved, that the shareholders of Wyeth hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s Web site to reduce costs to shareholders.

Stockholder Supporting Statement

A similar proposal in 2007 received over 32% shareholder vote in support.

As long-term shareholders of Wyeth, we support policies that apply transparency and accountability to corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Wyeth’s payments to trade associations used for political activities are un-disclosed. Absent a system of accountability, company assets can be used for policy objectives that are not shared by and may be inimical to the interests of Wyeth and its shareholders. Trade associations engage in political activity that may support or conflict with Wyeth’s positions on issues such as access to healthcare, biomedical research, women’s health and diversity.

The recently enacted Honest Leadership and Open Government Act requires greater disclosure of trade association political and lobbying activity including the reporting of all contributions bundled by a trade association’s political action committee and the listing of all companies who contribute more than $5000 in any quarterly period in support of a trade association’s lobbying activity. Company disclosure will help assure that trade associations are meeting their legal obligation in reporting political and lobbying activity and that those activities are consistent with the interests of Wyeth as a member of a trade association.

Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets.

Wyeth’s Response

OUR BOARD AND MANAGEMENT OPPOSE THIS PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

We believe that it is in the best interests of our stockholders for Wyeth to be engaged in the political process. As many different laws affect our business, we need to be actively engaged in the lawmaking process to ensure that our interests are known and understood by law and policymakers.

The Wyeth Code of Conduct sets forth our policy on corporate political activity and political contributions by our employees worldwide. The report entitled Wyeth Corporate Citizenship 2006: Living Our Values provides further information on our policy regarding political contributions. In addition, in 2007, we began publishing a report regarding our policy on political contributions and our activities in this area, Wyeth Report on Political Contributions and Policies. All of these documents can be found on our Internet Web site at www.wyeth.com.

As permitted by state and federal laws, some Wyeth employees voluntarily pool their personal resources to fund a political action committee (PAC) used to support federal and state candidates who understand and appreciate the value of innovation and its importance to improving health care. All political contributions made by the PAC at the federal level are required to be publicly disclosed and are available through the Federal Election Commission at www.fec.gov. We also provide information about federal and state political contributions made by the PAC on our Internet Web site as part of the Wyeth Report on Political Contributions and Policies. We also are required by law to disclose our federal lobbying expenses to the Clerk of the U.S. House of Representatives and the Secretary of the U.S. Senate, where these disclosures are then available for public review. In addition, we support our employees’ involvement in the political process through the employees’ direct donations to candidates of their choosing and volunteering. We are committed to complying with campaign finance and lobbying laws and to any changes to them that may be made in the future, including the laws requiring public disclosure of political contributions and lobbying expenses.

Wyeth is an active participant in lobbying initiatives that could have a significant impact on our business. Our contributions to trade associations help advance many of our business objectives. Because these contributions are part of Wyeth’s larger goal of shaping legislation and public policy in a manner that improves the political environment for biopharmaceutical research, we believe that we would be placed at a competitive disadvantage if we were required to provide the requested disclosures regarding trade associations. It is possible that parties with interests adverse to us could use these additional disclosures to our detriment. In addition, because these contributions may be made to organizations dispersed throughout the United States, the costs of gathering and maintaining information on the contributions could be prohibitive.

We believe that the spirit of this proposal has been substantially implemented, and we do not believe that any further disclosure or reports are warranted at this time.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

ITEM 6.

STOCKHOLDER PROPOSAL REGARDING THE ADOPTION OF A BY-LAW

FOR THE RECOUPMENT OF INCENTIVE BONUSES

6 – Recoup Unearned Management Bonuses

RESOLVED: Shareholders request our board to adopt a bylaw to enable our company to recoup all unearned incentive bonuses or other incentive payments to all senior executives to the extent that their corresponding performance targets were later reasonably determined to have not been achieved or resulted from error(s). This is to be adopted as a bylaw unless such a bylaw format is absolutely impossible. If such a bylaw were absolutely impossible, then adoption would be as a policy. The Securities and Exchange Commission said there is a substantive distinction between a bylaw and a policy. Restatements are one means to determine such unearned bonuses.

This proposal applies to all such senior executives who received unearned bonuses, not merely the executives who cooked the books. This would include that all applicable employment agreements and incentive plans adopt enabling or consistent text as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans. Our Compensation Committee is urged—for the good of our company—to promptly negotiate revised contracts that are consistent with this proposal even if this means that our executives be asked to voluntarily give up certain rights under their current contracts.

This proposal topic won our 53%-support at our 2007 annual meeting. “Boards should take actions recommended in shareowner proposals that receive a majority of votes cast for and against,” according to The Council of Institutional Investors.

Kenneth Steiner, Great Neck, New York said that adoption of this proposal will be one step further in the improvement of our corporate governance. Our Board approved an amendment to our By-Laws to change the voting standard for uncontested elections of directors from a plurality of votes cast to a majority of votes cast. This was in response to our 55%-vote supporting a shareholder proposal at our 2006 annual meeting.

Our Board also adopted amendments to Wyeth’s Restated Certificate of Incorporation to eliminate all supermajority voting requirements. This action was in response to our 78%-vote supporting a shareholder proposal at our 2006 annual meeting.

With a focus on continued progress please vote yes:

Recoup Unearned Management Bonuses

Yes on 6

Wyeth’s Response

OUR BOARD AND MANAGEMENT OPPOSE THIS PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

We believe that fraudulently obtained incentive compensation should be recouped by our Company whenever possible. At our 2007 Annual Meeting of Stockholders, a stockholder proposal requesting the Board of Directors to adopt a policy to recoup all unearned incentive bonuses or other incentive payments to senior executives in the event corresponding performance targets were later determined not to have been achieved received the affirmative vote of 52.56% of the shares present in person or by proxy and entitled to vote thereon and 38.29% of shares outstanding. In September 2007, our Board considered the issues raised by that proposal, which are essentially the same as the issues raised by this proposal, and adopted a Policy on Recoupment of Performance-Based Compensation in Restatement Situations. We believe that this newly adopted policy, together with our commitment to and policies to promote accurate reporting and existing applicable law, already address the concerns underlying the proposal. We also believe that this proposal is overbroad and, if implemented, could limit our Board’s future discretion in a manner inconsistent with discharging its fiduciary duties in the best interests of our Company and our stockholders.

A copy of our Policy on Recoupment of Performance-Based Compensation in Restatement Situations can be found on our Internet Web site at www.wyeth.com. We note that the proposal does not acknowledge our adoption of our policy in September 2007. Our policy provides that if a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Board will review all performance-based compensation awarded to or earned by that senior executive on the basis of performance during fiscal periods materially affected by the restatement. If the performance-based compensation would have been lower had it been based on the restated results, then the Board will, to the extent permitted by applicable law, seek recoupment from that senior executive of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. Our policy also preserves our Company’s ability to seek recoupment, in appropriate circumstances, of any amounts from any employee, including in circumstances beyond the scope of the policy.

As a Company, we are committed to, and have a demonstrated record of, fair and accurate disclosure of company performance, results of operations and financial position. We take our periodic reporting requirements very seriously and, as part of the disclosure process, have a robust system of disclosure controls and procedures and internal controls over financial reporting. We also have additional mechanisms in place to encourage fair and accurate disclosure, including through the Wyeth Code of Conduct.

We also note that, under Section 304 of the Sarbanes-Oxley Act, if a company is required to restate its financial statements due to its material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer of the company must reimburse the company for any bonus or other incentive-based or equity-based compensation received during the 12-month period following the first public issuance or SEC filing of the financial document embodying such financial reporting requirement, and for any profits realized by the officer from the sale of the company’s securities during that 12-month period.

If this proposal were adopted, the Board would presumably be required to seek recoupment of all affected bonuses and other incentive payments to senior executives without regard to the specific facts and circumstances, including whether an executive was in any way responsible for the events requiring the restatement, whether the restatement was a result of misconduct, and whether seeking recoupment is practical and/or otherwise desirable under the circumstances. Implementation of this proposal thereby would result in a mechanical approach to recoupment that could be inequitable and could place our Company at a competitive disadvantage in attracting, retaining and motivating executive talent and in creating a professional environment that treats its executives fairly while holding them accountable for their actions.

For all of the above reasons, our Board and management believe that the proposal is not in the best interests of Wyeth and our stockholders.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

OTHER MATTERS

When are stockholder proposals due for the 2009 Annual Meeting of Stockholders?

Stockholder proposals for the 2009 Annual Meeting of Stockholders must be received by us at our principal executive offices on or before November 14, 2008 in order to be included in our proxy materials for the meeting. Also, in accordance with the notice requirements in our By-laws, if a stockholder notifies us of his or her intent to present a proposal for consideration at our 2009 Annual Meeting of Stockholders after January 24, 2009, we (through the persons named as proxies in the proxy materials) may exercise discretionary voting authority (as we choose) at the meeting or any postponements or adjournments thereof with respect to that late proposal without including information regarding it in our proxy materials.

What happens if you receive multiple copies of the annual financial report and proxy statement?

Applicable rules permit brokerage firms and our Company to send one annual financial report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a “householding” consent you previously provided to a broker, you must contact that broker to revoke your consent. However, if you wish to receive a separate proxy statement for the 2008 Annual Meeting of Stockholders or a 2007 Financial Report or 2007 Annual Review, you may find these materials on the Web at www.wyeth.com/2008proxymaterials or you may receive printed copies by contacting Wyeth Investor Relations, Five Giralda Farms, Madison, NJ 07940 by mail or by calling (877) 552-4744. If your household is receiving multiple copies of our annual financial report, annual review or proxy statement and you wish to request delivery of a single copy, you may send a written request to Wyeth Investor Relations, Five Giralda Farms, Madison, NJ 07940.

Who will pay for the costs related to this proxy statement and the 2008 Annual Meeting of Stockholders?

We will be responsible for paying all expenses to prepare, print and mail the proxy materials to our stockholders. In addition, we have retained D.F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies for a fee of $24,500 plus out-of-pocket expenses and disbursements. In addition, our officers and employees may request the return of proxies by telephone, telegram or in person, but no additional compensation will be paid to them.

When can you expect to receive a 2007 Financial Report?

Our 2007 Financial Report for the year ended December 31, 2007 is being mailed or made available electronically to stockholders together with these proxy materials. Each of the 2007 Financial Report, 2007 Annual Review and this proxy statement are also posted on the Web at www.wyeth.com/2008proxymaterials.

How can I obtain copies of Wyeth’s corporate governance documents?

The charters of the Audit Committee, Compensation and Benefits Committee, Nominating and Governance Committee, Corporate Issues Committee, and Science and Technology Committee, our Criteria and Procedures for Board Candidate Selection for the Board of Directors and the Wyeth Corporate Governance Guidelines, as well as other documents related to corporate governance, are available on our Internet Web site (www.wyeth.com) and also may be obtained, without charge, by contacting Wyeth Investor Relations at (877) 552-4744. The Criteria and Procedures for Board Candidate Selection for the Board of Directors also is included in this proxy statement as Appendix A. In addition, our code of ethics, which is included in the Wyeth Code of Conduct, is available on our Internet Web site (www.wyeth.com) and also may be obtained, without charge, by contacting Wyeth Investor Relations.

Regardless of the number of shares you hold, it is important that your shares be represented at the meeting in order that a quorum will be present at the meeting. If you are unable to attend the meeting, you are urged to submit your proxy by telephone or via the Internet Web site if permitted on your proxy card or to sign and date your proxy card and return it without delay in the enclosed addressed envelope. The shares represented by each proxy that is signed and returned or submitted by telephone or via the Internet Web site will be voted in accordance with your directions.

By Order of the Board of Directors,

EILEEN M. LACH

Corporate Secretary

March 14, 2008

APPENDIX A

CRITERIA AND PROCEDURES

FOR

BOARD CANDIDATE SELECTION

FOR THE BOARD OF DIRECTORS

It is the desire of Wyeth to select individuals for nomination to the Board of Directors who, if elected, will best serve the interests of the Corporation and its stockholders. The following Criteria and Procedures for Board Candidate Selection are not intended to be exclusive or exhaustive, but rather representative of the scope of delegation by the Board of Directors of Wyeth, to its Nominating and Governance Committee in the fulfillment of the duties and responsibilities in accordance with Section V(1) of its Charter. Certain criteria should be met by all candidates for Board selection, while only a portion of the Board need meet other criteria.

I.	Criteria for All Candidates

Among those characteristics to be sought in each candidate, being mindful of the overall Board composition, are the following:

•	Integrity and a commitment to ethical behavior.

•	Personal maturity and leadership skills in industry, education, the professions, or government.

•	Independence of thought and willingness to deal directly with difficult issues.

•	Fulfillment of the broadest definition of diversity, seeking diversity of thought.

•	Broad business and/or professional experience, with an understanding of business and financial affairs, and the complexities of business organizations.

II.	Criteria for a Portion of Candidates

Among those characteristics that may be sought in individual board candidates, as needed to fulfill certain functions on the Board from time to time, are the following:

•	Scientific accomplishment in medicine or pharmaceuticals.

•	Management experience and expertise.

•	Financial and/or accounting expertise, generally, and as necessary to fulfill the financial requirements of the New York Stock Exchange and the Securities and Exchange Commission.

•	Experience in other regulated industries.

•	Business and other experience relevant to large public companies.

III.	Procedures to Be Used in Board Candidate Selection

The Nominating and Governance Committee will include the following among its procedures to be used in the selection of candidates for the Board:

•	Evaluate qualifications under Section I, and any specific needs under Section II, prior to commencement of the recruitment process.

A-1

•

Develop a selection process specific to a candidate search to be led by the Chairman of the Nominating and Governance Committee with the assistance of a search firm, if deemed appropriate by the Committee, to be identified and retained within the sole discretion of the Committee.

•

Receive recommendations from other existing members of the Board of Directors and other sources, including self-nominated candidates, and submit such potential candidates for review under the foregoing specific selection process.

•	Determine that a prospective candidate fulfills the independence requirements of the New York Stock Exchange, the Securities and Exchange Commission and the Internal Revenue Code, as applicable.

•	Review the education of the prospective candidate.

•	Evaluate the quality of experience and achievement of the prospective candidate.

•	Review the prospective candidate’s current or past membership on other boards.

•	Determine that the candidate has the ability, and the willingness, to spend the necessary time required to function effectively as a Director.

•	Determine that the candidate has a genuine interest in representing the stockholders and the interests of the Corporation overall.

A-2

If you sign and give no direction on how to vote, this proxy will be voted FOR Items 1.1 through 1.13, 2, 3 and 4 and AGAINST Items 5 and 6.

Please mark your votes as indicated in this example	☒

                The Board of Directors recommends you vote “FOR” Items 1.1 through 1.13, 2, 3, and 4.

1. ELECTION OF DIRECTORS:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1.1 Robert M. Amen	☐	☐	☐	1.5 Frances D. Fergusson	☐	☐	☐	1.9 Raymond J. McGuire	☐	☐	☐	1.12 Gary L. Rogers	☐	☐	☐

1.2 Michael J. Critelli	☐	☐	☐	1.6 Victor F. Ganzi	☐	☐	☐	1.10 Mary Lake Polan	☐	☐	☐	1.13 John R. Torell III	☐	☐	☐

1.3 Robert Essner	☐	☐	☐	1.7 Robert Langer	☐	☐	☐	1.11 Bernard Poussot	☐	☐	☐					FOR	AGAINST	ABSTAIN

1.4 John D. Feerick	☐	☐	☐	1.8 John P. Mascotte	☐	☐	☐						2. Vote to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008			☐	☐	☐

													3. Vote to amend and restate the Wyeth 2005 Stock Incentive Plan			☐	☐	☐

													4. Vote to adopt the Wyeth 2008 Non-Employee Director Stock Incentive Plan			☐	☐	☐

The Board of Directors recommends you vote “AGAINST” Items 5 and 6.

													5. Stockholder proposal on reporting the Company’s political contributions and trade association payments			☐	☐	☐

													6. Stockholder proposal on adoption of a by-law for the recoupment of incentive bonuses			☐	☐	☐

Signature	Co-owner sign here	Date

Note: Please sign above exactly as the name appears above. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by an authorized corporate officer. If a partnership, please sign in partnership name by an authorized person.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

The Internet and telephone voting facilities will close at 5:00 p.m.

Eastern Daylight Time on April 23, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/wye Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-580-9477 Use any touch-tone telephone in the United States, Canada and Puerto Rico to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 on-line access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the 2007 Financial Report, 2007 Annual Review

and 2008 Proxy Statement on the Internet at:

www.wyeth.com/2008proxymaterials

Five Giralda Farms

Madison, New Jersey 07940

(continued from reverse side)

        Our Board of Directors is asking for your authorization and voting instructions (your proxy) to vote your shares.

By signing on the reverse side, you will appoint each of ROBERT ESSNER, LAWRENCE V. STEIN and EILEEN M. LACH as your representative (proxy) with power to substitute another person to submit your vote. Your shares will be voted in accordance with your instructions at Wyeth’s Annual Meeting of Stockholders scheduled to be held on April 24, 2008 or at any postponement (or adjournment) after the meeting in accordance with your instructions on the matters described in the Proxy Statement and in the discretion of the proxy holders on any other matters properly presented for a vote at the meeting or at any postponement (or adjournment).

(To be signed on the reverse side of this form if voting by mail, or follow the instructions to vote via the Internet or by telephone)

Address Change/Comments
	☐	Mark the box if you would like to keep your vote confidential until after the meeting.
	☐	Mark the box if you plan to attend the meeting.

▲  FOLD AND DETACH HERE  ▲

Can I vote via the Internet?

Yes. You can vote via the Internet by following the instructions at http://www.eproxy.com/wye.

Can I vote by telephone by using a toll-free number?

Yes. If you are in the United States, Canada or Puerto Rico, you can vote by calling our toll-free number 1-866-580-9477, 24 hours a day, 7 days a week, on a touch-tone telephone and following the instructions.

Can I vote by mail?

Yes. Just mark, sign and date your proxy card and return it promptly in the enclosed postage-paid envelope. Properly signed proxies will be voted in the manner directed by you. If you sign and give no direction on how to vote, this proxy will be voted FOR Items 1.1 through 1.13, 2, 3 and 4 and AGAINST Items 5 and 6.

Can I elect to receive future proxy materials electronically instead of receiving paper copies?

Yes. If you are a stockholder of record, you can elect to access future proxy materials electronically by enrolling in MLinksm, BNY Mellon’s electronic document delivery service. You can access MLinksm through Investor ServiceDirect (ISD), a secure Internet Web site that enables you to access your Wyeth holdings and conduct certain transactions 24 hours a day, 7 days a week at www.bnymellon.com/shareowner/isd.

WYETH

2005 AMENDED AND RESTATED STOCK INCENTIVE PLAN

(Amended and Restated as of February 28, 2008)

Section 1. Purpose. The purpose of the 2005 Amended and Restated Stock Incentive Plan (amended and restated as of February 28, 2008) (the “Plan”) is to provide favorable opportunities for officers and other key employees of the Company and its Subsidiaries to acquire shares of Common Stock, in order to align their financial interests with those of the Company’s stockholders and incentivize these key individuals to maximize their efforts to contribute to the success of the Company and enhance the value of the Common Stock for the benefit of the Company’s stockholders. In addition, the Plan is intended to enhance the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional skill upon whom, in large measure, the Company’s sustained progress, growth and profitability depend. The Plan is also designed to permit the granting of 162(m) Awards, thereby allowing the Company to deduct compensation awarded pursuant to these 162(m) Awards.

Section 2. Definitions. The following definitions shall be applicable throughout the Plan.

(a) “162(m) Awards” means Awards granted under the Plan which constitute “performance-based compensation” within the meaning of Section 162(m) of the Code.

(b) “Award” means an Option, Restricted Stock Award, Restricted Stock Unit Award, or other stock-based Award granted under the Plan.

(c) “Award Agreement” means an Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement or other written agreement between the Company and a Participant evidencing the terms and conditions of an Award granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means, unless the Board otherwise directs by resolution adopted prior thereto or, in the case of a particular Award, the applicable Award Agreement states otherwise, (i) a transaction whereby any “person” (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than a Permitted Holder is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period or (iii) the liquidation or dissolution of the Company or a sale of all or substantially all of the assets of the Company. Unless otherwise determined by the Board by resolution adopted prior thereto, no merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder, including any amendments or substitutions therefor subsequent to the adoption of the Plan.

(g) “Committee” means a committee appointed by the Board, consisting of two or more members of the Board, each of whom shall meet the requirements for (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” under the New York Stock Exchange listing rules and any other required independence standards.

(h) “Common Stock” means the common stock of the Company, par value $0.33 1/3 per share.

(i) “Company” means Wyeth, a Delaware Corporation.

(j) “Disability” means termination of the Participant’s full-time employment by reason of disability for purposes of at least one qualified retirement plan or long term disability plan maintained by the Company or its Subsidiaries in which the Participant participates or such Participant’s “permanent and total disability” within the meaning of Section 22(e)(3) of the Code; provided, however, that Disability of a Participant with respect to any incentive stock options held by such Participant means such Participant’s “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

(k) “Eligible Individuals” means officers and key employees of the Company and its Subsidiaries designated by the Committee.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means the closing price of the Common Stock on the Consolidated Transaction Reporting System on such date or if such date is not a trading day, on the most recent trading day prior to such date.

(n) “Option” means a conditional right, granted to a Participant under Sections 3 and 7 hereof, to purchase Common Stock at a specified price during a specified time period.

(o) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant.

(p) “Option Price” means the per-share exercise price applicable to an Option.

(q) “Participant” means an Eligible Individual who has been granted an Award under the Plan, which Award remains outstanding.

(r) “Permitted Holder” means (i) the Company, (ii) any corporation, partnership, trust or other entity controlled by the Company and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any such controlled entity.

(s) “Plan” shall have the meaning set forth in Section 1.

(t) “Recoupment Policy” means the Board’s Policy on Recoupment of Performance-Based Compensation in Restatement Situations, as may be amended from time to time.

(u) “Restricted Stock” means Common Stock granted to a Participant under Section 8 hereof that are subject to certain restrictions and to a risk of forfeiture.

(v) “Restricted Stock Unit” means an unfunded right, granted to a Participant under Section 8 hereof, to receive Common Stock in the future, which right is subject to certain restrictions and to a risk of forfeiture.

(w) “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(x) “Restricted Stock Unit Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Unit Award.

(y) “Retirement” means termination of a Participant’s employment on or after the earliest retirement age under any qualified retirement plan of the Company or its Subsidiaries which covers the Participant, or age 55 with 5 continuous years of employment if there is no such plan, or, to the extent necessary under applicable local law, such other meaning adopted by the Committee and set forth in the applicable Award Agreement; provided, however, that if a Participant engages in gross misconduct while employed with Wyeth or any Subsidiary, as determined by the Committee, or its designee, in its sole discretion, no termination of such Participant’s employment shall be deemed a “Retirement,” regardless of such Participant’s age and years service on the date of his or her termination of employment.

(z) “Section 409A Compliance” shall have the meaning set forth in Section 8(a).

(aa) “Subsidiary” shall have the meaning ascribed to such term in Section 424 of the Code.

Section 3. Awards. Pursuant to the Plan, Options, Restricted Stock, Restricted Stock Units, and other stock-based Awards may be granted to Eligible Individuals by the Company. Options granted under the Plan may be either incentive stock options, as defined in Section 422(b) of the Code, herein referred to as “incentive stock options,” or options which do not meet the requirements of Section 422(b) of the Code, herein referred to as “non-qualified stock options.” It is intended, except as otherwise provided herein, that incentive stock options may be granted under the Plan and that such incentive stock options shall conform to the requirements of Sections 422 and 424 of the Code and to the provisions of this Plan and shall otherwise be as determined by the Committee.

Section 4. Administration. The Plan shall be administered by the Committee. The Committee shall have full authority to grant Options, Restricted Stock, Restricted Stock Units, and other Awards in its discretion, to interpret the Plan and to make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan, taking into consideration the recommendations of the Company’s management. The decisions of the Committee shall be binding and conclusive for all purposes and upon all persons unless and except to the extent that the Board shall have previously directed that all or specified types of decisions of the Committee shall be subject to approval by the Board. Notwithstanding the foregoing and anything else in the Plan to the contrary, the Committee, in its sole discretion, may delegate the Committee’s authority and duties under the Plan to the Chief Executive Officer of the Company, or to any other employee or committee of employees of the Company, in either case to the extent permitted under applicable law, under such conditions and limitations as the Board or the Committee, as applicable, may from time to time establish, except that only the Committee may make any determinations regarding Awards to Eligible Individuals who are subject to Section 16 of the Exchange Act or Section 162(m) of the Code or which by law may not be delegated. The Committee shall take into account compliance with Section 409A of the Code in connection with the grant and administration of Awards, to the extent applicable.

Section 5. Number of Shares. Subject to Section 10 below, the total number of shares which may be issued under the Plan shall not exceed 95,000,000 shares of Common Stock, all of which may be issued pursuant to incentive stock options and up to 21,000,000 shares of which may be issued as Restricted Stock, Restricted Stock Unit or other full value stock-based Awards. The total number of shares subject to Options intended to be 162(m) Awards that may be granted under the Plan to any Participant during any one fiscal year of the Company shall not exceed the total number of shares reserved for issuance hereunder. The total number of shares subject to Restricted Stock and Restricted Stock Unit Awards intended to be 162(m) Awards that may be granted under the Plan to any Eligible Individual during any one fiscal year of the Company shall not exceed 600,000, and the maximum number of shares that could be issued in respect of such 162(m) Awards to any such Eligible Individual shall be two times that limit. The shares may be authorized and unissued or previously issued and reacquired shares, as the Board from time to time may determine. Shares with respect to which Options are not exercised prior to termination of the Option, or that are part of a Restricted Stock or Restricted Stock Unit Award that is forfeited before the restrictions lapse, shall again be available for issuance pursuant to Options, Restricted Stock, Restricted Stock Unit Awards and other Awards granted thereafter under the Plan, to the fullest extent permitted by law.

Section 6. Participation. The Committee may, from time to time, grant Options, Restricted Stock, Restricted Stock Units, and other Awards to Eligible Individuals and shall determine the terms and conditions of such Awards and the number of shares of Common Stock subject to each grant.

Section 7. Terms and Conditions of Options. The terms and conditions of each Option shall be set forth in an Option Agreement. Such terms and conditions shall include the following as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Committee:

(a) Number of Shares. The number of shares subject to the Option.

(b) Option Price. The Option Price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted. Once granted, except as provided in Section 10, the Option Price of outstanding Options may not be reduced, whether by repricing, exchange or otherwise.

(c) Date of Grant. The date of grant of an Option shall be the date when the Committee meets and awards such Option, or such later date as the Committee shall designate.

(d) Payment. The Option Price multiplied by the number of shares to be purchased by exercise of an Option shall be paid upon the exercise thereof. Unless the terms of an Option provide to the contrary, upon exercise, the aggregate Option Price shall be payable (i) in cash equal to such aggregate Option Price, (ii) in shares of Common Stock owned by the Participant having an aggregate Fair Market Value on the day immediately preceding the date of exercise at least equal to such aggregate Option Price, (iii) a combination of the above methods, or (iv) by any other means approved by the Committee, including under any approved cashless exercise mechanism. Payment of the aggregate Option Price shall be made and received by the Company prior to the delivery of the shares as to which the Option was exercised. The right to deliver, in full or partial payment of the Option Price, any consideration other than cash shall be limited to such frequency as the Committee shall determine in its absolute discretion. A Participant shall have none of the rights of a stockholder with respect to an Option until the shares of Common Stock underlying such Option are issued to him or her. In order to be validly exercised, the aggregate Option Price and all necessary exercise documentation must be submitted to the Company or its designated agent not later than the close of trading on the date of expiration of the Option or, if such date is not a trading day, the close of trading on the last trading day prior to the date of expiration of the Option.

(e) Term of Options. Each Option granted pursuant to the Plan shall be for the term specified in the applicable Option Agreement; provided that no Option granted hereunder shall be exercisable on or after the tenth anniversary of the date of grant.

(f) Exercise of Option. Unless otherwise provided in the applicable Option Agreement, (i) no Option granted under the Plan may be exercisable earlier than the later of (A) one year from the date of grant (other than as provided in Section 7(g) below on account of death, Disability, or Retirement) or (B) the date on which the Participant completes two years of continuous employment with the Company or one or more of its

Subsidiaries, and (ii) in the event of a Participant’s death, Retirement or Disability, any Options held by such Participant shall become fully vested and exercisable on his or her Retirement date, the date his or her employment terminates on account of Disability or the date of his or her death, provided he or she has been in the continuous employment of the Company or one or more of its Subsidiaries for at least two years at such time. No Option may be exercised after it is terminated as provided in subsection (g) of this Section 7, and no Option may be exercised unless the Participant is then employed by the Company or any of its Subsidiaries and shall have been continuously employed by the Company or one or more of such Subsidiaries since the date of the grant of his or her Option, except as provided in subsection (g) of this Section 7. Non-qualified stock options and incentive stock options may be exercised regardless of whether other Options granted to the Participant pursuant to the Plan are outstanding or whether other stock options granted to the Participant pursuant to any other plan are outstanding.

(g) Termination of Options. Unless otherwise provided in the applicable Option Agreement, an Option, to the extent not validly exercised, shall terminate at the end of its stated term or, if earlier, upon the occurrence of the first of the following events:

(i) Three (3) months following (A) Retirement (but only with respect to incentive stock options) or (B) termination by the Company or one of its Subsidiaries of the Participant’s employment for any reason other than in the case of death, Disability, or deliberate gross misconduct determined in the sole discretion of the Committee or its designee, during which three month period the Option may be exercised by the Participant to the extent the Participant was entitled to exercise it at the time of such termination;

(ii) One year after termination of the Participant’s employment by reason of death or Disability (but, in either case, only with respect to incentive stock options), during which period the Option may be exercised by the Participant, or the Participant’s legal representative or legatee (or such other person designated by an appropriate court as the person entitled to exercise such Option), as applicable, to the extent the Participant was entitled to exercise it at the time of his or her death or Disability;

(iii) Concurrently with the time of termination by the Company or one of its Subsidiaries of the Participant’s employment for deliberate gross misconduct determined in the sole discretion of the Committee or its designee (for purposes only of this subparagraph (iii) an Option shall be deemed to be exercised when the Participant has received the stock certificate (or valid instructions in the case of delivery of uncertificated shares) representing the shares for which the Option was exercised); or

(iv) Concurrently with the time of a Participant’s voluntary termination of his or her employment with the Company or one of its Subsidiaries for reasons other than Retirement or Disability.

For the avoidance of doubt, following a Participant’s termination of employment on account of death, Disability, or Retirement, a vested Option (that is not an incentive stock option) shall remain exercisable until the expiration of the term of such Option, during which period the Option may be exercised by the Participant, or the Participant’s legal representative or legatee (or such other person designated by an appropriate court as the person entitled to exercise such Option), as applicable, to the extent the Participant was entitled to exercise it at the time of his or her death or Disability. Notwithstanding the above, unless otherwise provided in the applicable Option Agreement, no Option shall be exercisable after termination of employment unless the Participant shall have, for the entire time period during which the Participant was employed by the Company or one of its Subsidiaries, and at all times thereafter, (a) refrained from becoming or serving as an officer, director, partner or employee of any individual proprietorship, partnership or corporation, or the owner of a business, or a member of a partnership which conducts a business in competition with the Company or renders a service (including without limitation, advertising agencies and business consultants) to competitors with any portion of the business of the Company, (b) made himself or herself available, if so requested by the Company, at reasonable times and upon a reasonable basis to consult with, supply information to, and otherwise cooperate with, the Company and (c) refrained from engaging in deliberate action which causes substantial harm to the interests of the Company or, if occurring before termination of employment, would have otherwise constituted deliberate gross misconduct for purposes of Section 7(g)(iii), in each case, as determined in the sole judgment of the Committee or its designee. If these conditions are not fulfilled, the Participant shall forfeit all rights to any unexercised Option as of the date of the breach of the condition.

(h) Recoupment Policy. To the extent that a Participant is serving, or has served at any time during his or her employment, as a Senior Executive (as such term is defined in the Recoupment Policy), such Participant’s Options shall be subject to the Recoupment Policy.

(i) Non-transferability of Options. Options shall not be transferable by the Participant other than by will or the laws of descent and distribution, and Options shall during his or her lifetime be exercisable only by the Participant; provided, however, that the Committee may, in its sole discretion, allow for transfer of Options (other than incentive stock options, unless such transferability would not adversely affect incentive stock option tax treatment) but only for estate planning purposes.

(j) Limitation on Incentive Stock Options. To the extent that the aggregate Fair Market Value of the Common Stock, determined at the time of grant, with respect to which incentive stock options granted under this or any other Plan of the Company are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be permitted under the Code, such excess incentive stock options shall be treated as non-qualified stock options.

Notwithstanding anything in the Plan to the contrary, any incentive stock option granted to any Participant who, at the time of grant, is the owner, directly or indirectly, of stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary thereof, shall (i) have a term not exceeding five years from the date of grant and (ii) shall have an Option Price of not less than 110% of the Fair Market Value of the Common Stock on the date the incentive stock option is granted.

Section 8. Restricted Stock and Restricted Stock Unit Awards. The Committee may, in its sole discretion, from time to time, make awards of Restricted Stock and Restricted Stock Units to Participants in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Committee shall establish. Notwithstanding the foregoing sentence, any Restricted Stock or Restricted Stock Unit Award that is intended to be a 162(m) Award shall be subject to restrictions based on performance standards related to earnings, adjusted earnings or net income per share of Common Stock, price per share of Common Stock, return on equity or total shareholder return of Common Stock, pre-tax profits, return on assets or invested capital, sales, operating income, cash flow measures, operating or profit margins, working capital measures, market share, income before taxes, net income, adjusted net income, revenue, cost reductions or any combination of the foregoing. Such performance goals may be based on the achievement of specified levels of Company performance or performance of one or more divisions or Subsidiaries of the Company or performance relative to the performance of other corporations. The terms, conditions and restrictions of any Restricted Stock or Restricted Stock Unit Award, including 162(m) Awards, made under this Plan shall be set forth in a Restricted Stock Agreement or Restricted Stock Unit Agreement, as applicable. The Committee retains the right to increase or decrease the amount of a Restricted Stock or Restricted Stock Unit Award based on the degree to which any performance goals are attained; provided, however, that with respect to a 162(m) Award, the Committee may not increase the amount of such Award, but may reduce the amount of such Award in its discretion below the maximum amount that could be paid.

(a) Issuance of Restricted Stock and Restricted Stock Units. The Committee shall determine the manner in which Restricted Stock and Restricted Stock Units shall be held during the period they are subject to restrictions. Unless otherwise provided in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement, (i) no Restricted Stock or Restricted Stock Units granted under the Plan may vest earlier than the later of (A) one year from the date of grant or (other than as provided in Section 8(g)) or (B) the date on which the Participant completes two years of continuous employment with the Company or one or more of its Subsidiaries. The Committee shall not have the discretionary authority to accelerate or delay issuance of shares underlying Awards that constitute a deferral of compensation within the meaning of Section 409A of the Code, except to the extent that such acceleration or delay may, in the determination of the Committee, be effected in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A of the Code (“Section 409A Compliance”).

(b) Stockholder Rights. Beginning on the date of grant of the Restricted Stock or Restricted Stock Unit Award and subject to the execution of the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement by a Participant and subject to the terms, conditions and restrictions of the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement, the Committee shall determine to what extent the Participant has the rights of a stockholder of the Company including, but not limited to, whether the Participant has the right to vote the shares or to receive dividends or dividend equivalents.

(c) Restriction on Transferability. No Restricted Stock or Restricted Stock Unit Award may be assigned or transferred, pledged or sold prior to the date the restrictions thereon lapse; provided, however, that the Committee may, in its sole discretion, allow for transfer of a Restricted Stock or Restricted Stock Unit Award but only for estate planning purposes.

(d) Delivery of Shares. Upon the satisfaction of the terms, conditions and restrictions contained in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement or as otherwise determined by the Committee, the Company shall deliver, as soon as practicable, to the Participant (or permitted transferee), a stock certificate (or proper crediting in uncertificated shares) for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

(e) Forfeiture of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement and subject to Section 8(g), all of the shares with respect to a Restricted Stock or Restricted Stock Unit Award shall be forfeited and all rights of the Participant with respect to such shares or units shall terminate unless the Participant continues to be employed by the Company or its Subsidiaries until the expiration of the forfeiture period and the satisfaction of any other conditions set forth in the applicable Restricted Stock or Restricted Stock Unit Agreement. In addition, with respect to Restricted Stock and Restricted Stock Unit Awards that are subject to performance conditions, and unless otherwise provided in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement, unless a Participant has, for the entire time period during which the Participant was employed by the Company or one of its subsidiaries, and at all times thereafter, (a) refrained from becoming or serving as an officer, director, partner or employee of any individual proprietorship, partnership or corporation, or the owner of a business, or a member of a partnership which conducts a business in competition with the Company or renders a service (including without limitation, advertising agencies and business consultants) to competitors with any portion of the business of the Company, (b) made himself or herself available, if so requested by the Company, at reasonable times and upon a reasonable basis to consult with, supply information to, and otherwise cooperate with, the Company and (c) refrained from engaging in deliberate action which causes substantial harm to the interests of the Company or, if occurring before termination of employment, would have otherwise constituted deliberate gross misconduct for purposes of Section 7(g)(iii), in each case, as determined in the sole judgment of the Committee or its designee, such Participant shall forfeit all rights to any such unvested Restricted Stock or Restricted Stock Units as of the date of the breach of the condition.

(f) Recoupment Policy. To the extent that a Participant is serving, or has served at any time during his or her employment, as a Senior Executive (as such term is defined in the Recoupment Policy), such Participant’s Restricted Stock or Restricted Stock Unit Awards that are subject to performance conditions shall be subject to the Recoupment Policy.

(g) Waiver of Forfeiture Period. Notwithstanding any other provisions of the Plan but subject to the requirement that a Participant completes two years of continuous employment with the Company or one or more of its Subsidiaries, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in a Restricted Stock Agreement or Restricted Stock Unit Agreement under certain circumstances (including the death, Disability or Retirement (as defined in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement) of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the restricted shares) as the Committee shall deem appropriate; provided, however, that discretion to waive the forfeiture period shall not apply to any 162(m) Awards. With respect to 162(m) Awards, the Committee shall have the right to provide in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement that the Restricted Stock or Restricted Stock Units shall be paid in the event of death, Disability or Retirement (as defined in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement) of the Participant if the Committee certifies that the applicable performance criteria have been satisfied, provided that in no event shall such 162(m) Award be paid prior to the date such 162(m) Award would have been paid had the Participant remained employed by the Company.

Section 9. Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Individuals such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan.

Section 10. Adjustment in Event of Change in Stock. Subject to Section 11, in the event of a stock split, stock dividend, cash dividend (other than a regular cash dividend), combination of shares, merger, or other relevant change in the Company’s capitalization, the Committee shall adjust in the manner determined by the Committee in its sole discretion to be appropriate (i) the number and kind of shares available for issuance under the Plan (including the number of shares that may be granted as Restricted Stock or Restricted Stock Units), (ii) the maximum number of shares for which Options may be granted to any Participant during any one fiscal year of the Company, (iii) the number, kind and Option Price of shares subject to outstanding Options and/or (iv) the number and kind of shares subject to outstanding Restricted Stock and Restricted Stock Unit Awards; provided, however, that, except in the case of incentive stock options, the number, kind and Option Price of shares subject to outstanding Options shall be adjusted in the manner described in Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations; provided, further, that the case of incentive stock options, to the extent permitted by Sections 422 and 424 of the Code, in the event that the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, through reorganization, merger, consolidation, liquidation, recapitalization, reclassification, stock split-up, combination of shares or dividend, appropriate adjustment in the number and kind of shares as to which Options may be granted and as to which Options or portions thereof then unexercised shall be exercisable, and in the Option Price thereof, shall be made to the end that the proportionate number of shares or other securities as to which Options may be granted and the Participant’s proportionate interests under outstanding Options shall be maintained as before the occurrence of such event; provided, further, that any such adjustment in shares subject to outstanding Options (including any adjustments in the Option Price) shall be made in such manner as not to constitute a modification as defined by subsection (h)(3) of Section 424 of the Code; and provided, further, that, in the event of an adjustment in the number or kind of shares under a Restricted Stock or Restricted Stock Unit Award pursuant to this Section 10, any new shares or units issued to the Participant in respect thereof shall be subject to the same terms, conditions and restrictions as the underlying Restricted Stock or Restricted Stock Unit Award for which the adjustment was made; provided, that any adjustments made to a Restricted Stock or Restricted Stock Unit Award that is intended to be a 162(m) Award shall be made in such a manner that the requirements of the exception to Code Section 162(m) continue to be satisfied.

Section 11. Effect of a Change in Control. Except to the extent reflected in a particular Award Agreement, in the event of a Change in Control:

(a) Notwithstanding any vesting schedule, or any other limitation on exercise or vesting, all outstanding Options shall immediately become 100% vested and exercisable, the restrictions shall expire immediately with respect to 100% of all outstanding Restricted Stock and Restricted Stock Unit Awards, and all other Awards shall become immediately vested and the restrictions thereon shall lapse; and

(b) The Committee may, in its discretion and upon at least ten days advance notice to the affected persons, cancel any outstanding Awards that do not constitute a deferral of compensation within the meaning of Section 409A of the Code, and pay to the holders thereof, in cash, the value of such Awards based upon the highest price per share of Company Common Stock received or to be received by other stockholders of the Company in connection with the Change in Control; and

(c) Issuance of shares with respect to any outstanding Restricted Stock Unit Awards that constitute a deferral of compensation within the meaning of Section 409A of the Code shall not be accelerated.

Section 12. Amendment and Discontinuance.

(a) The Board may from time to time amend or revise the terms of the Plan, or may discontinue the Plan at any time as permitted by law, provided, however, that such amendment shall not (except as provided in Section 10), without further approval of the stockholders, (i) increase the aggregate number of shares with respect to which Awards may be made under the Plan; (ii) change the manner of determining the Option Price (other than determining the Fair Market Value of the Common Stock to conform with applicable provisions of the Code or regulations and interpretations thereunder); (iii) extend the term of the Plan or the maximum period during which any Option may be exercised or (iv) make any other change which, in the absence of stockholder approval, would be prohibited by the listing requirements of the national stock exchange on which the Common Stock is listed and traded, or would cause Awards granted under the Plan which are then outstanding, or which may be granted in the future, and which are intended to be Section 162(m) Awards, to fail to meet the exemptions provided by Section 162(m) of the Code. No amendments, revision or discontinuance of the Plan shall, without the consent of a Participant, in any manner adversely affect his or her rights under any Awards theretofore granted under the Plan. The discontinuance of the Plan shall not result in the acceleration of issuance of shares of Common Stock underlying a Restricted Stock Unit Award unless the Board or the Committee determines, in its discretion, to accelerate issuance and such acceleration may be effected in a manner that will result in Section 409A Compliance.

(b) Notwithstanding anything in Section 12(a) to the contrary, the Committee shall have the right to unilaterally amend, modify or discontinue the Plan, or any provision of the Plan, any Award Agreement or any provision of an Award Agreement and, in each case, without the consent of any Participant, provided such amendment, modification or discontinuance is necessary or desirable to comply with applicable law. With respect to any Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, any such amendment, modification or discontinuance must be necessary to ensure Section 409A Compliance and be effected in a manner that will result in Section 409A Compliance. All determinations and actions made by the Board or the Committee pursuant to this Section 12(b) shall be final, conclusive and binding on all persons.

Section 13. Effective Date and Duration. The Plan was originally adopted by the Board on March 3, 2005, subject to approval by the stockholders of the Company at a meeting held in April 2005. The Plan was approved at the April 2005 annual meeting. The Plan was amended and restated on January 25, 2007, and approved by the stockholders of the Company at a meeting held on April 26, 2007. The Plan was further amended on December 5, 2007 for purposes of Section 409A. The Plan was amended and restated a second time on February 28, 2008, subject to approval by the stockholders at the Annual Meeting of Stockholders to be held on April 24, 2008. No Awards may be granted under the Plan before March 3, 2005 nor after March 3, 2015.

Section 14. Tax Withholding. Notwithstanding any other provision of the Plan, but only to the extent permitted under applicable law, the Company or its Subsidiaries, as appropriate, shall have the right to deduct from all Awards under the Plan or any payment due or transfer made under any Award the amount in cash and/or stock, valued at Fair Market Value on the date prior to payment, necessary to satisfy all U.S. federal, state, foreign or local taxes as required by law to be withheld with respect to such Awards and to take such other action as may be necessary in the opinion of the Company or a Subsidiary to satisfy withholding obligations outside the U.S. for the payment of such taxes, including requiring shares of Common Stock issued under an Award to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations. In the case of Awards paid in Common Stock, the Participant or permitted transferee may be required to pay to the Company or a Subsidiary thereof, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such stock. Subject in particular cases to the disapproval of the Committee, the Company may accept shares of Common Stock of equivalent Fair Market Value in payment of such withholding tax obligations if the Participant elects to make payment in such manner.

Section 15. Awards to Non-U.S. Employees. Without limiting the generality of Section 4 herein, the Committee shall have the power and authority to determine which Subsidiaries shall be covered by this Plan and which employees outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify Participant’s rights on death, Disability or Retirement or on termination of employment; available methods of exercise of an Award; payment of income, social insurance contributions and payroll taxes; the shifting of employer tax liability to the Participant, the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements; and restrictions, conditions or limitations on the shares of Common Stock issued upon exercise of an Option or subject to or issued under a Restricted Stock or Restricted Stock Unit Award or other stock-based Award. The Committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations.

Section 16. Compliance with Laws. The obligation of the Company to make payment of Awards in Common Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Common Stock pursuant to an Award unless such shares have been properly registered or qualified for sale pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with the U.S. Securities and Exchange Commission, or such other applicable law, or unless the Company has received the advice of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration or qualification pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register or qualify for sale under the Securities Act, or any other applicable law, any of the shares of Common Stock to be offered or sold under the Plan. If the shares of Common Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration or qualification under the Securities Act, or such other applicable law, the Company may restrict the transfer of such shares and may legend the Common Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

Section 17. Construction and Conditions. The Plan and Awards granted thereunder shall be governed by and construed in accordance with the laws of the State of Delaware and in accordance with such federal law as may be applicable. Neither the existence of the Plan nor the grant of any Awards pursuant to the Plan shall create in any Participant the right to continue to be employed by the Company or its Subsidiaries. Employment shall be “at will” and shall be terminable “at will” by the Company or the Participant with or without cause. Any oral statements or promises to the contrary are not binding upon the Company or the Participant.

References herein to sections are references to sections of the Plan, unless otherwise provided.

WYETH

2008 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

1.	Purpose.

The purpose of the Plan is to provide a means through which the Company may attract able persons to become and remain Non-Employee Directors of the Company and to provide a means whereby Non-Employee Directors of the Company can acquire and retain Stock ownership, thereby strengthening their commitment to the welfare of the Company and promoting an identity of interest between stockholders and such Non-Employee Directors.

2.	Definitions.

The following definitions shall be applicable throughout the Plan.

(a) “2006 Plan” shall mean the Wyeth 2006 Non-Employee Director Stock Incentive Plan.

(b) “2006 Standing Election” shall have the meaning set forth in Section 7(d)(iv).

(c) “Annual Deferred Stock Unit Award” shall mean the automatic annual Deferred Stock Unit Award granted to a Participant pursuant to Section 7.

(d) “Annual Meeting” shall mean the annual meeting of the Company’s stockholders.

(e) “Award Agreement” means the agreement between the Company and a Participant who has been granted a Deferred Stock Unit Award which defines the rights and obligations of the parties.

(f) “Board” means the Board of Directors of the Company.

(g) “Board Membership” means the period of time during which a Director serves on the Board.

(h) “Change in Control” means (i) any “person” (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than a Permitted Holder (as defined below) who is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period or (iii) the Company undergoes a liquidation or dissolution or a sale of all or substantially all of the assets of the Company. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control. As used herein, “Permitted Holder” means (i) the Company, (ii) any corporation, partnership, trust or other entity controlled by the Company and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any such controlled entity.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations promulgated thereunder and successor provisions and regulations thereto.

(j) “Committee” means the Compensation and Benefits Committee of the Board and any successor thereto.

(k) “Company” means Wyeth, a Delaware corporation.

(l) “Date of Grant” means the date on which a Deferred Stock Unit Award is granted to a Participant under the Plan.

(m) “Default Election” shall have the meaning attributed thereto in Section 7(d)(ii).

(n) “Deferred Stock Account” means an account established by the Trustee to hold the shares of Stock attributable to each Participant receiving a Deferred Stock Unit Award.

(o) “Deferred Unit Account” means a bookkeeping account established and maintained by the Company in the name of each Participant who receives a Deferred Stock Unit Award.

(p) “Deferred Stock Unit” means a hypothetical investment representing one share of Stock granted in connection with a Deferred Stock Unit Award under the Plan.

(q) “Deferred Stock Unit Award” means a Deferred Stock Unit award granted to a Participant under the Plan.

(r) “Director” means any member of the Board.

(s) “Dividend Equivalents” means an amount equal to the cash dividends otherwise payable by the Company upon each share of Stock credited to a Participant’s Deferred Stock Account.

(t) “Exchange Act” means the Securities Exchange Act of 1934.

(u) “Fair Market Value” on a given date means (i) if the Stock is listed on a national securities exchange, the closing sale price reported as having occurred on the primary exchange with which the Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; or (ii) if the Stock is

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not listed on a national securities exchange, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.

(v) “Initial Election” shall have the meaning attributed thereto in Section 7(d)(i).

(w) “Mandatory Retirement” means a Participant’s mandatory retirement upon the attainment of age seventy-two (72), which is effective as of the last day of the month in which such Participant attains the age of seventy-two (72).

(x) “Non-Employee Director” means a Director who is not also a current employee of the Company or any of its subsidiaries or affiliates.

(y) “Participant” means each Non-Employee Director to whom a Deferred Stock Unit Award has been granted under the Plan.

(z) “Payment Election Form” shall mean the election form filed by a Non-Employee Director with the Company indicating whether such Non-Employee Director’s Deferred Stock Unit Awards will be paid in a lump sum or in a series of 2 to 10 substantially equal annual installments.

(aa) “Payment Election Modification Form” shall mean the election form filed by a Non-Employee Director with the Company indicating a change in the form of payment of such Non-Employee Director’s future Deferred Stock Unit Awards.

(bb) “Plan” means the Company’s 2008 Non-Employee Director Stock Incentive Plan.

(cc) “Section 409A” means Section 409A of the Code, and all guidance and regulations promulgated thereunder.

(dd) “Section 409A Change in Control Event” means a “change in control event” within the meaning of the default definitions set forth in Treasury Regulation Section 1.409A-3(i)(5) or any successor thereto.

(ee) “Securities Act” means the Securities Act of 1933, as amended.

(ff) “Stock” means the common stock par value $0.33 1/3 per share, of the Company.

(gg) “Termination of Board Membership” shall mean (i) the date on which the Board Membership of a Participant terminates, provided that such termination constitutes a “separation from service” within the meaning set forth in Treasury Regulation Section 1.409A-1(h), or the successor thereto, or (ii) such later date on which the Participant incurs a “separation from service” within the meaning set forth in Treasury Regulation Section 1.409A-1(h).

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(hh) “Total Annual Compensation” means, in a given calendar year, the aggregate amount of compensation (equity and cash) which will be paid to each Non-Employee Director (other than any Committee Chairperson fee), as determined by the Nominating and Governance Committee of the Board.

(ii) “Trust” shall mean the grantor domestic trust established by the Company to hold the shares of Stock attributable to Participants receiving Deferred Stock Unit Awards.

(jj) “Trustee” shall mean the trustee of the Trust.

(kk) “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant or his or her spouse, beneficiary, or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) or (d)(1)(B) of the Code), (b) a loss of the Participant’s property by reason of casualty (including the need to rebuild the Participant’s home following damage thereto not otherwise covered by insurance) or (c) such other extraordinary and unforeseeable financial circumstances, arising as a result of events beyond the Participant’s control; provided, that in all events a determination of what constitutes an Unforeseeable Emergency will be made in accordance with Treasury Regulation Section 1.409A-3(i)(3).

3.	Effective Date and Stockholder Approval.

The Plan shall be submitted to the stockholders of the Company for their approval at the Annual Meeting of Stockholders to be held on April 24, 2008. The Plan shall become effective upon the affirmative vote of the holders of a majority of the shares of Stock present, or represented, and entitled to vote at the meeting.

4.	Administration.

The Committee shall administer the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. Subject to the provisions of the Plan, the Committee shall have exclusive power to (i) grant discretionary Deferred Stock Unit Awards under the Plan, (ii) determine the nature and extent of the Deferred Stock Unit Awards to be made to each Non-Employee Director, (iii) determine the time or times when Deferred Stock Unit Awards will be made to Non-Employee Directors, (iv) determine the conditions to which the payment of Deferred Stock Unit Awards may be subject, (v) change the number, type and terms of the Deferred Stock Unit Awards granted under the Plan, (vi) prescribe the form or forms of Award Agreements, and (vii) cause records to be established in which there shall be entered, from time to time as Deferred Stock Unit Awards are made to Participants, the date of each Deferred Stock Unit Award, and the number of Deferred Stock Units awarded by the Committee to each Participant.

The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, and revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee shall also have the authority to construe and interpret the Plan and all Deferred Stock

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Unit Awards and Award Agreements issued pursuant to the Plan and to correct any defects, supply any omissions and/or reconcile any inconsistencies therein. The Committee’s interpretation of the Plan or any documents evidencing Deferred Stock Unit Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

5.	Shares Subject to the Plan.

Unless otherwise determined by the Committee, Deferred Stock Unit Awards shall be automatically granted to Non-Employee Directors pursuant to the formula set forth in Section 7; provided, however, that:

(a) Subject to Section 10, the maximum number of shares of Stock that may be issued pursuant to all Deferred Stock Unit Awards shall be 300,000.

(b) The Committee may adopt reasonable counting procedures to ensure appropriate counting and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with a Deferred Stock Unit Award. To the extent that a Deferred Stock Unit Award expires or is canceled, forfeited, settled in cash or otherwise terminated or concluded without a delivery to the Participant of the full number of shares to which the Deferred Stock Unit Award related, the undelivered shares will again be available for Deferred Stock Unit Awards under the Plan; and

(c) Stock delivered by the Company in settlement of Deferred Stock Unit Awards under the Plan may be authorized and unissued Stock or Stock held in the treasury of the Company or may be purchased on the open market or by private purchase.

6.	Eligibility.

Participation in the Plan shall be limited to Non-Employee Directors.

7.	Annual Deferred Stock Unit Awards.

(a) Automatic Grant. Unless otherwise determined by the Committee, on the date of each Annual Meeting, each Non-Employee Director who is newly elected as a Non-Employee Director or who was previously so elected and continues as a Non-Employee Director immediately following such Annual Meeting shall automatically be granted, without further action by the Board or the Committee, an Annual Deferred Stock Unit Award. The number of Deferred Stock Units granted pursuant to each Annual Deferred Stock Unit Award shall be the number of Deferred Stock Units equal to sixty percent (60%) of the Total Annual Compensation for the calendar year in which such Annual Meeting occurs divided by the Fair Market Value of one share of Stock as of the date of the Annual Meeting, rounded up to the nearest whole share.

(b) Establishment of Deferred Unit Account. Unless otherwise determined by the Committee, on the Date of Grant of an initial Deferred Stock Unit Award to a Participant, the Company shall establish a Deferred Unit Account for each new Participant receiving such Deferred Stock Unit Award and credit to each such newly established or previously established Deferred Unit Account for each such Participant the number of Deferred Stock Units attributable to each such Deferred Stock Unit Award.

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(c) Contribution of Stock to Trust. Unless otherwise determined by the Committee, on the Date of Grant of each Deferred Stock Unit Award, the Company shall contribute to the Trust for the benefit of each Participant receiving such Deferred Stock Unit Award a number of shares of Stock equal to the number of Deferred Stock Units granted to each such Participant pursuant to each such Deferred Stock Unit Award and shall instruct the Trustee or applicable record keeper to establish a Deferred Stock Account for each such new Participant and to allocate to each such newly established or previously established Deferred Stock Account for each such Participant the number of shares of Stock attributable to such Deferred Stock Unit Award. Each Participant with respect to whom a Deferred Stock Account has been established shall have the voting power to direct the trustee with respect to the voting of Stock allocated to such Deferred Stock Account. The trustee shall not have discretion to vote the Stock held in the Trust unless instructed to do so by the Participant to whose account the Stock has been allocated. Stock held in Deferred Stock Accounts (including, without limitation, Dividend Equivalents) shall be subject to forfeiture and returned to the Company to the same extent that the corresponding Deferred Stock Unit Award is subject to forfeiture. Upon forfeiture of all or a portion of any Deferred Stock Unit Award, the corresponding number of shares of Stock held in a Deferred Stock Account shall be forfeited and returned to the Company. Each Deferred Stock Account shall be maintained under the Trust for each Participant with respect to whom a Deferred Stock Account has been established until the payment and/or forfeiture of all shares of Stock allocated to such Deferred Stock Account.

(d) Time and Form of Payment Election.

(i) Initial Elections. Unless a 2006 Standing Election is in effect with respect to a Non-Employee Director (as provided in Section 7(d)(iv) below), within thirty (30) days following the date of an Annual Meeting at which a Non-Employee Director first receives an initial Deferred Stock Unit Award, or such earlier date prescribed by the Committee, such Non-Employee Director must file a Payment Election Form, in a form approved by the Committee or its delegate, with the Company indicating the form of payment of such Deferred Stock Unit Award (a lump sum or in a series of 2 to 10 substantially equal annual installments) and the time of payment (in accordance with the provisions of the Payment Election Form, but in all cases following the Non-Employee Director’s Termination of Board Membership) (the “Initial Election”).

(ii) Default Election. In the event that any Non-Employee Director fails to make an Initial Election by filing a timely Payment Election Form with respect to an initial Deferred Stock Unit Award, such Deferred Stock Unit Award will be paid to the Non-Employee Director in a lump sum on the first day of the month following the Termination of Board Membership of such Non-Employee Director (the “Default Election”).

(iii) Change in Form of Payment. The Initial Election, Default Election, or 2006 Standing Election, as applicable, for each Non-Employee Director shall be a standing election and shall apply to the initial Deferred Stock Unit Award for such Non-Employee Director and, unless such election is timely changed, to all of the Non-Employee

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Director’s subsequent Deferred Stock Unit Awards. A Non-Employee Director may elect to change the form of payment for any future Deferred Stock Unit Award by filing a Payment Election Modification Form, in a form approved by the Committee or its delegate, with the Company no later than December 31, or such earlier date prescribed by the Committee, of the year prior to the year in which the Deferred Stock Unit Award with respect to which the change will be effective is to be granted. Any such Payment Election Modification Form shall apply to all of the Non-Employee Director’s subsequent Deferred Stock Unit Awards, unless and until a new Payment Election Modification Form is filed with the Company.

(iv) Standing Election from 2006 Non-Employee Director Stock Incentive Plan. To the extent that as of the date the Board adopts the Plan, a Non-Employee Director has a standing election pursuant to Section 8(d)(iii) of the Wyeth 2006 Non-Employee Director Stock Incentive Plan, as amended (the “2006 Plan”), with respect to the Deferred Stock Unit Awards thereunder, such standing election (a “2006 Standing Election”) shall be effective hereunder with respect to all Deferred Stock Unit Awards hereunder unless and until such 2006 Standing Election is timely changed pursuant to Section 7(d)(iii) herein.

(e) Vesting. Subject to forfeiture upon the Termination of Board Membership of a Participant or accelerated vesting, as provided herein, and unless otherwise provided in a Deferred Stock Unit Award:

(i) Deferred Stock Unit Awards Granted to Newly-Elected Non-Employee Directors. Each initial Deferred Stock Unit Award granted to a Non-Employee Director who is newly-elected to the Board shall become fully vested and no longer subject to forfeiture on the date that is twelve (12) months and thirty (30) days from the Date of Grant; provided, however, that no Deferred Stock Unit Award shall become vested prior to the date upon which a Non-Employee Director has completed two years of continuous Board Membership; and

(ii) Deferred Stock Unit Awards Granted to Non-Employee Directors Who Are Not Newly-Elected to the Board. Each Deferred Stock Unit Award granted to a Non-Employee Director who is not newly-elected to the Board shall become fully vested and no longer subject to forfeiture on the earlier of (x) the date that is twelve (12) months from the Date of Grant or (y) the day immediately prior to the next Annual Meeting; provided, however, that no Deferred Stock Unit Award shall become vested prior to the date upon which a Non-Employee Director has completed two years of continuous Board Membership.

Notwithstanding any vesting schedule established for any Deferred Stock Unit Award, the Committee may, in its sole discretion, accelerate the vesting of any Deferred Stock Unit Award and cause the forfeiture restrictions with respect to such Deferred Stock Unit Award to lapse; provided, however, that the Committee may not accelerate the vesting of any initial Deferred Stock Unit Award (otherwise subject to vesting on the date that is twelve (12) months and thirty (30) days from the Date of Grant), if the Initial Election with respect to such Annual Deferred Stock Unit Award was made in reliance on Treasury Regulation Section 1.409A-2(a)(5) and acceleration of vesting would preclude such reliance.

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(f) Dividend Equivalents. Unless otherwise provided in an Award Agreement, the Company shall withhold cash dividends payable on the shares of Stock held in the Trust and, on each date that cash dividends are otherwise payable to the holders of Stock, the Company shall credit the Dividend Equivalents to each Participant’s Deferred Unit Account. On each date that the Dividend Equivalents in any Deferred Unit Account equal the value of a full share of Stock, the Company shall deduct such value from such Deferred Unit Account and contribute one share of Stock to the Participant’s Deferred Stock Account in the Trust. Dividend Equivalents and shares of Stock attributable to Dividend Equivalents shall be subject to forfeiture in the same manner as the Deferred Stock Unit Awards with respect to which such Dividend Equivalents are attributable. To the extent not forfeited, shares of Stock in a Participant’s Deferred Stock Unit Account attributable to Dividend Equivalents and all amounts then credited to such Participant’s Deferred Unit Account that have not yet been converted into shares of Stock shall be paid to the Participant at the same time and in the same form as the shares of Stock underlying the Deferred Stock Unit Award to which such Dividend Equivalents relate.

(g) Accelerated Vesting and Forfeiture of Deferred Stock Unit Awards upon the Termination of a Participant’s Board Membership. Unless otherwise determined by the Committee or provided in the Award Agreement or this subsection (g): (i) in the event of a Participant’s Termination of Board Membership on account of such Participant’s death or Mandatory Retirement, where such Participant has completed at least two years of continuous Board Membership, all unvested Deferred Stock Units held by such Participant as of the date of such Termination of Board Membership shall immediately become fully vested and the forfeiture restrictions thereon shall lapse; provided, however, that a Deferred Stock Unit Award subject to an Initial Election pursuant to Section 7(d)(i) shall not become fully vested pursuant to this Section 7(g) if the Initial Election was made in reliance on Treasury Regulation Section 1.409A-2(a)(5) and acceleration of vesting would preclude such reliance, and (ii) except as otherwise provided in Section 11 below, in the event of the Participant’s Termination of Board Membership for any reason other than due to such Participant’s death or Mandatory Retirement, all unvested Deferred Stock Units held by such Participant as of the date of such Termination of Board Membership shall immediately expire and be forfeited.

(h) Payment of Deferred Stock Unit Awards.

(i) Subject to Section 11 below, the shares of Stock attributable to Deferred Stock Unit Awards for each Participant (including shares attributable to Dividend Equivalents) shall be held in the Trust until a Participant incurs a Termination of Board Membership. Following such Termination of Board Membership, the shares of Stock held in such Participant’s Deferred Stock Account attributable to vested Deferred Stock Units shall be paid by the Trustee to such Participant and all vested amounts then credited to such Participant’s Deferred Unit Account that have not yet been converted into shares of Stock shall be paid by the Company to such Participant at the time or times determined pursuant to Section 7(d) in a lump sum or in a series of annual installments (net of required withholding for federal, state, local and foreign taxes, if any) in accordance with a 2006 Standing Election, pursuant to a Default Election or as elected by such Participant hereunder pursuant to a Payment Election Form or Payment Election Modification Form, as applicable. Notwithstanding the foregoing, upon the death of a

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Participant, the unpaid shares of Stock attributable to a Deferred Stock Unit Award and any amounts then credited such Participant’s Deferred Stock Unit Account, to the extent vested, shall be paid, without regard to any election pursuant to Section 7(d), in a lump sum, on the first day of the month following the Participant’s death.

(ii) The Committee shall not accelerate or delay payment of shares of Stock attributable to a Deferred Stock Unit Award except to the extent that such acceleration or delay may be effected in a manner that will not cause any Participant to incur taxes, interest or penalties under Section 409A.

(i) Deferred Stock Unit Award Agreement. Each Deferred Stock Unit Award shall be evidenced by an Award Agreement, which shall contain such provisions as may be determined by the Committee.

(j) Amendment or Cancellation of Deferred Stock Unit Award Formula. Notwithstanding anything herein to the contrary, the Committee may, at any time and from time to time in its sole discretion amend the form of automatic Deferred Stock Unit Award to Non-Employee Directors as set forth in this Section 7 by increasing or decreasing the number of shares of Stock subject to the formula or substituting an alternate formula or a different Deferred Stock Unit Award on different terms, including different or no vesting conditions. Any such amendment shall apply prospectively to Deferred Stock Unit Awards granted after the effective date of the amendment in a manner that complies with Section 409A.

(k) Payment upon an Unforeseeable Emergency.

(i) A Participant may petition the Committee for a payment of the shares of Stock held in such Participant’s Deferred Stock Account attributable to vested Deferred Stock Units on account of an Unforeseeable Emergency. Upon the application of a Participant for payment due to an Unforeseeable Emergency, the Committee shall determine whether the circumstances surrounding such request constitute an Unforeseeable Emergency and, if so, shall approve such request and instruct the Trustee to pay to such Participant only the number of shares of Stock attributable to vested Deferred Stock Units necessary to satisfy such Unforeseeable Emergency; provided, however, that (A) such payment shall not exceed the balance of all shares of Stock attributable to vested Deferred Stock Units held in such Participant’s Deferred Stock Account; (B) such payment shall not be made to the extent the Unforeseeable Emergency is, or may be, relieved through reimbursement or compensation by insurance or otherwise or by liquidation of a Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship; and (C) amounts available to a Participant from other deferred compensation plans shall not be considered. No Participant requesting payment for an Unforeseeable Emergency shall have any involvement in making the determination to approve such payment on the part of the Committee.

(ii) For purposes of this Section 7(k), the value of the shares of Stock shall be calculated based on the Fair Market Value of the Stock on the designated date of issuance. A Participant must provide adequate documentation to the Committee in order to be eligible for the issuance of shares to confirm the amount needed to satisfy the costs

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related to the Unforeseeable Emergency and the taxes payable on the release of such shares. If a Participant elected, pursuant to Section 7(d), to receive the shares of Stock in the form of installments, the number of shares issued due to the Unforeseeable Emergency shall be deducted from the remaining installments to be issued to such Participant starting with the last in time of such installments scheduled to be issued.

8.	Discretionary Grant of Deferred Stock Unit Awards.

The Committee is authorized, subject to limitations under applicable law, to grant Deferred Stock Unit Awards on a discretionary basis to Non-Employee Directors. The Committee shall determine the terms and conditions of such Deferred Stock Unit Awards at the Date of Grant or thereafter.

9.	General.

(a) Privileges of Stock Ownership. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of stock ownership in respect of shares of Stock which are subject to Deferred Stock Unit Awards hereunder until such shares have been issued to that person free of any restrictions on stock ownership.

(b) Government and Other Regulations.

(i) Subject to Section 9(b)(ii), the obligation of the Company to make payment of Deferred Stock Unit Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Deferred Stock Unit Award to the contrary and subject to this Section 9, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to a Deferred Stock Unit Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received the advice of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

(ii) To the extent the Committee reasonably anticipates that payment of a Deferred Stock Unit Award would violate Federal securities law or other applicable law, the Committee may, in its discretion, delay issuance of shares of Stock underlying such Deferred Stock Unit Award; provided that such delay is effected in a manner that complies with Section 409A. In the event of such delay, such shares of Stock shall be issued on the earliest date the Committee reasonably anticipates that such issuance will not cause a violation of applicable law or may be effected in a manner that complies with Section 409A.

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(c) Designation and Change of Beneficiary. Each Participant may file with the Company a written designation of one or more persons or entities as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to a Deferred Stock Unit Award due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(d) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Restated Certificate of Incorporation, as amended, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(e) Rights to Re-election. Nothing in the Plan shall be deemed to create any obligation on the part of the Company or the Board to nominate any Non-Employee Director for re-election by the Company’s stockholders, nor confer upon any Non-Employee Director the right to remain a member of the Board.

(f) Governing law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.

(g) Nontransferability. No Deferred Stock Unit Award may be assigned or transferred, pledged or sold prior to its delivery to a Participant or, in the case of a Participant’s death, to the Participant’s legal representative or legatee or such other person designated by an appropriate court; provided, however, that the transfer of a Deferred Stock Unit Award for estate planning purposes shall be allowed in accordance with applicable law.

(h) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control. References herein to sections are references to sections of the Plan, unless otherwise provided.

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10.	Changes in Capital Structure.

Deferred Stock Unit Awards granted under the Plan and any Award Agreements, the maximum number of shares of Stock subject to all Deferred Stock Unit Awards and the maximum number of shares of Stock subject to each Deferred Stock Unit Award shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Deferred Stock Unit Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Deferred Stock Unit Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such adjustments or substitution, the aggregate number of shares of Stock available under the Plan and the maximum number of shares available for grant pursuant to Deferred Stock Unit Awards shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

11.	Change in Control.

Unless otherwise provided in a particular Award Agreement, in the event of a Change in Control:

(a) Notwithstanding any applicable vesting schedule, or any other limitation on vesting, all outstanding Deferred Stock Unit Awards shall immediately become 100% vested and the forfeiture provisions thereon shall lapse; and

(b) Solely to the extent that the Change in Control is a Section 409A Change in Control Event, any outstanding Deferred Stock Unit Awards shall be cancelled and the holders thereof shall receive, on the day following such Change in Control, in a lump sum of cash or Stock, the value of such Deferred Stock Unit Awards based upon the highest price per share of Stock received or to be received by other stockholders of the Company in connection with such Change in Control.

12.	Amendments and Termination.

The Board may at any time terminate the Plan. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board. No Awards may be granted under the Plan after it is terminated; provided, however, that any Deferred Stock Unit Award outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Deferred Stock Unit Award shall have been paid, in accordance with its terms or shall have expired. Except as otherwise provided in the immediately following sentence, if the Plan is terminated, payment of outstanding Deferred

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Stock Unit Awards shall be made in accordance with Section 7(h). Upon termination of the Plan, the Committee may not, in its discretion, accelerate payment of outstanding Deferred Stock Unit Awards except to the extent that such acceleration may be effected in a manner that complies with Section 409A. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that without further stockholder approval the Committee shall not make any amendment to the Plan which would (i) materially increase the maximum number of shares of Stock which may be issued pursuant to Awards or the maximum number of shares subject to Deferred Stock Unit Awards, except as provided in Section 10, or (ii) change the class of persons eligible to receive Awards under the Plan.

13.	Section 409A.

The Committee shall not have the right to amend any Deferred Stock Unit Award granted hereunder, without the consent of any Participant, except to extent that the Committee determines such amendment to be necessary to ensure compliance with Section 409A and such amendment may be effected in a manner that complies with Section 409A.

*            *            *

As adopted by the Board of Directors of Wyeth on November 15, 2007, subject to stockholder approval at the Annual Meeting of Stockholders to be held on April 24, 2008.

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